Exhibit 10.1

AMENDMENT NO. 4 TO
SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NO. 4 TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Amendment") is entered into as of June 14, 2022, by and among the Lenders party hereto, WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as the agent for the Lenders (in such capacity, "Agent"), Century Aluminum Company, a Delaware corporation ("Century"), CENTURY ALUMINUM OF SOUTH CAROLINA, INC. (successor in interest to Berkeley Aluminum, Inc.), a Delaware corporation ("Century South Carolina"), CENTURY ALUMINUM OF KENTUCKY GENERAL PARTNERSHIP, a Kentucky general partnership ("Century of Kentucky GP"), NSA general partnership, a Kentucky general partnership ("NSA"), and CENTURY ALUMINUM SEBREE LLC, a Delaware limited liability company ("Century Sebree"; and together with Century, Century South Carolina, Century of Kentucky GP and NSA, each a "Borrower" and collectively the "Borrowers").

WHEREAS, Borrowers, Agent, and Lenders are parties to that certain Second Amended and Restated Loan and Security Agreement dated as of May 16, 2018 (as amended, modified or supplemented from time to time, the "Loan Agreement"); and

WHEREAS, Borrowers, Agent and Lenders have agreed to amend the Loan Agreement to, among other items, increase the Revolving Credit Maximum Amount and related aggregate Revolving Loan Commitments from $220,000,000 to $250,000,000, subject to the terms and conditions contained herein.

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

1.             Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Loan Agreement.

2.             Amendments to Loan Agreement. Subject to the satisfaction of the conditions set forth in Section 4 below and in reliance upon the representations and warranties of Borrowers set forth in Section 5 below, the Loan Agreement is hereby amended as follows:

(a)           Each of the Loan Agreement and Appendix A to the Loan Agreement (General Definitions) are hereby amended to delete the stricken text (indicated textually in the same manner as the following example: <~~stricken text~~>) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as reflected in the modifications identified in the document attached hereto as Exhibit A. Notwithstanding the foregoing, through and until the last day of the Interest Period for any applicable Revolving Credit Loan, all existing Revolving Credit Loans based on the LIBOR Rate (as defined in the Loan Agreement before giving effect to this Amendment) as of the date hereof shall continue as Revolving Credit Loans based on the LIBOR Rate, and all definitions, terms and conditions, each as set forth in the Loan Agreement prior to giving effect to this Amendment, shall continue solely with respect to such Revolving Credit Loans based on the LIBOR Rate and, from and after the last day of the Interest Period for such Revolving Credit Loans, such Revolving Credit Loans shall be based on Adjusted Term SOFR in accordance with the terms of the Loan Agreement (after giving effect to this Amendment).

(b)           Schedule C-1 (Revolving Loan Commitments) to the Loan Agreement is hereby amended and restated in its entirety in the form attached hereto as Schedule C-1. The Lenders agree to make such inter-Lender assignments and wire transfers as may be required on the Fourth Amendment Effective Date to give effect to the allocation of the Revolving Loan Commitments and Revolving Loan Percentages as indicated on such Schedule C-1.

3.             Ratification; Other Agreements;.

(a)           This Amendment, subject to satisfaction of the conditions provided below, shall constitute an amendment to the Loan Agreement and all of the Loan Documents as appropriate to express the agreements contained herein. In all other respects, the Loan Agreement and the Loan Documents shall remain unchanged and in full force and effect in accordance with their original terms.

(b)           Upon and after the execution of this Amendment by each of the parties hereto, each reference in the Loan Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to "the Loan Agreement", "thereunder", "thereof" or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as modified hereby. This Amendment shall constitute a Loan Document.

(c)           The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under any of the Loan Documents.

4.             Conditions to Effectiveness. This Amendment shall become effective as of the date hereof and upon the satisfaction of the following conditions precedent:

(a)           Agent shall have received a copy of this Amendment executed by each Borrower, Agent, Issuing Lender and each Lender, together with the consent and reaffirmation attached hereto executed by each Guarantor and each other document and deliverable set forth on the Closing Checklist attached hereto as Exhibit B;

(b)           Agent shall have determined that as of the Fourth Amendment Effective Date and immediately after giving effect to any Loans to be made and Letters of Credit to be issued or outstanding on the Fourth Amendment Effective Date, and the payment by Borrowers of all closing costs incurred in connection with the transactions contemplated hereby, Availability shall not be less than $100,000,000;

(c)           no Default or Event of Default shall exist on the date hereof or as of the date of the effectiveness of this Amendment; and

(d)           Borrowers shall have paid all fees (including the Amendment Fee (as defined below)), costs and expenses due and payable as of the date hereof under the Loan Agreement and the other Loan Documents (including, without limitation, the Fee Letter).

5.             Representations and Warranties. In order to induce Agent and Lenders to enter into this Amendment, each Borrower hereby represents and warrants to Agent and Lenders, after giving effect to this Amendment:

(a)           the representations and warranties set forth in each of the Loan Documents are true and correct in all respects on and as of the Closing Date and on and as of the date hereof with the same effect as though made on and as of the date hereof (except to the extent such representations and warranties by their terms expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct, in all respects, as of such earlier date);

(b)           no Default or Event of Default exists; and

(c)           the execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate or other relevant action on the part of such Borrower.

6.             Miscellaneous.

(a)            Expenses. Borrowers agree to pay on demand all reasonable and documented out-of-pocket costs and expenses of Agent (including legal fees and expenses of outside counsel for Agent) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided in this Section 6(a) shall survive any termination of this Amendment and the Loan Agreement as amended hereby.

(b)            Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of New York.

(c)            Disclaimer. Without prejudice to any other provision of this Agreement, each Party acknowledges and agrees for the benefit of each of the other Parties: (a) the LIBOR Rate (i) may be subject to methodological or other changes which could affect its value and/or (ii) may be permanently discontinued; and (b) the occurrence of any of the aforementioned events and may have adverse consequences which may materially impact the economics of the financing transactions contemplated under this Agreement.

(d)            Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Any signature to this agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. Each of the parties hereto represents and warrants to the other parties that it has the corporate capacity and authority to execute this Amendment through electronic means and there are no restrictions for doing so in that party’s constitutive documents.

(e)            Amendment Fee. As consideration for the agreements contemplated by this Amendment, Borrowers hereby agree to pay to Agent, for the ratable benefit of the Lenders, an amendment fee (the "Amendment Fee") equal to twenty (20) basis points of the aggregate Revolving Loan Commitments after giving effect to this Amendment (i.e. an amount equal to $500,000), for the ratable benefit of each Lender increasing its Revolving Loan Commitment pursuant to this Amendment, which Amendment Fee shall be fully-earned and non-refundable when paid.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

BORROWERS:

CENTURY ALUMINUM COMPANY

By:	/s/ Michelle Harrison
Name: Michelle Harrison
Title: SVP, Finance & Treasurer

CENTURY ALUMINUM OF SOUTH CAROLINA, INC. (successor in interest to Berkeley Aluminum, Inc.)

By:	/s/ Michelle Harrison
Name: Michelle Harrison
Title: VP & Treasurer

Century ALUMINUM OF Kentucky GENERAL PARTNERSHIP

By:	Metalsco LLC, its Managing Partner

By:	/s/ Michelle Harrison
Name: Michelle Harrison
Title: VP & Treasurer

NSA GENERAL PARTNERSHIP

By:	CENTURY KENTUCKY, INC.,
its Managing Partner

By:	/s/ Michelle Harrison
Name: Michelle Harrison
Title: VP & Treasurer

CENTURY ALUMINUM SEBREE LLC

By:	/s/ Michelle Harrison
Name: Michelle Harrison
Title: VP & Treasurer

Signature Page to Amendment No. 4 to Second Amended and Restated Loan and Security Agreement

AGENT AND LENDERS:

WELLS FARGO CAPITAL FINANCE, LLC,
as Agent, as Issuing Lender and as a Lender

By:	/s/ Brandi Petrucci
Name: Brandi Petrucci
Title: Director, Authorized Signatory

Signature Page to Amendment No. 4 to Second Amended and Restated Loan and Security Agreement

CREDIT SUISSE AG, NEW YORK BRANCH, as a Lender

By:	/s/ Mikhail Faybusovich
Name: Mikhail Faybusovich
Title: Authorized Signatory

By:	/s/ Jessica Gavarkovs
Name: Jessica Gavarkovs
Title: Authorized Signatory

Signature Page to Amendment No. 4 to Second Amended and Restated Loan and Security Agreement

BMO HARRIS BANK N.A., as a Lender

By:	/s/ Elisabeth Izzo
Name: Elisabeth Izzo
Title: Vice President

Signature Page to Amendment No. 4 to Second Amended and Restated Loan and Security Agreement

Bank of America, N.A., as a Lender

By:	/s/ Zach Nobis-Olson
Name: Zach Nobis-Olson
Title: Senior Vice President

Signature Page to Amendment No. 4 to Second Amended and Restated Loan and Security Agreement

CONSENT AND REAFFIRMATION

Each of the undersigned (collectively, the "Guarantors") hereby (i) acknowledges receipt of a copy of the foregoing Amendment No. 4 to Second Amended and Restated Credit Agreement (the "Amendment"; terms defined therein and used, but not otherwise defined, herein shall have the meanings assigned to them therein); (ii) consents to each Borrower's execution and delivery thereof; (iii) acknowledges and agrees to the terms of the Amendment as if it were a signatory thereto; and (iv) except as specifically provided therein, affirms that nothing contained therein shall modify in any respect whatsoever its respective guaranty of the obligations of each Borrower to Agent and Lenders pursuant to the terms of the Guaranty Agreements executed in favor of Agent and Lenders, and reaffirms that each Guaranty Agreement is and shall continue to remain in full force and effect. Although Guarantors have been informed of the matters set forth herein and have acknowledged and agreed to same, each Guarantor understands that Agent and Lenders have no obligation to inform Guarantors of such matters in the future or to seek any Guarantor’s acknowledgment or agreement to future amendments or waivers, and nothing herein shall create such a duty.

[signature page follows]

METALSCO, LLC,
a Georgia limited liability company

By:	/s/ Michelle Harrison
Name: Michelle Harrison
Title: VP & Treasurer

SKYLINER, LLC,
a Delaware limited liability company

By:	/s/ Michelle Harrison
Name: Michelle Harrison
Title: VP & Treasurer

CENTURY KENTUCKY, INC.,
a Delaware corporation

By:	/s/ Michelle Harrison
Name: Michelle Harrison
Title: VP & Treasurer

CENTURY MARKETER LLC,
a Delaware limited liability company

By:	/s/ Michelle Harrison
Name: Michelle Harrison
Title: VP & Treasurer

Signature Page to Consent and Reaffirmation

Schedule C-1

Revolving Loan Commitments

Lender	Revolving Loan Commitment	Revolving Loan Percentage
Wells Fargo Capital Finance, LLC	$130,000,000.00	52.0%
Bank of America, N.A.	$40,000,000.00	16.0%
Credit Suisse AG, New York Branch	$40,000,000.00	16.0%
BMO Harris Bank, N.A.	$40,000,000.00	16.0%
Total	$250,000,000.00	100.0%

EXHIBIT A

Conformed Credit Agreement

(attached)

Exhibit A to Amendment No. 4 to Second Amended and Restated Loan and Security Agreement

__________________________________________________

CENTURY ALUMINUM COMPANY

CENTURY ALUMINUM OF SOUTH CAROLINA, INC.

CENTURY ALUMINUM OF KENTUCKY GENERAL PARTNERSHIP

NSA GENERAL PARTNERSHIP

CENTURY ALUMINUM SEBREE LLC

__________________________________________________

__________________________________________________

SECOND AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

dated as of May 16, 2018

$~~175,000,000~~250,000,000

__________________________________________________

__________________________________________________

WELLS FARGO CAPITAL FINANCE, LLC,

as Agent and as Lead Arranger

__________________________________________________

As amended by:

Amendment No. 1 to Second Amended and Restated Loan and Security Agreement dated as of June 17, 2020; Amendment No. 2 to Second Amended and Restated Loan and Security Agreement dated as of June 11, 2021; Amendment No. 3 to Second Amended and Restated Loan and Security Agreement dated as of December 23, 2021; and Amendment No. 4 to Second Amended and Restated Loan and Security Agreement dated as of June 14, 2022.

TABLE OF CONTENTS

SECTION 1. CREDIT FACILITY		1
1.1.	Loans	1
1.2.	Letters of Credit	4
1.3.	Uncommited Facility Increase	9
1.4.	Effect of Amendment and Restatement; Release	10

SECTION 2. INTEREST, FEES AND CHARGES		11
2.1.	Interest	11
2.2.	Computation of Interest and Fees	~~11~~13
2.3.	Fee Letter	13
2.4.	Letter of Credit Fees	~~12~~13
2.5.	Unused Line Fee	~~12~~14
2.6.	Audit and Appraisal Fees	14
2.7.	Reimbursement of Expenses	~~13~~15
2.8.	Payment of Charges	15
2.9.	No Deductions	~~14~~16

SECTION 3. LOAN ADMINISTRATION		~~15~~17
3.1.	Manner of Borrowing Revolving Credit Loans/~~LIBOR~~SOFR Option	~~15~~17
3.2.	Payments	~~19~~21
3.3.	Mandatory and Optional Prepayments	~~20~~22
3.4.	Application of Payments and Collections; Business Day Convention	~~21~~23
3.5.	All Loans to Constitute One Obligation	~~23~~24
3.6.	Loan Account	~~23~~24
3.7.	Statements of Account	~~23~~25
3.8.	Increased Costs.	~~23~~25
3.9.	Suspension of ~~LIBOR~~SOFR Portions	~~24~~26
3.10.	Sharing of Payments, Etc.	~~25~~27
3.11.	Indemnity for Returned Payments	27
3.12.	Nature and Extent of Each Borrower's Liability	~~26~~28
3.13.	Lender's Obligation to Mitigate; Replacement of Lenders; Benchmark Replacement Setting	~~27~~29

SECTION 4. TERM AND TERMINATION		~~28~~32
4.1.	Term of Agreement	~~28~~32
4.2.	Termination	~~28~~32

SECTION 5. SECURITY INTERESTS		~~29~~33
5.1.	Security Interest in Collateral	~~29~~33
5.2.	Excluded Collateral	~~29~~33
5.3.	Lien Perfection; Further Assurances	~~29~~33

 i

SECTION 6. COLLATERAL ADMINISTRATION		~~29~~34
6.1.	General	~~29~~34
6.2.	Administration of Accounts	~~30~~35
6.3.	Administration of Inventory	~~32~~36
6.4.	Payment of Charges	~~32~~36

SECTION 7. REPRESENTATIONS AND WARRANTIES		~~32~~36
7.1.	General Representations and Warranties	~~32~~36
7.2.	Reaffirmation of Representations and Warranties	~~36~~40
7.3.	Survival of Representations and Warranties	~~36~~41

SECTION 8. COVENANTS AND CONTINUING AGREEMENTS		~~37~~41
8.1.	Affirmative Covenants	~~37~~41
8.2.	Negative Covenants	~~40~~45

SECTION 9. CONDITIONS PRECEDENT		~~46~~50
9.1.	Conditions Precedent to Effectiveness of this Agreement	~~46~~50
9.2.	Conditions Precedent to Each Loan and Letter of Credit	~~47~~52

SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT		~~48~~53
10.1.	Events of Default	~~48~~53
10.2.	Acceleration of the Obligations	~~50~~55
10.3.	Other Remedies	~~51~~55
10.4.	Setoff and Sharing of Payments	~~52~~56
10.5.	Remedies Cumulative; No Waiver	~~52~~57

SECTION 11. AGENT		~~53~~58
11.1.	Authorization and Action	~~53~~58
11.2.	Agent's Reliance, Etc.	~~54~~58
11.3.	WFCF and its Affiliates	~~54~~59
11.4.	Lender Credit Decision	~~55~~59
11.5.	Indemnification	~~55~~59
11.6.	Rights and Remedies to Be Exercised by Agent Only	~~55~~60
11.7.	Agency Provisions Relating to Collateral	~~56~~60
11.8.	Agent's Right to Purchase Commitments	~~56~~61
11.9.	Resignation of Agent; Appointment of Successor	~~56~~61
11.10.	Audit and Examination Reports; Disclaimer by Lenders	~~57~~61
11.11.	USA Patriot Act	~~57~~62
11.12.	Bank Product Providers	~~58~~62

SECTION 12. MISCELLANEOUS		~~58~~63
12.1.	Right of Sale, Assignment, Participations	~~58~~63
12.2.	Amendments, Etc.	~~62~~67
12.3.	Power of Attorney	~~63~~68
12.4.	Indemnity	~~64~~69
12.5.	Sale of Interest	~~65~~70
12.6.	Severability	~~65~~70
12.7.	Successors and Assigns	~~65~~70
12.8.	Cumulative Effect; Conflict of Terms	~~66~~70
12.9.	Execution in Counterparts	~~66~~70

 -ii-

12.10.	Notice	~~66~~71
12.11.	Consent	~~67~~71
12.12.	Credit Inquiries	~~67~~72
12.13.	Time of Essence	~~67~~72
12.14.	Entire Agreement	~~67~~72
12.15.	Interpretation	~~67~~72
12.16.	Confidentiality	~~68~~72
12.17.	GOVERNING LAW; CONSENT TO JURISDICTION	~~68~~73
12.18.	WAIVERS BY BORROWERS	~~69~~73
12.19.	Advertisement	~~69~~74
12.20.	Reimbursement	~~69~~74
12.21.	Section Headings	~~70~~74
12.22.	Acknowledgment and Consent to Bail-In of ~~EEA~~Affected Financial Institution	~~70~~74
12.23.	Acknowledgment Regarding Any Supported QFCs	75

-iii-

SECOND AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is made as of this 16 day of May, 2018, by and among WELLS FARGO CAPITAL FINANCE, LLC (together with its successors and assigns, "WFCF"), a Delaware limited liability company, individually as a Lender, as Issuing Lender (as hereinafter defined), and as Agent (in such capacity, together with its successors and assigns, "Agent") for itself and any other financial institution which is or becomes a party hereto (each such financial institution, including WFCF, is referred to hereinafter individually as a "Lender" and collectively as the "Lenders"), the LENDERS, and CENTURY ALUMINUM COMPANY, a Delaware corporation ("Century"), CENTURY ALUMINUM OF SOUTH CAROLINA, INC. (successor in interest to Berkeley Aluminum, Inc.), a Delaware corporation ("Century South Carolina"), CENTURY ALUMINUM OF KENTUCKY GENERAL PARTNERSHIP, a Kentucky general partnership ("Century of Kentucky GP"), NSA GENERAL PARTNERSHIP, a Kentucky general partnership (" NSA"), CENTURY ALUMINUM SEBREE LLC, a Delaware limited liability company ("Century Sebree", and together with Century, Century South Carolina, Century of Kentucky GP and NSA, and each other Person that becomes a party hereto from time to time as a borrower, "Borrowers"). Capitalized terms used in this Agreement and not otherwise specifically defined herein have the meanings assigned to them in Appendix A.

WHEREAS, Borrowers, Agent and the Lenders party thereto entered into that certain Amended and Restated Loan and Security Agreement dated as of May 24, 2013 (as amended, supplemented or otherwise modified prior to the date hereof, the "Existing Loan Agreement"); and

WHEREAS, the parties to the Existing Loan Agreement desire to amend and restate the Existing Loan Agreement in its entirety pursuant to this Agreement.

SECTION 1. CREDIT FACILITY

Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders agree, severally and not jointly, to make a credit facility (the "Facility") of up to the Revolving Credit Maximum Amount available upon Borrowers' request therefor, as follows:

1.1.          Loans.

1.1.1.       Revolving Credit Loans. Immediately prior to giving effect to this Agreement, as of the Second Restatement Effective Date, the outstanding principal balance of Revolving Credit Loans made under the Existing Loan Agreement was $0 (the "Outstanding Existing Revolving Loan Balance"). On the Second Restatement Effective Date and upon the effectiveness of this Agreement, the Outstanding Existing Revolving Loan Balance shall constitute Revolving Credit Loans hereunder owing to the Lenders for all purposes of this Agreement and the other Loan Documents. Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, each Lender agrees, severally and not jointly, for so long as no Default or Event of Default exists, to make Revolving Credit Loans to Borrowers from time to time during the period from the Second Restatement Effective Date to but not including the last day of the Term, as requested by Borrower Representative in the manner set forth in subsection 3.1.1 hereof, up to a maximum principal amount at any time outstanding equal to the lesser of (i) such Lender's Revolving Loan Commitment minus the product of such Lender's Revolving Loan Percentage and the LC Exposure, and (ii) the product of such Lender's Revolving Loan Percentage and an amount equal to (A) the Borrowing Base at such time minus (B) the LC Exposure (other than the Cash Collateralized LC Exposure) at such time minus (C) Reserves, if any. Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent may deem necessary from time to time in its Reasonable Credit Judgment based on facts or circumstances not existing on the Second Restatement Effective Date or existing on the Second Restatement Effective Date but not known to Agent on the Second Restatement Effective Date (such reserves, "Reserves"), including (it being understood that the following list may justify reserves but does not necessarily require them), with respect to (i) price adjustments, lower of cost or market adjustments based on LME Prices, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of any Borrower's business; (ii) sums properly chargeable against Borrowers' Loan Account as Revolving Credit Loans under any section of this Agreement; (iii) amounts owing by any Borrower to any Person (other than a Lender pursuant to the Loan Documents) to the extent secured by a Lien on any of the Collateral; (iv) amounts owing by any Borrower in connection with Product Obligations (not to exceed the Aggregate Bank Product Reserve); (v) dividends declared by a Borrower or Guarantor but not yet paid (but only to the extent the amount of such dividends exceeds the amount of Borrowers' immediately available funds held in Dominion Accounts); and (vi) the Dilution Reserve. Notwithstanding anything herein to the contrary, reserves will not duplicate (i) eligibility criteria contained in the definitions of "Eligible Accounts" and "Eligible Inventory", and vice versa and (ii) reserves or criteria deducted in computing book value or the net amount of Eligible Accounts or Eligible Inventory. Any changes in Availability after the Second Restatement Effective Date by way of establishing new reserve categories, increasing the amount or calculation methodology of any existing reserve or changing the concentration percentages set forth in clause (xv) of the definition of Eligible Accounts will require five Business Days' prior written notice to Borrower Representative if, and only if, such change would reasonably be expected to cause Availability, as of the date of such change, to fall below the Covenant Trigger Amount and Agent shall consult with Borrower Representative prior to making any such change (but Borrower Representative's consent shall not be required). The Revolving Credit Loans shall be repayable as set forth in Section 3.

1.1.2.       Overadvances. Insofar as Borrower Representative may request (such request to be made in the manner set forth in subsection 3.1.1 hereof), and Agent may be willing in its sole and absolute discretion to approve, or as Agent shall otherwise elect to make in its sole and absolute discretion, each Lender agrees, severally and not jointly, to make Revolving Credit Loans to Borrowers at a time when the unpaid balance of Revolving Credit Loans plus the LC Exposure (other than the Cash Collateralized LC Exposure) plus Reserves exceeds, or would exceed with the making of any such Revolving Credit Loan, the Borrowing Base (such Loan or Loans being herein referred to individually as an "Overadvance" and collectively, as "Overadvances"). Agent shall enter such Overadvances as debits in the Loan Account. Any Overadvance made pursuant to the terms hereof shall be made by all Lenders ratably in accordance with their respective Revolving Loan Percentages. Overadvances in the aggregate amount of $17,500,000 or less may be made in the sole and absolute discretion of Agent.

Overadvances in an aggregate amount of $17,500,000 or more shall require the consent of Majority Lenders. All Overadvances shall be repaid on demand and shall bear interest as provided in this Agreement for Revolving Credit Loans generally. The foregoing notwithstanding, in no event, unless otherwise consented to by all Lenders, (x) shall any Overadvances be outstanding for more than 60 consecutive days, (y) after all outstanding Overadvances have been repaid, shall Agent or Lenders make any additional Overadvances unless 5 days or more have expired since the last date on which any Overadvances were outstanding, or (z) shall Agent make Revolving Credit Loans on behalf of Lenders under this subsection 1.1.2 to the extent such Revolving Credit Loans would cause a Lender's share of the Revolving Credit Loans to exceed such Lender's Revolving Loan Commitment minus such Lender's Revolving Loan Percentage of the LC Exposure, unless such Lender consents thereto. Agent's authorization to make Overadvances may be revoked at any time by the Majority Lenders delivering written notice of such revocation to Agent. Any such revocation shall become effective prospectively upon Agent's receipt thereof.

1.1.3.       Swingline Loans. In order to reduce the frequency of transfers of funds from Lenders to Agent for making Revolving Credit Loans and for so long as no Default or Event of Default has occurred and is continuing, Agent shall be permitted (but not required) to make Revolving Credit Loans to Borrowers upon request by Borrower Representative (such Revolving Credit Loans to be designated as "Swingline Loans"); provided that the aggregate amount of Swingline Loans outstanding at any time will not (i) exceed $~~22,500,000~~25,000,000; (ii) when added to the principal amount of Agent's other Revolving Credit Loans then outstanding plus Agent's Revolving Loan Percentage of the LC Exposure, exceed Agent's Revolving Credit Commitment; or (iii) when added to the principal amount of all other Revolving Credit Loans then outstanding plus the LC Exposure (other than the Cash Collateralized LC Exposure), exceed the Borrowing Base. Within the foregoing limits, Borrowers may borrow, repay and reborrow Swingline Loans. All Swingline Loans shall be treated as Revolving Credit Loans for purposes of this Agreement, except that (a) all Swingline Loans shall be Base Rate Portions and (b) notwithstanding anything herein to the contrary (other than as set forth in the next succeeding sentence), all principal and interest paid with respect to Swingline Loans shall be for the sole account of Agent in its capacity as the lender of Swingline Loans. Notwithstanding the foregoing, not more than two Business Days after (1) Lenders receive notice from Agent that a Swingline Loan has been advanced in respect of a drawing under a Letter of Credit or (2) in any other circumstance, demand is made by Agent after the occurrence and during the continuance of an Event of Default, each Lender shall irrevocably and unconditionally purchase and receive from Agent, without recourse or warranty from Agent, an undivided interest and participation in each Swingline Loan to the extent of such Lender's Revolving Loan Percentage thereof, by paying to Agent, in same day funds, an amount equal to such Lender's Revolving Loan Percentage of such Swingline Loan. Agent shall request settlement with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion, with respect to the outstanding Swingline Loans

1.1.4.       Agent Loans. After the occurrence and during the continuance of an Event of Default, Agent may, in its sole and absolute discretion, make Revolving Credit Loans on behalf of Lenders, in an aggregate amount not to exceed $17,500,000 (unless Majority Lenders otherwise agree to a higher amount), if Agent, in its Reasonable Credit Judgment, deems that such Revolving Credit Loans are necessary or desirable (i) to protect all or any portion of the Collateral or (ii) to enhance the likelihood, or maximize the amount of, repayment of the Loans and the other Obligations or (iii) to pay any other amount chargeable to Borrowers pursuant to this Agreement, including costs, fees and expenses as described in Section 2 (hereinafter, "Agent Loans"); provided, that, unless Lenders otherwise consent, in no event shall the outstanding principal amount of the Revolving Credit Loans exceed the aggregate Revolving Loan Commitments. Each Lender shall be obligated to advance its Revolving Loan Percentage of each Agent Loan. If Agent Loans are made pursuant to the preceding sentence, then all Lenders that have committed to make Revolving Credit Loans shall be bound to make, or permit to remain outstanding, such Agent Loans based upon their Revolving Loan Percentages in accordance with the terms of this Agreement. Agent's authorization to make Agent Loans may be revoked at any time by the Majority Lenders delivering written notice of such revocation to Agent. Any such revocation shall become effective prospectively upon Agent's receipt thereof.

1.2.          Letters of Credit.

1.2.1.       Agreement to Issue or Cause To Issue. Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue, or cause an Underlying Issuer to issue, for the account of Borrowers one or more commercial/documentary or standby letters of credit ("Letter of Credit"). If Issuing Lender, at its option, elects to cause an Underlying Issuer to issue a requested Letter of Credit, then Issuing Lender agrees that it will enter into arrangements relative to the reimbursement of such Underlying Issuer (which may include, among, other means, becoming an applicant with respect to such Letter of Credit or entering into undertakings which provide for reimbursements of such Underlying Issuer with respect to such Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a "Reimbursement Undertaking") with respect to Letters of Credit issued by such Underlying Issuer. Any "Letters of Credit" under and as defined in the Existing Loan Agreement that are outstanding on the Second Restatement Effective Date shall be considered Letters of Credit outstanding under this Agreement for all purposes of this Agreement and the other Loan Documents.

1.2.2.       Amounts; Outside Expiration Date. The Issuing Lender shall have no obligation to issue a Letter of Credit or a Reimbursement Undertaking in respect of a Letter of Credit, or cause Underlying Issuer to issue a Letter of Credit, in any case, at any time if: (i) the Letter of Credit is greater than the Unused Letter of Credit Subfacility at such time; (ii) the issuance of a requested Letter of Credit would cause the principal amount of the Obligations to exceed Availability at such time; or (iii) such Letter of Credit has an expiration date less than 14 days prior to the Stated Termination Date or more than 12 months from the date of issuance for standby letters of credit and 180 days for commercial/documentary letters of credit. Unless otherwise consented to by Agent, all Letters of Credits must call for sight drafts to be drawn and must be issued in US Dollars.

1.2.3.       Other Conditions. In addition to conditions precedent contained in Section 9, the obligation of Issuing Lender to issue any Letter of Credit or a Reimbursement Undertaking with respect to a Letter of Credit, or cause an Underlying Issuer to issue a Letter of Credit, is subject to the following conditions precedent having been satisfied in a manner reasonably satisfactory to Issuing Lender:

(a)            Borrower Representative shall have delivered to Issuing Lender at least three Business Days prior to the proposed date of issuance, an application in customary form and substance and reasonably satisfactory to Issuing Lender and Underlying Issuer for the issuance of the Letter of Credit, and such other documents as may be required pursuant to the terms thereof; and the form and terms of the proposed Letter of Credit shall be reasonably satisfactory to Issuing Lender and Underlying Issuer, it being understood that if any provision of any letter of credit application is inconsistent with any provision of this Agreement, then the provisions of this Agreement shall govern to the extent of any such inconsistency; and

(b)           as of the date of issuance, no order of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain Issuing Lender or Undertaking Issuer from issuing letters of credit of the type and in the amount of the proposed Letter of Credit; and no law, rule or regulation applicable to Issuing Lender or Undertaking Issuer and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Lender or Undertaking Issuer shall prohibit, or request that Issuing Lender or Undertaking Issuer refrain from the issuance of letters of credit generally or the issuance of such Letters of Credit.

1.2.4.       Disbursement Procedures. Issuing Lender shall, or shall cause Underlying Issuer to, promptly after its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Issuing Lender shall promptly notify Agent and Borrower Representative by telephone, facsimile, or e-mail of such demand for payment and whether Issuing Lender or Underlying Issuer has made or will make a disbursement pursuant thereto; provided that any failure to give or delay in giving such notice will not relieve Borrowers of their obligation to reimburse Issuing Lender, Underlying Issuer and Lenders with respect to any such disbursement.

1.2.5.       Payments Pursuant to Letters of Credit. Any draw under a Letter of Credit shall immediately constitute an Obligation hereunder payable on demand, and shall be deemed to constitute a request by Borrower Representative to Agent for a Borrowing of a Revolving Credit Loan that consists entirely of a Base Rate Portion in the amount of such drawing. The funding date of each such Borrowing shall be the date of the applicable drawing. Borrowers shall pay Issuing Lender and Underlying Issuer the amount of all other charges and fees payable to Issuing Lender or Underlying Issuer, as applicable, in connection with any Letter of Credit immediately when due, irrespective of any claim, setoff, defense or other right which Borrowers may have at any time against Issuing Lender, Underlying Issuer or any other Person.

1.2.6.       Indemnification; Assumption of Risk by Borrowers; Certain Authorizations.

(a)           Indemnification. In addition to amounts payable as elsewhere provided in this Section 1.2, Borrowers agree to protect, indemnify, pay and save Lenders, Agent and Issuing Lender and Underlying Issuer harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) which such Person may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit. Borrowers' obligations under this subsection 1.2.6 shall survive payment of all other Obligations.

(b)           Assumption of Risk by Borrowers. As among Borrowers, Lenders, Agent, Issuing Lender and Underlying Issuer, Borrowers assume all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Lenders, Agent, Issuing Lender and Underlying Issuer shall not be responsible for: (1) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of and presentation of drafts with respect to any of the Letters of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (2) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (3) the failure of the beneficiary of any Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (4) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (5) errors in interpretation of technical terms; (6) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (7) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; (8) any consequences arising from causes beyond the reasonable control of such Person, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority; or (9) Issuing Lender's or Underlying Issuer's honor of a draw for which the draw or any certificate fails to comply in any respect with the terms of the Letter of Credit. None of the foregoing shall affect, impair or prevent the vesting of any rights or powers of Agent or any Lender under this subsection 1.2.6. Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of Borrowers hereunder to reimburse drawings under Letters of Credit will not be excused by any action, omission, or failure to act by any Person or any other circumstance and that, except as provided in the following proviso, no action or omission by Agent, any Lender, Issuing Lender or Underlying Issuer in respect of Letters of Credit shall result in any liability of any such Person to Borrowers; provided, however, that, the foregoing shall not be construed to excuse Issuing Lender or Underlying Issuer from liability to any Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages claims in respect of which are hereby waived by Borrowers to the extent permitted by applicable law) suffered by such Borrower that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from Issuing Lender's or Underlying Issuer's, as applicable, gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(c)           Certain Authorizations. Borrowers hereby authorize and direct Issuing Lender and Underlying Issuer to name any one or more of the Borrowers as the "Account Party" with respect to any Letter of Credit. Borrowers also authorize Issuing Lender and Underlying Issuer to deliver to Agent all instruments, documents and other writings and Property received by Issuing Lender or Underlying Issuer pursuant to such Letter of Credit, and to accept and rely upon Agent's instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

1.2.7.            Participations in Letters of Credit.

(a)            Purchase of Participations. Immediately upon issuance of any Letter of Credit in accordance with subsection 1.2.1, each Lender shall be deemed to have irrevocably and unconditionally purchased and received without recourse or warranty, an undivided interest and participation equal to such Lender's Revolving Loan Percentage of the greater of the maximum face or the maximum available amount of such Letter of Credit or, if applicable, the Reimbursement Undertaking pertaining to such Letter of Credit.

(b)           Sharing of Reimbursement Obligation Payments. Whenever Agent receives a payment from Borrowers on account of reimbursement obligations in respect of a Letter of Credit as to which Agent has previously received payment from a Lender, Agent shall promptly pay to such Lender such Lender's Revolving Loan Percentage of such payment from Borrowers.

(c)            Documentation. Upon the request of any Lender, Agent shall furnish to such Lender copies of any Letter of Credit, reimbursement agreements executed in connection therewith, applications for any Letter of Credit, and such other documentation as may reasonably be requested by such Lender.

(d)           Obligations Irrevocable. The obligations of each Lender to fund its ratable portion of Revolving Credit Loans to be made as a result of a drawing under a Letter of Credit shall be irrevocable and shall not be subject to any qualification or exception whatsoever, including any of the following circumstances:

(i)         any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii)        the existence of any claim, setoff, defense or other right which any Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender, Agent, Issuing Lender, Underlying Issuer, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between any Borrower or any other Person and the beneficiary named in any Letter of Credit);

(iii)       any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)       the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(v)        the occurrence of any Default or Event of Default; or

(vi)       the failure of a Borrower to satisfy the applicable conditions precedent to the issuance thereof.

1.2.8.            Recovery or Avoidance of Payments; Refund of Payments In Error. If any payment by or on behalf of any Borrower received by Agent or Underlying Issuer with respect to any Letter of Credit and distributed by Agent to Lenders on account of their respective participations therein is thereafter set aside, avoided or recovered from Agent or Underlying Issuer in connection with any receivership, liquidation or bankruptcy proceeding, Lenders shall, upon demand by Agent, pay to Agent their respective Revolving Loan Percentages of such amount set aside, avoided or recovered, together with interest at the rate required to be paid by Agent upon the amount required to be repaid by it. Unless Agent receives notice from Borrower Representative prior to the date on which any payment is due to Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers have not made such payment in full to Agent, each Lender shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

1.2.9.            Indemnification by Lenders. To the extent not reimbursed by Borrowers and without limiting the obligations of Borrowers hereunder, Lenders agree to indemnify Issuing Lender and Underlying Issuer ratably in accordance with their respective Revolving Loan Percentages, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Issuing Lender or Underlying Issuer, as applicable, in any way relating to or arising out of any Letter of Credit or the transactions contemplated thereby or any action taken or omitted by Issuing Lender or Underlying Issuer, as applicable, under any Letter of Credit or any Loan Document in connection therewith; provided that no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the Person to be indemnified. Without limitation of the foregoing, each Lender agrees to reimburse Issuing Lender and Underlying Issuer promptly upon demand for its Revolving Loan Percentage of any costs or expenses payable by Borrowers to Issuing Lender or Underlying Issuer, to the extent that such Person is not promptly reimbursed for such costs and expenses by Borrowers. The agreement contained in this Section shall survive payment in full of all other Obligations.

1.2.10.          Supporting Letter of Credit; Cash Collateral. If, notwithstanding the provisions of subsection 1.2.2 and Section 4, any Letter of Credit is outstanding upon the termination of this Agreement, then upon such termination, Borrowers shall deposit with Agent, for the ratable benefit of Agent and Lenders, with respect to each Letter of Credit then outstanding, either (i) a standby letter of credit in form and substance reasonably satisfactory to Agent, issued by an issuer reasonably satisfactory to Agent (a "Supporting Letter of Credit") or (ii) cash collateral, in either case in an amount equal to 105% of the greatest amount for which such Letter of Credit may be drawn plus any fees and expenses associated with such Letter of Credit, under which Supporting Letter of Credit or cash collateral Agent shall be entitled to draw amounts necessary to reimburse Agent and Lenders for payments to be made by Agent and Lenders under such Letter of Credit and any fees and expenses associated with such Letter of Credit. Such Supporting Letter of Credit or cash collateral shall be held by Agent, for the ratable benefit of Agent and Lenders, as security for, and to provide for the payment of, the aggregate undrawn amount of such Letters of Credit remaining outstanding.

1.2.11.          Optional Cash Collateral for Letters of Credit. At Borrowers' written election to Agent which election may be made at any time, Borrowers may deposit with Agent, for the ratable benefit of Agent and Lenders, with respect to any Letter of Credit then outstanding, cash collateral in an amount equal to 105% of the greatest amount for which such Letter of Credit may be drawn plus any fees and expenses associated with such Letter of Credit, which cash collateral shall be security for the Obligations. Agent shall be entitled to apply amounts necessary to reimburse Agent and Lenders for payments to be made by Agent and Lenders under such Letter of Credit and any fees and expenses associated with such Letter of Credit. The LC Exposure with respect to any such Letter of Credit cash collateralized as provided in this subsection 1.2.11 shall be referred to as "Cash Collateralized LC Exposure." At Borrowers' written election to Agent, Agent shall release the cash collateral held with respect to such Letter of Credit; provided, that Agent shall not release such cash collateral to Borrowers if an Event of Default exists or would be caused thereby or after giving effect to such release, an Overadvance exists or would exist.

1.3.          Uncommited Facility Increase.

1.3.1.            Borrower Representative may from time to time, at any time after the Fourth Amendment Effective Date, request an increase in the Revolving Credit Maximum Amount and the aggregate Revolving Loan Commitments by an aggregate amount of up to $50,000,000 (each such increase, a "Uncommitted Facility Increase"). Each Uncommitted Facility Increase shall be made on notice given by Borrower Representative to Agent no later than 12:00 noon (New York City time) 30 days (or such shorter time as Agent may agree) prior to the date of the proposed Uncommitted Facility Increase. Each such notice (a "Notice of Uncommitted Facility Increase") shall (i) specify the date of such proposed Uncommitted Facility Increase (the "Uncommitted Facility Increase Effective Date"), (ii) specify the aggregate amount of such proposed Uncommitted Facility Increase, which shall be in an amount not less than $10,000,000 (the "Uncommitted Facility Increase Amount"), and (iii) certify that, at such time, no Default or Event of Default shall have occurred and be continuing (provided that by accepting a requested Uncommitted Facility Increase, Borrowers shall be deemed to have represented to Lenders that no Default or Event of Default shall have occurred and be continuing at the time the Uncommitted Facility Increase becomes effective).

1.3.2.            Agent shall give each Lender prompt notice of Agent's receipt of a Notice of Uncommitted Facility Increase. Agent may approach the existing Lenders to provide the Uncommitted Facility Increase, or, at Borrowers' request, Agent shall invite such other financial institutions selected by Borrowers and reasonably acceptable to Agent to provide the Uncommitted Facility Increase and become Lenders (such existing Lenders and other financial institutions, the "Uncommitted Facility Increase Offerees"). Each Uncommitted Facility Increase Offeree shall have until 3:00 p.m. (New York City time) on the fifth Business Day preceding the Uncommitted Facility Increase Effective Date to commit in writing to all or a portion of the Uncommitted Facility Increase. If the Uncommitted Facility Increase Offerees deliver commitments with respect to such Uncommitted Facility Increase in an amount in excess of the Uncommitted Facility Increase Amount, then Agent shall allocate the Uncommitted Facility Increase to the Uncommitted Facility Increase Offerees committing to the Uncommitted Facility Increase on any basis Agent determines appropriate in consultation with Borrower Representative. On the Uncommitted Facility Increase Effective Date, (A) each Uncommitted Facility Increase Offeree committing to a portion of such Uncommitted Facility Increase shall execute an assumption agreement reasonably satisfactory to Agent pursuant to which such Uncommitted Facility Increase Offeree agrees to be bound by the terms of this Agreement as a Lender, (B) the Revolving Credit Maximum Amount and the Revolving Loan Commitments will be increased by the Uncommitted Facility Increase Amount in accordance with the allocations determined by Agent, and (C) each Lender, after giving effect to such Uncommitted Facility Increase, shall purchase or sell the Loans held by it from or to the other Lenders, as directed by Agent, such that after giving effect to such purchases and sales each Lender holds its ratable portion of the outstanding Loans. If the commitments of the Uncommitted Facility Increase Offerees in respect of such Uncommitted Facility Increase are less than the Uncommitted Facility Increase Amount, none of the Lenders shall have any obligation to commit to the uncommitted portion of such Uncommitted Facility Increase, and Borrower Representative may elect either to reduce the Uncommitted Facility Increase Amount accordingly (but if less than $10,000,000, Agent shall have consented to such lesser amount) or to terminate the request for a Uncommitted Facility Increase. Notwithstanding the foregoing, no Uncommitted Facility Increase shall be effected unless the conditions set forth in Section 9.2 are satisfied on the Uncommitted Facility Increase Effective Date. No Lender shall be obligated to commit to any portion of the Uncommitted Facility Increase Amount.

1.4.          Effect of Amendment and Restatement; Release.

1.4.1.            Upon the execution and delivery of this Agreement, the Indebtedness, liabilities and other obligations (including, without limitation, interest and fees accrued to the date hereof) governed by the Existing Loan Agreement (collectively, the "Existing Obligations") shall continue to be in full force and effect, but shall be governed by the terms and conditions set forth in this Agreement. The Existing Obligations, together with any and all additional Obligations incurred by any Borrower hereunder or under any of the other Loan Documents, shall continue to be secured by all of the pledges and grants of security interests provided in connection with the Existing Loan Agreement (and, from and after the date hereof, shall be secured by all of the pledges and grants of security interests provided in connection with this Agreement), all as more specifically set forth in this Agreement and the other Loan Documents. Each Borrower hereby reaffirms its obligations under each Loan Document (as defined in the Existing Loan Agreement, collectively, the "Existing Loan Documents") to which it is party, as amended, supplemented or otherwise modified by this Agreement and by the other Loan Documents delivered on the Second Restatement Effective Date. Each Borrower further agrees that each Existing Loan Document (as amended, restated, supplemented or otherwise modified on or prior to the Second Restatement Effective Date) shall remain in full force and effect following the execution and delivery of this Agreement and that all references to the "Loan Agreement" in any such Existing Loan Document shall be deemed to refer to this Agreement. The execution and delivery of this Agreement shall constitute an amendment and restatement, but not a novation or repayment, of the Existing Obligations.

1.4.2.            In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party, on behalf of itself and its successors and assigns hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges (the "Release") Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all actions, causes of action, suits and any and all other claims and rights of set-off whatsoever (individually, a " Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Loan Party or any of its respective successors or assigns may now or hereafter own, hold, have or claim to have against the Releasees or any of them for or on account of or in relation to any of the Existing Loan Agreement, this Agreement or any of the other Loan Documents or transactions thereunder which arises at any time on or prior to the day and date of this Agreement; provided, that the foregoing Release shall not apply, and shall have no effect with respect to any Claim, whether arising on, prior to or after the date of this Agreement, for or on account of, or in relation to, any Bank Product. Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

SECTION 2. INTEREST, FEES AND CHARGES

2.1.          Interest.

2.1.1.            Rates of Interest. Interest shall accrue on the principal amount of the Base Rate Portions outstanding at the end of each day at a fluctuating rate per annum equal to the Applicable Margin then in effect plus the Base Rate. Said rate of interest shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the day that any such change in the Base Rate occurs. If Borrower Representative exercises the ~~LIBOR~~SOFR Option as provided in Section 3.1, interest shall accrue on the principal amount of the ~~LIBOR~~SOFR Portions outstanding at the end of each day at a rate per annum equal to the Applicable Margin then in effect plus the ~~LIBOR Rate~~Adjusted Term SOFR applicable to each ~~LIBOR~~SOFR Portion for the corresponding Interest Period.

2.1.2.            Default Rate of Interest and Default Letter of Credit Fee. At the option of the Majority Lenders, after the occurrence and during the continuance of an Event of Default, (a) all of the Obligations shall bear interest at a rate per annum equal to 2.0% plus the interest rate otherwise applicable thereto (the "Default Rate") and (b) the Letter of Credit fee set forth in subsection 2.4(a) shall be increased by 200 basis points.

2.1.3.            Maximum Interest. In no event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Rate"). If any provisions of this Agreement are in contravention of any such law, such provisions shall be deemed amended to conform thereto. If at any time the amount of interest paid hereunder is limited by the Maximum Rate, and the rate at which interest accrues hereunder is subsequently below the Maximum Rate, the rate at which interest accrues hereunder shall remain at the Maximum Rate, until such time as the aggregate interest paid hereunder equals the amount of interest that would have been paid had the Maximum Rate not applied.

2.1.4.            Rates. ~~The interest rate on LIBOR Rate Loans and Base Rate Loans (when determined by reference to clause (b) of the definition of Base Rate) may be determined by reference to LIBOR, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, ICE Benchmark Administration (“IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority (the “FCA”), the regulatory supervisor of IBA, announced in public statements (the “Announcements”) that the final publication or representativeness date for the London interbank offered rate for Dollars for: (a) 1-week and 2-month tenor settings will be December 31, 2021 and (b) overnight, 1-month, 3-month, 6-month and 12-month tenor settings will be June 30, 2023. No successor administrator for IBA was identified in such Announcements. As a result, it is possible that commencing immediately after such dates, the London interbank offered rate for such tenors may no longer be available or may no longer be deemed a representative reference rate upon which to determine the interest rate on LIBOR Rate Loans or Base Rate Loans (when determined by reference to clause (b) of the definition of Base Rate). There is no assurance that the dates set forth in the Announcements will not change or that IBA or the FCA will not take further action that could impact the availability, composition or characteristics of any London interbank offered rate. Public and private sector industry initiatives have been and continue, as of the date hereof, to be underway to implement new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate or any other then-current Benchmark is no longer available or in certain other circumstances set forth in Section 3.13.3, such Section 3.13.3 provides a mechanism for determining an alternative rate of interest. The Agent will notify the Borrowers, pursuant to Section 3.13.3, of any change to the reference rate upon which the interest rate on LIBOR Rate Loans and Base Rate Loans (when determined by reference to clause (b) of the definition of Base Rate) is based. However, the~~ Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (~~i~~a) the continuation of, administration of, submission of, calculation of or any other matter related to the ~~London interbank offered rate or other~~Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition ~~of “LIBOR” or~~ thereof, or with respect to any alternative, ~~comparable or~~ successor ~~rate thereto,~~ or replacement rate ~~thereof~~thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement ~~reference~~ rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.13.3, will be similar to, or produce the same value or economic equivalence of, ~~LIBOR or any other Benchmark,~~ or have the same volume or liquidity as ~~did~~, the ~~London interbank offered rate~~Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, prior to its discontinuance or unavailability, or (~~ii~~b) the effect, implementation or composition of any ~~Benchmark Replacement~~ Conforming Changes. Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to a Borrower. Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2.1.5.           Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Agent will promptly notify Borrower Representative and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

2.2.          Computation of Interest and Fees.

Interest on ~~LIBOR~~SOFR Portions and Letter of Credit fees shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days, and interest on Base Rate Portions and all other Obligations shall be calculated daily and computed on the actual number of days elapsed over a year of 365 days (or 366 days, as the case may be). For the purpose of computing interest hereunder, all items of payment received by Agent shall be deemed applied by Agent on account of the Obligations (subject to final payment of such items) on the Business Day that such funds become immediately available to Agent in an account in Agent's name.

2.3.          Fee Letter.

Borrowers shall pay to Agent certain fees and other amounts in accordance with the terms of the Second Amended and Restated Fee Letter between Borrowers and Agent dated as of the Second Restatement Effective Date, as amended, restated, supplemented or modified from time to time (the "Fee Letter").

2.4.            Letter of Credit Fees.

Borrowers shall pay to Agent:

  (a)         (i) for all Letters of Credit (other than Letters of Credit with respect to which the LC Exposure constitutes Cash Collateralized LC Exposure), for the ratable benefit of Lenders a per annum fee equal to 1.25% multiplied by the aggregate undrawn face amount of such Letters of Credit outstanding from time to time during the term of this Agreement, which fee shall be due and payable quarterly in arrears on the first Business Day of each January, April, July, and October of each year, and (ii) for all Letters of Credit with respect to which the LC Exposure constitutes Cash Collateralized LC Exposure, for the ratable benefit of Lenders a per annum fee equal to 0.75% multiplied by the aggregate undrawn face amount of such Letters of Credit outstanding from time to time during the term of this Agreement, which fee shall be due and payable quarterly in arrears on first Business Day of each January, April, July, and October of each year.

  (b)        with respect to all Letters of Credit, for the account of Underlying Issuer only, a per annum usage fee equal to 0.125% multiplied by the aggregate undrawn face amount of such Letters of Credit outstanding from time to time during the term of this Agreement, which usage fee shall be due and payable quarterly in arrears on first Business Day of each January, April, July, and October of each year; and

  (c)        with respect to all Letters of Credit, for the account of Underlying Issuer, (A) such normal and customary issuance, processing and administration charges associated therewith and (B) such presentation, amendment, renewal and other costs and charges of the Underlying Issuer as are charged to customers similarly situated to Borrowers from time to time (it being understood that Agent has previously delivered to Borrowers a list of the amount of such fees, costs and charges in effect as of the Second Restatement Effective Date). All such fees, costs and charges shall be due and payable when incurred. The issuance charges shall be deemed fully earned by Underlying Issuer upon issuance of the applicable Letter of Credit.

2.5.            Unused Line Fee.

Borrowers shall pay to Agent, for the ratable benefit of Lenders, a fee (the "Unused Line Fee") equal to the Unused Line Fee Applicable Margin multiplied by the average daily amount by which (a) the Revolving Credit Maximum Amount exceeds (b) the sum of (i) the outstanding principal balance of the Revolving Credit Loans and (ii) the LC Exposure (the excess of (a) over (b), the "Unused Line"); provided, that for purposes of allocating the Unused Line Fee among Lenders, outstanding Swingline Loans shall not be included as part of the outstanding balance of the Loans for purposes of calculating such fees owed to Lenders other than Agent. The Unused Line Fee shall be payable quarterly in arrears on January 1, April 1, July 1, and October 1 of each year.

2.6.            Audit and Appraisal Fees.

Borrowers shall pay to Agent (a) audit fees and expenses in connection with audits (including visits to the facilities of the Borrowers) of the books and records and the amount, value, location, and types of Collateral, which audit fees and expenses shall consist of an $1,000 per day per field examiner charge for employees of Agent plus all reasonable and documented out-of-pocket expenses incurred by Agent in connection with such audits, whether such audits are conducted by employees of Agent or by third parties hired by Agent, and (b) the actual charges paid or incurred by Agent if it elects to employ the services of one or more third persons to appraise the Collateral, or any portion thereof. Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing, Borrowers' obligation to pay for

(a) audits in any 12-month period shall be limited as follows (it being understood that Agent shall not be prohibited from conducting additional audits at its own expense): (i) so long as, as of any date of determination during such 12-month period, Availability remains greater than or equal to the greater of (A) an amount equal to 10% of the Line Cap as of such date and (B) $~~12,500,000~~17,850,000, one audit, and (ii) otherwise, two audits; and (b) appraisals in any 12-month period shall be limited as follows (it being understood that Agent shall not be prohibited from conducting additional appraisals at its own expense): (i) so long as, as of any date of determination during such 12-month period, Availability remains greater than or equal to the greater of (A) an amount equal to 10% of the Line Cap as of such date and (B) $~~12,500,000~~17,850,000, one appraisal, and (ii) otherwise, two appraisals.

2.7.            Reimbursement of Expenses.

Borrowers agree to reimburse (i) Agent for all reasonable and documented out-of-pocket costs and expenses (including legal fees and expenses of Agent's external counsel) of Agent associated with this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby, including (A) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents, or any syndication or attempted syndication of the Obligations and (B) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; and (ii) Agent or any Lender for reasonable and documented legal or accounting expenses or any other reasonable and documented costs or out-of-pocket expenses in connection with (A) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Borrower or any other Person) relating to the Collateral, this Agreement or any of the other Loan Documents, (B) any attempt to enforce any rights of Agent or any Lender against any Borrower or any other Person which may be obligated to Agent or any Lender by virtue of this Agreement or any of the other Loan Documents, including the Account Debtors, or (C) after the occurrence and during the continuance of an Event of Default, any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; provided that Borrowers shall not be responsible to Agent or any Lender for such costs and out-of-pocket expenses to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person or to the extent such costs and expenses result from a claim brought by Borrowers against Agent or any Lender for breach in bad faith of such Person's obligations hereunder if Borrowers have obtained a final and nonappealable judgment from a court of competent judgment in Borrowers' favor on such claim.

2.8.            Payment of Charges.

All amounts properly chargeable to Borrowers under any Loan Document shall be Obligations, shall be, unless specifically otherwise provided, payable on demand, and shall bear interest from the date demand was made or such amount is due, as applicable, until paid in full at the rate applicable to the Base Rate Portion from time to time; provided, that amounts chargeable to Borrowers under Sections 2.6 and 2.7 shall be due and payable within 2 Business Days following the date of issuance by Agent of a reasonably detailed invoice and request for payment thereof to Borrower Representative. Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, to charge all interest, Letter of Credit fees, and all other fees payable hereunder or under any of the other Loan Documents, any Product Obligations of the type described in clause (i) of the definition of Bank Products owing to WFCF or any of its Affiliates, all costs and expenses payable hereunder or under any of the other Loan Documents, all charges, commissions, fees, and costs provided for in the Loan Documents, and all other payments under any Loan Document, to the Loan Account if such interest, Product Obligation, charge, commission, fee, cost or expense is not paid by the Borrowers on the date such payment is due and payable (without giving effect to any grace periods prior to which such nonpayment would constitute an Event of Default), which amounts thereafter shall constitute Revolving Credit Loans hereunder and shall accrue interest at the rate then applicable to Revolving Credit Loans that are Base Rate Loans. Any interest, fees, costs, expenses, or other amounts payable hereunder or under any other Loan Document charged to the Loan Account shall thereafter constitute Revolving Credit Loans hereunder and shall accrue interest at the rate then applicable to Revolving Credit Loans that are Base Rate Loans (unless and until converted into ~~LIBOR~~SOFR Rate Loans in accordance with the terms of this Agreement).

2.9.            No Deductions.

  (a)              Any and all payments or reimbursements made hereunder shall be made free and clear of and without deduction for any and all Taxes, and all liabilities with respect thereto; excluding, however, Excluded Taxes (all such non-Excluded Taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto, "Tax Liabilities"). If any Borrower shall be required by law to deduct any such Tax Liabilities from or in respect of any sum payable hereunder to Agent or any Lender, then the sum payable hereunder shall be increased as may be necessary so that, after all required deductions are made, Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made. Any Borrower that is required to deduct and withhold for any such Tax Liabilities from any payment to Agent or a Lender shall furnish to Agent and such Lender as promptly as possible after the date the payment of any such Tax Liability is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by such Borrower.

  (b)              A Lender or transferee of Lender shall not be entitled to any additional payments under subsection 2.9(a) before it has satisfied the requirements of subsection 12.1.3. If any Lender becomes subject to any Tax Liability and is not entitled to any additional payments under subsection 2.9(a) Borrowers shall take such steps (at such Foreign Lender's expense) as such Foreign Lender shall reasonably request to assist such Foreign Lender to recover such Tax Liability.

  (c)              Borrowers agree to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies (collectively, "Other Taxes") that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

  (d)              Borrowers on a joint and several basis shall indemnify the Agent and each Lender within 10 days after demand therefor, for the full amount of any Tax Liabilities and/or Other Taxes (including any taxes imposed on or attributable to amounts payable under this Section) paid by Agent or such Lender, as the case may be, and any penalties, interest, and costs and expenses arising therefrom or with respect thereto (but excluding penalties, interest or expenses to the extent attributable to the gross negligence or willful misconduct of the Person claiming such indemnity) whether or not such Tax Liabilities or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability to delivered to Borrower by a Lender (with a copy to the Agent) or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive, absent manifest error.

SECTION 3. LOAN ADMINISTRATION

3.1.          Manner of Borrowing Revolving Credit Loans/~~LIBOR~~SOFR Option.

Borrowings under the credit facility established pursuant to Section 1 hereof shall be as follows:

3.1.1.               Loan Requests. A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner: (a) Borrower Representative shall give Agent notice of its intention to borrow, which notice shall be irrevocable and shall specify (i) the amount of the proposed borrowing of a Revolving Credit Loan (which shall be no less than $500,000 or an integral multiple of $100,000 in excess thereof in the case of ~~LIBOR~~SOFR Portions (it being understood that there shall be no minimum borrowing amount with respect to Base Rate Portions)) and (ii) the proposed borrowing date, which shall be a Business Day (and a U.S. Government Securities Business Day in the case of SOFR Portions), no later than 1:00 pm (New York City time) on the proposed borrowing date (or in accordance with subsection 3.1.6, 3.1.7 or 3.1.8, as applicable, in the case of a request for a ~~LIBOR~~SOFR Portion); provided, however, that no such request may be made after the occurrence and during the continuance of a Default or an Event of Default; and (b) any amount charged to the Loan Account pursuant to Section 2.8, shall be deemed irrevocably to be a request for a Revolving Credit Loan on the date so charged.

3.1.2.               Disbursement. Borrowers hereby irrevocably authorize Agent to disburse the proceeds of each Revolving Credit Loan requested or deemed to be requested pursuant to subsection 3.1.1 as follows: (i) the proceeds of each Revolving Credit Loan requested pursuant to clause (a) of subsection 3.1.1 shall be disbursed by Agent in lawful money of the United States of America in immediately available funds, (A) in the case of any Borrowing on the Second Restatement Effective Date, if any, in accordance with the terms of the written disbursement letter from Borrower Representative, and (B) in the case of each subsequent Borrowing, by wire transfer to such bank account as may be specified by Borrower Representative to Agent from time to time pursuant to a written direction, and (ii) the proceeds of each Revolving Credit Loan deemed requested pursuant to clause (b) of subsection 3.1.1 shall be disbursed by way of direct payment of the relevant Obligation. If at any time any Loan is funded by Agent or Lenders in excess of the amount requested or deemed requested by Borrower Representative, Borrowers agree to repay the excess to Agent (without interest) promptly after the earlier to occur of (a) any Borrower's discovery of the error and (b) notice thereof to Borrower Representative from Agent or any Lender, and the failure of Borrowers to so return any such excess shall be deemed to be an irrevocable request for a Revolving Credit Loan on the date such excess was received by Borrowers in the amount of such excess.

3.1.3.               Payment by Lenders.

(a)           Agent shall give to each Lender prompt written notice by facsimile, telex or cable of the receipt by Agent from Borrower Representative of any request for a Revolving Credit Loan. Each such notice shall specify the requested date and amount of such Revolving Credit Loan, whether such Revolving Credit Loan shall be subject to the ~~LIBOR~~SOFR Option, and the amount of each Lender's advance thereunder (in accordance with its applicable Revolving Loan Percentage). Each Lender shall, not later than 2:00 p.m. (New York, New York time) on such requested date, wire to a bank designated by Agent the amount of that Lender's Revolving Loan Percentage of the requested Revolving Credit Loan. The failure of any Lender to make the Revolving Credit Loans to be made by it shall not release any other Lender of its obligations hereunder to make its Revolving Credit Loan. Neither Agent nor any Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan to be made by such other Lender. The foregoing notwithstanding, Agent, in its sole discretion, may from its own funds make a Revolving Credit Loan on behalf of any Lender. In such event, the Lender on behalf of whom Agent made the Revolving Credit Loan shall reimburse Agent for the amount of such Revolving Credit Loan made on its behalf, on a weekly (or more frequent, as determined by Agent in its sole discretion) basis. On each such settlement date, Agent will pay to each Lender the net amount owing to such Lender in connection with such settlement, including amounts relating to Loans, fees, interest and other amounts payable hereunder. The entire amount of interest attributable to such Revolving Credit Loan for the period from the date on which such Revolving Credit Loan was made by Agent on such Lender's behalf until Agent is reimbursed by such Lender, shall be paid to Agent for its own account.

(b)           If Agent makes Revolving Credit Loans available to Borrowers and any Lender fails to either make available to Agent its Revolving Loan Percentage of such Revolving Credit Loan or reimburse Agent as provided in paragraph (a) above, Agent will notify Borrower Representative of any failure to fund by such Defaulting Lender and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent's account, together with interest thereon for each day elapsed since the date of such borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Credit Loans comprising that particular borrowing. Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender's benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. In its discretion, Agent may, in connection with disbursing the proceeds of Revolving Credit Loans made pursuant to a notice of borrowing, include in such disbursement the amount of all such payments received or retained by it for the account of such Defaulting Lender. Any amounts so loaned to Borrowers shall bear interest at the rate applicable to Base Rate Portions and for all other purposes of this Agreement shall be treated as if they were Revolving Credit Loans; provided, however, that for purposes of voting or consenting to matters with respect to the Loan Documents and determining Revolving Loan Percentages, such Defaulting Lender shall be deemed not to be a "Lender". Until a Defaulting Lender cures its failure to fund its Revolving Loan Percentage of any borrowing (A) such Defaulting Lender shall not be entitled to any portion of the Unused Line Fee, (B) the Unused Line Fee shall accrue in favor of Lenders which have funded their respective Revolving Loan Percentages of such requested borrowing and shall be allocated among such performing Lenders ratably based upon their relative Revolving Loan Commitments calculated without regard to the Revolving Loan Commitments of the Defaulting Lender, and (C) the Unused Line Fee shall be calculated as if the Defaulting Lender's entire Revolving Loan Commitment had been funded. This subsection 3.1.3(b) shall remain effective with respect to a Defaulting Lender until such time as such Lender shall no longer be in default of any of its obligations under this Agreement. The terms of this subsection 3.1.3(b) shall not be construed to increase or otherwise affect the Revolving Loan Commitment of any Lender, or relieve or excuse the performance by any Borrower of its duties and obligations hereunder. Any payments by Borrower pursuant to this subsection 3.1.3(b) on account of a Defaulting Lender shall be without prejudice to any claims Borrowers may have against such Defaulting Lender. Subject to Section 12.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

3.1.4.               Issuance of Letters of Credit.

(a)           Request for Issuance. Borrower Representative shall notify Issuing Lender of a requested Letter of Credit at least three Business Days prior to the proposed issuance date. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit requested, the Business Day of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the Business Day on which the requested Letter of Credit is to expire and the beneficiary of the requested Letter of Credit. Borrower Representative shall attach to such notice the proposed form of the Letter of Credit.

(b)           Responsibilities of Agent; Issuance. As of the Business Day immediately preceding the requested issuance date of the Letter of Credit, Agent shall determine the amount of the applicable Unused Letter of Credit Subfacility and Availability. If (i) the face amount of the requested Letter of Credit is less than the Unused Letter of Credit Subfacility and (ii) the amount of such requested Letter of Credit would not exceed Availability, Agent shall so notify Issuing Lender and Issuing Lender shall, or shall cause Underlying Issuer to, issue the requested Letter of Credit on the requested issuance date so long as the other conditions hereof are met.

(c)           No Extensions or Amendment. Neither Issuing Lender or Underlying Issuer shall be obligated to extend or amend any Letter of Credit issued pursuant hereto unless the applicable conditions of Section 1.2 are met as though a new Letter of Credit were being requested and issued.

3.1.5.               Method of Making Requests. Unless a Default or an Event of Default has occurred and is continuing, (i) telephonic or electronic requests for Revolving Credit Loans to Agent shall be permitted, (ii) Issuing Lender may, in its discretion, permit electronic transmittal of requests for Letters of Credit to it, and (iii) Agent may, in Agent's discretion, permit electronic transmittal of instructions, authorizations, agreements or reports to Agent. Unless Borrower Representative specifically directs Agent or Issuing Lender in writing not to accept or act upon telephonic or electronic communications from any Borrower, neither Agent nor Issuing Lender shall have any liability to Borrowers for any loss or damage suffered by any Borrower as a result of Agent's or Issuing Lender's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent or Issuing Lender by any Borrower, and, so long as Agent and Issuing Lender act in good faith, neither Agent nor Issuing Lender shall have any duty to verify the origin of any such communication. Each telephonic request for a Revolving Credit Loan or Letter of Credit accepted by Agent (or Issuing Lender, as applicable) hereunder shall be promptly followed by a written or electronic confirmation of such request from Borrower Representative to Agent or Issuing Lender, as applicable.

3.1.6.               ~~LIBOR~~SOFR Portions. Provided that as of both the date of the ~~LIBOR~~SOFR Request and the first day of the Interest Period, no Default or Event of Default has occurred and is continuing, if Borrowers desire to obtain a ~~LIBOR~~SOFR Portion, Borrower Representative shall give Agent a ~~LIBOR~~SOFR Request no later than 1:00 p.m. (New York City time) on the third Business Day (which must also be a U.S. Government Securities Business Day) prior to the requested borrowing date. Each ~~LIBOR~~SOFR Request shall be irrevocable and binding on Borrowers. In no event shall Borrowers be permitted to have outstanding at any one time ~~LIBOR~~SOFR Portions with more than five (5) different Interest Periods.

3.1.7.               Conversion of Base Rate Portions. Provided that as of both the date of the ~~LIBOR~~SOFR Request and the first day of the Interest Period, no Default or Event of Default exists, Borrowers may, on any U.S. Government Securities Business Day, convert any Base Rate Portion into a ~~LIBOR~~SOFR Portion. If Borrowers desire to convert a Base Rate Portion, Borrower Representative shall give Agent a ~~LIBOR~~SOFR Request no later than 1:00 p.m. (New York City time) on the third U.S. Government Securities Business Day prior to the requested conversion date. After giving effect to any conversion of Base Rate Portions to ~~LIBOR~~SOFR Portions, Borrowers shall not be permitted to have outstanding at any one time ~~LIBOR~~SOFR Portions with more than five (5) different Interest Periods.

3.1.8.              Continuation of ~~LIBOR~~SOFR Portions. Provided that, as of both the date of the ~~LIBOR~~SOFR Request and the first day of the Interest Period, no Default or Event of Default has occurred and is continuing, Borrowers may, on any U.S. Government Securities Business Day, continue any ~~LIBOR~~SOFR Portions into a subsequent Interest Period of the same or a different permitted duration. If Borrowers desire to continue a ~~LIBOR~~SOFR Portion, Borrower Representative shall give Agent a ~~LIBOR~~SOFR Request no later than 1:00 p.m. (New York City time) on the third U.S. Government Securities Business Day prior to the requested continuation date. After giving effect to any continuation of ~~LIBOR~~SOFR Portions, Borrowers shall not be permitted to have outstanding at any one time ~~LIBOR~~SOFR Portions with more than five (5) different Interest Periods. If Borrower Representative shall fail to give timely notice of its election to continue any ~~LIBOR~~SOFR Portion or portion thereof as provided above, or if such continuation shall not be permitted, such ~~LIBOR~~SOFR Portion or portion thereof, unless such ~~LIBOR~~SOFR Portion shall be repaid, shall automatically be converted into a Base Rate Portion at the end of the Interest Period then in effect with respect to such ~~LIBOR~~SOFR Portion.

3.2.            Payments.

The Obligations shall be payable as follows:

3.2.1.               Principal. Principal on account of Revolving Credit Loans shall be payable by Borrowers to Agent for the ratable benefit of Lenders immediately upon the earliest of (i) the receipt by Agent or any Borrower of any proceeds of any of the Collateral that are required to be paid to Agent for the ratable benefit of Lenders as a mandatory prepayment pursuant to subsection 3.3.2, subject to Borrowers' rights to reborrow such amounts in accordance with subsection 1.1.1 hereof, (ii) the receipt by Agent or any Borrower of any proceeds of any of the Collateral, to the extent of said proceeds, following the delivery by Agent of a Notice of Exclusive Control in respect of a Dominion Account (for so long as Agent's right to exclusive control resulting from the delivery of the Notice of Exclusive Control remains in effect and subject to Borrowers' rights to reborrow such amounts in accordance with subsection 1.1.1 hereof), (iii) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations in accordance with this Agreement (or in consequence of which the maturity and payment of the Obligations is automatically accelerated), and (iv) termination of this Agreement pursuant to Section 4 hereof; provided, however, that, if an Overadvance shall exist at any time, Borrowers shall repay the Overadvance on demand or as provided in subsection 3.3.1 hereof. Any proceeds required to be remitted to Agent pursuant to clauses (i) or (ii) of the previous sentence shall, until received by Agent, be held as Agent's property, for its benefit and the benefit of Lenders, by each applicable Borrower as trustee of an express trust for Agent's benefit. Notwithstanding clause (ii) above, during any period when (A) Agent is exercising exclusive control of Borrowers' Dominion Account(s) pursuant to a Notice of Exclusive Control and (B) no Default or Event of Default has occurred and is continuing and (C) the proceeds of Collateral theretofore received by Agent have been applied to pay the Obligations set forth in items "first" through "fifth" of subsection 3.4.2 hereof (subject to Borrowers' rights to maintain cash in a Dominion Account to avoid prepayment of ~~LIBOR~~SOFR Portions prior to the last day of an Interest Period pursuant to subsection 3.3.3 hereof), then Borrowers shall be entitled to withdraw funds from the Dominion Account(s) to pay normal operating costs of the Borrowers.

3.2.2.               Interest.

(a)            Base Rate Portion. Interest accrued on the Base Rate Portion shall be due and payable upon each of the following dates: (1) the first day of each calendar quarter (for the previous calendar quarter); (2) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations in accordance with this Agreement (or in consequence of which the maturity and payment of the Obligations is automatically accelerated); and (3) the date of termination of this Agreement pursuant to Section 4 hereof.

(b)            ~~LIBOR~~SOFR Portion. Interest accrued on each ~~LIBOR~~SOFR Portion shall be due and payable upon each of the following dates: (1) each ~~LIBOR~~SOFR Interest Payment Date; (2) the prepayment thereof (unless Borrowers shall have exercised their option under subsection 3.3.3 with respect to any applicable prepayment); (3) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations in accordance with this Agreement (or in consequence of which the maturity and payment of the Obligations is automatically accelerated); and (4) the date of termination of this Agreement pursuant to Section 4 hereof.

3.2.3.               Costs, Fees and Charges. Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrowers to Agent, for distribution to Lenders, as appropriate, or to any other Person designated by Agent in writing, as and when provided in this Agreement or any other Loan Document.

3.2.4.               Other Obligations. The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrowers to Agent for distribution to Lenders, as appropriate, as and when provided in this Agreement or any other Loan Document or on demand, as applicable.

3.2.5.               Prepayment of/Failure to Borrow ~~LIBOR~~SOFR Portions. Borrowers may prepay a ~~LIBOR~~SOFR Portion only upon three U.S. Government Securities Business Days' prior written notice to Agent (which notice shall be irrevocable). In the event of (i) the payment of any principal of any ~~LIBOR~~SOFR Portion other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any ~~LIBOR~~SOFR Portion other than on the last day of the Interest Period applicable thereto, or (iii) the failure, on the date specified in any notice delivered pursuant hereto, to borrow, convert, continue or prepay any ~~LIBOR~~SOFR Portion, then, in any such event, Borrowers shall compensate Lenders for the documented cost and expense attributable to such event, as determined by Agent in a manner consistent with its normal customs and practices.

3.2.6.              No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to match fund any Obligation as to which interest accrues at Adjusted Term SOFR or the Term SOFR Reference Rate.

3.3.            Mandatory and Optional Prepayments.

3.3.1.               Revolving Exposure in Excess of Borrowing Base. Unless an Overadvance is requested and granted with respect thereto pursuant to subsection 1.1.2 and the repayment thereof is not demanded by Agent pursuant to subsection 1.1.2, if at any time the outstanding Revolving Credit Loans plus the LC Exposure (other than the Cash Collateralized LC Exposure) plus Reserves exceeds the Borrowing Base, Borrowers shall immediately repay the Revolving Credit Loans to the extent required to eliminate such excess; provided, however, that, if any such excess results from a discretionary reduction in the Borrowing Base by Agent pursuant to this Agreement after the Second Restatement Effective Date including the establishment of any reserve, then the applicable Borrowers shall not be required to repay the excess before the end of the fifth Business Day after receipt of such notice.

3.3.2.               Proceeds of Sale, Loss, Destruction or Condemnation of Collateral. If any Borrower sells, leases or otherwise disposes of or transfers any of the Collateral (other than Inventory sold in the ordinary course of business) having a value in excess of $10,000,000 or if any of the Collateral having a value in excess of $10,000,000 is lost or destroyed or taken by condemnation, Borrowers shall promptly either (a) deliver to Agent a Borrowing Base Certificate showing that after giving effect to such disposition, loss, destruction, or condemnation, Availability is greater than zero, or (b) pay to Agent for the ratable benefit of Lenders as and when received by any Borrower and as a mandatory prepayment of the Loans, such amount as is needed to cause Availability to be greater than zero from the proceeds (including insurance payments but net of costs and taxes incurred in connection with such sale or event) received by such Borrower from such disposition, loss, destruction, or condemnation. Any such prepayment shall be applied to reduce the outstanding principal balance of the Revolving Credit Loans, but shall not permanently reduce the Revolving Loan Commitments.

3.3.3.               ~~LIBOR~~SOFR Portions. If the application of any payment made in accordance with the provisions of Sections 3.2, 3.3 and 3.4 at a time when no Event of Default has occurred and is continuing would result in termination of a ~~LIBOR~~SOFR Portion prior to the last day of the Interest Period for such ~~LIBOR~~SOFR Portion, then, at Borrowers' option, the amount of such prepayment shall not be applied to reduce the outstanding principal balance of the Revolving Credit Loans, but shall instead be deposited in a Dominion Account, and the ~~LIBOR~~SOFR Portion and all of Borrowers' obligations in connection therewith, including with respect to payment of principal thereof and interest thereon, shall continue as if no prepayment of such ~~LIBOR~~SOFR Portion had been required or made.

3.3.4.               Optional Payments. Borrowers may, at their option from time to time upon not less than three Business Days' prior written notice from Borrower Representative to Agent in the case of ~~LIBOR~~SOFR Portions and not later than 10:00 a.m., New York City time on the date of payment to Agent in the case of Base Rate Portions, repay Base Rate Portions or repay/prepay ~~LIBOR~~SOFR Portions; provided that the amount of any such payment in the case of ~~LIBOR~~SOFR Portions is at least $500,000 (or such lesser amount as constitutes all outstanding ~~LIBOR~~SOFR Portions at such time) and in integral multiples of $100,000 above $500,000. Except for charges under subsection 3.2.5 applicable to payments of ~~LIBOR~~SOFR Portions, all such payments shall be without premium or penalty.

3.3.5.               Optional Reductions of Revolving Loan Commitments. Borrowers may, at their option from time to time upon not less than three Business Days' prior written notice from Borrower Representative to Agent, terminate in whole or permanently reduce ratably in part, the unused portion of the Revolving Loan Commitments; provided, however, that each such partial reduction shall be in an amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof.

3.4.           Application of Payments and Collections; Business Day Convention.

3.4.1.               Collections. All items of payment received by Agent by 2:00 p.m., New York City time, on any Business Day shall be deemed received on that Business Day. All items of payment received after 2:00 p.m., New York City time, on any Business Day shall be deemed received on the following Business Day. If as the result of collections of Accounts as authorized by subsection 6.2.4 hereof or otherwise, a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrowers, but shall be disbursed to Borrowers or otherwise at Borrower Representative's direction in the manner set forth in subsection 3.1.2, upon Borrower Representative's request at any time, so long as no Default or Event of Default has occurred and is continuing. Agent may, at its option, offset such credit balance against any of the Obligations upon and during the continuance of an Event of Default.

3.4.2.               Apportionment, Application and Reversal of Payments. Principal and interest payments shall be apportioned ratably among Lenders (according to the unpaid principal balance of the Loans to which such payments relate held by each Lender), and fees, except as otherwise provided herein or in the Fee Letter, shall be apportioned ratably among Lenders. All payments shall be remitted to Agent and shall be applied ratably among Lenders, in accordance with the provisions of this Agreement as follows: first, to pay any fees or expense reimbursements (other than amounts related to Product Obligations) then due to Agent and Lenders from Borrowers; second, to pay interest due from Borrowers in respect of all Loans, including Swingline Loans, Overadvances, and Agent Loans; third, to pay or prepay principal of Swingline Loans and Agent Loans; fourth, ratably (i) to pay or prepay principal of Loans (other than Swingline Loans and Agent Loans, but including Overadvances) and unpaid reimbursement obligations in respect of Letters of Credit and to pay as cash collateral or a Supporting Letter of Credit in an amount equal to 105% of the outstanding LC Amount (to the extent not supported by a Supporting Letter of Credit in such amount or the LC Exposure with respect thereto is not Cash Collateralized LC Exposure) and (ii) up to the amount of the Aggregate Bank Product Reserve established prior to the occurrence of, and not in contemplation of, such payment, ratably (based on the Bank Product Reserve established for each Bank Product of a Bank Product Provider), to the Bank Product Providers for which a Bank Product Reserve has been established on account of all amounts then due and payable in respect of Product Obligations of such Bank Product Provider applicable to such Bank Product, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit (based on the Bank Product Reserve established for each Bank Product of a Bank Product Provider) of the Bank Product Providers for which a Bank Product Reserve has been established, as cash collateral (which cash collateral shall be applied, ratably (based on the Bank Product Reserve established for each Bank Product of a Bank Product Provider), to the payment or reimbursement of any amounts due and payable with respect to such Product Obligations of such Bank Product Provider applicable to such Bank Product as and when such amounts first become due and payable and, if any such Product Obligation is paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Product Obligation shall be reapplied pursuant to this Section 3.4.2, beginning with the first clause hereof; and fifth, to the payment of any other Obligation (including Product Obligations not covered under the fourth clause hereof) due to Agent or any Lender by Borrowers. Any amount applied to the principal of the Loans shall be applied first, to pay or prepay principal of Base Rate Portions, and second, to pay principal of ~~LIBOR~~SOFR Portions in the chronological order of expiration of the Interest Periods thereof. After the occurrence and during the continuance of an Event of Default, as between Agent and Borrowers, Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Agent against the Obligations, in such manner as Agent may deem advisable to comply with this subsection 3.4.2, notwithstanding any entry by Agent or any Lender upon any of its books and records. Nothing contained herein shall affect Agent's right to apply cash collateral to LC Obligations as provided in subsection 1.2.11.

3.4.3.               Business Day Convention. Whenever any payment, report, document, or notice hereunder shall be stated to be due on a day other than a Business Day, the due date therefor shall be extended to the next Business Day, and in the case of a payment which accrues interest, interest thereon will be payable for the period of such extension; provided, however, that if such extension would cause payment of interest on or principal of any ~~LIBOR~~SOFR Portion to be made in the next calendar month, such payment shall be made on the immediately preceding U.S. Government Securities Business Day.

3.5.           All Loans to Constitute One Obligation.

The Loans and LC Obligations shall constitute one general Obligation of Borrowers, and shall be secured by Agent's Lien upon all of the Collateral.

3.6.          Loan Account.

Agent shall enter all Loans as debits to a loan account (the "Loan Account") and shall also record in the Loan Account all payments made by Borrowers on any Obligations and all other amounts credited to the Loan Account as provided herein, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all other charges and expenses properly chargeable to Borrowers under the Loan Documents if Borrowers have not paid the same when due.

3.7.            Statements of Account.

Agent will account to Borrowers monthly with a statement of Loans, charges and payments made pursuant to this Agreement during the immediately preceding month, and such accounts rendered by Agent shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that any failure by Agent to maintain and deliver such accounts or any error therein shall not affect Borrowers' obligation to repay the Obligations in accordance with the terms of this Agreement.

3.8.            Increased Costs.

If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted or implemented after the date of this Agreement and having general applicability to all banks or finance companies within the jurisdiction in which any Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any change, interpretation or application after the date hereof of any law, rule, regulation, policy, guidance or direction by any governmental authority charged with the interpretation or application thereof, or the compliance of such Lender therewith (including, without limitation, in respect of any capital, liquidity or reserve requirements for banks or bank holding companies imposed by such banks or holding companies on similarly situated borrowers), shall after the date of this Agreement:

(a)            (1) subject such Lender to any tax or increase in tax rate with respect to this Agreement (other than (a) any Excluded Tax, and (b) any tax covered by subsection 2.9(a)) or (2) change the basis of taxation of payments to such Lender of principal, fees, interest or any other amount payable hereunder or under any Loan Documents (other than in respect of (a) any tax based on or measured by net income or otherwise in the nature of a net income tax, including any franchise tax or any similar tax based on net income, and (b) any tax covered by subsection 2.9(a));

(b)            impose, modify or hold applicable any reserve (except any reserve taken into account in the determination of the applicable ~~LIBOR Rate~~SOFR), special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, or advances or loans by, or other credit extended by, any office of such Lender which is not otherwise included in the determination of ~~LIBOR Rate~~SOFR, Adjusted Term SOFR or Term SOFR hereunder, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)            impose on such Lender any other condition affecting any Loan Document;

and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining Loans hereunder or the result of any of the foregoing is to reduce the rate of return on such Lender's capital as a consequence of its obligations hereunder, or the result of any of the foregoing is to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Loans, then, in any such case, Borrowers shall pay such Lender, upon demand and certification not later than 60 days following receipt of notice by Borrower Representative of the imposition of such increased costs and taxes, such additional amount as will compensate such Lender for such additional cost and taxes or such reduction, as the case may be, to the extent such Lender has not otherwise been compensated, with respect to a particular Loan, for such increased cost as a result of an increase in the Base Rate or the ~~LIBOR~~Adjusted Term SOFR Rate; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a "change in "law" for purposes of this Agreement regardless of the date enacted, adopted or issued. An officer of the applicable Lender shall determine the amount of such additional cost and taxes or reduced amount using reasonable averaging and attribution methods and shall certify the amount of such additional cost or reduced amount to Borrowers, which certification shall include a written explanation and details of such additional cost and taxes or reduction to Borrowers and shall contain a representation and warranty on the part of the Lender to the effect that the Lender has complied with its obligations set forth in subsection 3.13.1 to eliminate or reduce such amount. Such certification shall be conclusive absent demonstrable error.

3.9.           Suspension of ~~LIBOR~~SOFR Portions.

If Agent or the Majority Lenders shall have determined that:

(i)            reasonable means do not exist for ascertaining the ~~LIBOR~~SOFR Rate for any Interest Period; or

~~(ii) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank market with respect to a proposed LIBOR Portion, or a proposed conversion of a Base Rate Portion into a LIBOR Portion; or~~

(ii)           ~~(iii)~~ any applicable law, treaty, regulation or directive adopted or implemented after the date of this Agreement, or any change, interpretation or application after the date hereof in any applicable law, treaty, regulation or direction, shall make it unlawful for any Lender (for purposes of this clause (iii), the term "Lender" shall include the office or branch where such Lender or any corporation or bank then controlling such Lender makes or maintains any ~~LIBOR~~SOFR Portions) to make or maintain its ~~LIBOR~~SOFR Portions, or adverse or unusual conditions in, or changes in applicable law relating to, the London interbank market make it, in the reasonable judgment of Agent, impracticable to fund therein any of the ~~LIBOR~~SOFR Portions, or make the projected ~~LIBOR~~SOFR Rate unreflective of the actual costs of funds therefor to any Lender;

then (a) Agent or such Lender shall give Borrower Representative prompt written or electronic notice of the determination of such effect, and thereupon the obligation of Agent and Lenders to make or continue affected types of ~~LIBOR~~SOFR Portions or convert Base Rate Portions to affected types of ~~LIBOR~~SOFR Portions hereunder shall be suspended during the pendency of such circumstances, (b) any request for an affected type ~~of LIBOR~~SOFR Portion shall be made as a Base Rate Portion unless Borrower Representative shall notify Agent, no later than 1:00 p.m. (New York City time) three U.S. Government Securities Business Days prior to the date of such proposed borrowing, that the request for such borrowing shall be canceled or made as an unaffected type of ~~LIBOR~~SOFR Portion, (c) any Base Rate Portion or existing ~~LIBOR~~SOFR Portion which was to have been converted to an affected type of ~~LIBOR~~SOFR Portion shall be continued as a Base Rate Portion unless Borrower Representative shall notify Agent, no later than 1:00 p.m. (New York City time) three U.S. Government Securities Business Days prior to the proposed conversion, that the request for such conversion shall be made as an unaffected type of ~~LIBOR~~SOFR Portion, and (d) Borrowers shall, promptly upon reasonable request by Agent, convert any existing affected ~~LIBOR~~SOFR Portions into Base Rate Portions or unaffected types of ~~LIBOR~~SOFR Portions; provided, however, that before delivering any such notice, the affected Lender agrees to use all reasonable efforts to designate a different lending office if the making of such a designation would allow such lender to continue to perform its obligations to fund, continue or maintain ~~LIBOR~~SOFR Portions and would not, in the reasonable judgment of such Lender, be significantly disadvantageous to such Lender.

3.10.         Sharing of Payments, Etc.

If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of any Loan made by it in excess of its ratable share of payments on account of Loans made by all Lenders, such Lender shall forthwith purchase from each other Lender such participation in such Loan as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other Lender; provided, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lenders the purchase price to the extent of such recovery, together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 3.10 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation. Notwithstanding anything to the contrary contained herein, all purchases and repayments to be made under this Section 3.10 shall be made through Agent. For the avoidance of doubt, this Section 3.10 shall not apply to payments received by a Lender from an assignee in connection with the assignment of its Loans or from a participant in connection with the sale or settlement of such participation.

3.11.         Indemnity for Returned Payments.

If after receipt of any payment which is applied to the payment of all or any part of the Obligations, Agent, any Lender, WFCF or any Affiliate of WFCF is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by Agent or such Lender and Borrowers shall be liable to pay to Agent and Lenders, and each Borrower hereby does indemnify Agent and Lenders and hold Agent and Lenders harmless for, the amount of such payment or proceeds surrendered. The provisions of this Section 3.11 shall be and remain effective notwithstanding any contrary action which may have been taken by Agent or any Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to Agent's and Lenders' rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 3.11 shall survive the termination of this Agreement.

3.12.        Nature and Extent of Each Borrower's Liability.

3.12.1.     Joint and Several Liability. Each Borrower shall be liable for, on a joint and several basis, all of the Loans and other Obligations, regardless of which Borrower actually may have received the proceeds of any Loans or other extensions of credit hereunder or the amount of such Loans received or the manner in which Agent or any Lender accounts for such Loans or other extensions of credit on its books and records, it being acknowledged and agreed that Loans to any Borrower inure to the mutual benefit of all Borrowers and that Agent and Lenders are relying on the joint and several liability of Borrowers in extending the Loans and other financial accommodations hereunder. Each Borrower hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest owed on, any of the Loans or other Obligations, such Borrower shall forthwith pay the same.

3.12.2.     Unconditional Nature of Liability. Each Borrower's joint and several liability hereunder with respect to the Loans and other Obligations shall, to the fullest extent permitted by applicable law, be the unconditional liability of such Borrower irrespective of (i) the validity, enforceability, avoidance or subordination of any of the Obligations or of any other document evidencing all or any part of the Obligations, (ii) the absence of any attempt to collect any of the Obligations from any other Borrower or any Collateral or other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by Agent or any Lender with respect to any provision of any instrument executed by any other Borrower evidencing or securing the payment of any of the Obligations, or any other agreement now or hereafter executed by any other Borrower and delivered to Agent or any Lender, (iv) the failure by Agent to take any steps to perfect or maintain the perfected status of its security interest in or Lien upon, or to preserve its rights to, any of the Collateral or other security for the payment or performance of any of the Obligations or Agent's release of any Collateral or of its Liens upon any Collateral, (v) Agent's or Lenders' election, in any proceeding instituted under the Bankruptcy Code, for the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the release or compromise, in whole or in part, of the liability of any other Borrower for the payment of any of the Obligations, (viii) any increase in the amount of the Obligations beyond any limits imposed herein or in the amount of any interest, fees or other charges payable in connection therewith, in each case, if consented to by Borrower Representative, or any decrease in the same, (ix) the disallowance of all or any portion of Agent's or any Lender's claims against any other Borrower for the repayment of any of the Obligations under Section 502 of the Bankruptcy Code, or (x) any other circumstance that might constitute a legal or equitable discharge or defense of any other Borrower. After the occurrence and during the continuance of any Event of Default, Agent may proceed directly and at once, without notice to any Borrower (except as provided herein), against any or all of Borrowers to collect and recover all or any part of the Obligations, without first proceeding against any other Borrower or against any Collateral or other security for the payment or performance of any of the Obligations, and each Borrower waives any provision that might otherwise require Agent under applicable law to pursue or exhaust its remedies against any Collateral or other Borrower before pursuing another Borrower. Each Borrower consents and agrees that Agent shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.

3.13.        Lender's Obligation to Mitigate; Replacement of Lenders; Benchmark Replacement Setting.

3.13.1.     Lender's Obligation to Mitigate. If any Lender requests compensation under Section 3.8, or if Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.9, then such Lender shall use all commercially reasonable efforts (subject to applicable legal and regulatory restrictions) to mitigate or eliminate the amount of such compensation or additional amount, including by designating a different lending office for funding or booking its Loans hereunder or by assigning its rights and obligations hereunder to another of its offices, branches or Affiliates; provided that no Lender shall be required to take any action pursuant to this Section 3.13 unless, in the reasonable judgment of such Lender, such designation or assignment or other action (i) would eliminate or reduce amounts payable pursuant to Section 3.8 or 2.9, as the case may be, in the future, (ii) would not subject such Lender to any material unreimbursed cost or expense and (iii) would not otherwise be materially disadvantageous to such Lender. Borrowers shall pay all reasonable and documented costs and expenses incurred by a Lender in connection with any such designation or assignment.

3.13.2.     Replacement of Lenders. If (a) any Lender requests compensation under Section 3.8, or if Borrowers are required to pay any additional amount to an Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.9, or (b) any Lender defaults in its obligation to fund Loans hereunder, then Borrowers may, at their sole expense and effort, upon notice to such Lender and Agent, require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in Section 12), all its interests, rights and obligations under this Agreement to an assignee that shall accept such assignment and assume such obligations (which assignee may be another Lender, if such assignee Lender accepts such assignment); provided, that: (i) the replacement Lender shall be (a) an existing Lender or (b) another financial institution reasonably acceptable to Agent; (ii) the assigning Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in unreimbursed Letter of Credit disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts); (iii) the assignee shall execute an Assignment and Acceptance Agreement pursuant to which it shall become a party hereto as provided in subsection 12.1.1; and (iv) in the case of any such assignments resulting from a claim for compensation under Section 3.8 or payments required to be made pursuant to Section 2.9, such assignment will result in a reduction in such compensation or payments. Upon compliance with the provisions for assignment provided in subsection 12.1.1 and this subsection 3.13.2, such assignee shall constitute a "Lender" hereunder and the Lender being so replaced shall no longer constitute a "Lender" hereunder. A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment cease to apply.

3.13.3.     ~~Effect of~~ Benchmark ~~Transition Event~~Replacement Setting.

~~(i) (A) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedge Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 3.13.3) if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(1) or (a)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.~~

(i)          ~~(B)~~ Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, ~~if a Term SOFR~~upon the occurrence of a Benchmark Transition Event ~~and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will~~, Agent and Administrative Borrower may amend this Agreement to replace the then-current Benchmark ~~for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (B) shall not be effective unless the Agent has delivered to the Lenders and the Borrowers a Term SOFR Notice. For the avoidance of doubt, the Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may elect or not elect to do so in its sole discretion.~~with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Agent has posted such proposed amendment to all affected Lenders and Administrative Borrower so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.13.3 will occur prior to the applicable Benchmark Transition Start Date.

(ii)           Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, ~~the~~ Agent will have the right to make ~~Benchmark Replacement~~ Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such ~~Benchmark Replacement~~ Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)          Notices; Standards for Decisions and Determinations. ~~The~~ Agent will promptly notify ~~the Borrowers~~Administrative Borrower and the Lenders of (~~A) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (B~~1) the implementation of any Benchmark Replacement~~,~~ and (~~C~~2) the effectiveness of any ~~Benchmark Replacement~~ Conforming Changes~~, (D)~~ in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Agent will promptly notify Administrative Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.13.3(iv) ~~below and (E) the commencement or conclusion of any Benchmark Unavailability Period~~. Any determination, decision or election that may be made by ~~the~~ Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.13.3, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.13.3.

(iv)          Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (~~A~~1) if the then-current Benchmark is a term rate (including the Term SOFR ~~or the LIBOR~~Reference Rate) and either (~~1~~I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by ~~the~~ Agent in its reasonable discretion or (~~2~~II) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will ~~be no longer~~not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then ~~the~~ Agent may modify the definition of ~~“~~"Interest Period~~”~~" (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable ~~or~~, non-representative, non-compliant or non-aligned tenor and (~~B~~2) if a tenor that was removed pursuant to clause (~~A~~1) above either (~~1~~I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (~~2~~II) is not, or is no longer, subject to an announcement that it is not or will ~~no longer~~not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then ~~the~~ Agent may modify the definition of ~~“~~"Interest Period~~”~~" (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)           Benchmark Unavailability Period. Upon ~~the Borrowers'~~Borrower's receipt of notice of the commencement of a Benchmark Unavailability Period, ~~the Borrowers~~(1) Borrower Representative may revoke any pending request for a borrowing of, conversion to or continuation of ~~LIBOR Rate~~SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, ~~the Borrowers~~Borrower Representative will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (2) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

~~(vi)          London Interbank Offered Rate Benchmark Transition Event. On March 5, 2021, the IBA, the administrator of the London interbank offered rate, and the FCA, the regulatory supervisor of the IBA, made the Announcements that the final publication or representativeness date for (I) 1-week and 2-month London interbank offered rate tenor settings will be December 31, 2021 and (II) overnight, 1-month, 3-month, 6-month and 12-month London interbank offered rate tenor settings will be June 30, 2023. No successor administrator for the IBA was identified in such Announcements. The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to the London interbank offered rate pursuant to the terms of this Agreement and that any obligation of the Agent to notify any parties of such Benchmark Transition Event pursuant to clause (iii) of this Section 3.13.3 shall be deemed satisfied.~~

SECTION 4. TERM AND TERMINATION

4.1.          Term of Agreement.

This Agreement shall be in effect from and including the Second Restatement Effective Date, through and including the Stated Termination Date (the "Term"), unless earlier terminated as provided in Section 4.2 hereof.

4.2.          Termination.

4.2.1.       Termination by Agent or Lenders. Agent may, and at the direction of Majority Lenders shall, terminate this Agreement immediately without notice (other than any notice required by Section 10) upon the occurrence and during the continuance of an Event of Default.

4.2.2.       Termination by Borrowers. Upon at least five days' prior written notice to Agent and Lenders, Borrower Representative may, at its option, terminate this Agreement; provided, however, that no such termination shall be effective until Borrowers have paid (or collateralized to Agent's reasonable satisfaction) all of the Obligations in immediately available funds, all Letters of Credit have expired, terminated or have been collateralized in accordance with subsection 1.2.10 and Borrowers have complied with subsection 3.2.5. Any notice of termination given by Borrower Representative shall be irrevocable unless all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans or issue or procure any Letters of Credit on or after the termination date stated in such notice; provided, however, that any such notice of termination may state that it is conditioned upon the availability of an alternate or replacement credit facility, and that if an alternate or replacement credit facility is not obtained, such notice of termination may be revoked by Borrower Representative. Borrower Representative may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.

4.2.3.       Effect of Termination. All of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Loan Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and Agent and each Lender shall retain all of its rights and remedies under the Loan Documents notwithstanding such termination until all Obligations have been discharged or paid, in full, in immediately available funds, including all Obligations under subsection 3.2.5 resulting from such termination.

SECTION 5. SECURITY INTERESTS

5.1.           Security Interest in Collateral.

To secure the prompt payment and performance to the Secured Parties of the Obligations, each Borrower hereby grants to Agent, for the benefit of the Secured Parties, a continuing lien upon and security interest in all of the following assets of such Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

(i)           Accounts;

(ii)           the Dominion Accounts (including any Deposit Account set forth on Schedule 5.1) and any other Controlled Investment Accounts; and

(iii)           Inventory;

together with all books, records, writings, data bases, information, Documents, and Supporting Obligations directly relating to or evidencing, embodying, or incorporating any of the foregoing, and all Proceeds of and from any of the foregoing.

5.2.           Excluded Collateral.

Collateral shall not include real property, Fixtures, Equipment, Securities of Subsidiaries, the Proceeds and products of any of the foregoing Property or any other Property not specifically designated as Collateral hereby.

5.3.           Lien Perfection; Further Assurances.

Subject to the provisions of Section 6 hereof, Borrowers shall promptly execute such instruments, assignments or documents and take such other actions as are necessary or are reasonably requested by Agent to perfect or to continue the perfection of Agent's security interest in the Collateral and to ensure priority of such security interest (subject to Permitted Liens). Each Borrower hereby authorizes Agent to file financing statements that indicate the Collateral as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in Section 5.1. Each Borrower also hereby ratifies its authorization for Agent to have filed in any jurisdiction any such financing statements or amendments thereto if filed prior to the date hereof. At Agent's reasonable request, each Borrower shall also promptly execute or cause to be executed and shall deliver to Agent any and all documents, instruments and agreements to give effect to or carry out the terms or intent of the Loan Documents.

SECTION 6. COLLATERAL ADMINISTRATION

6.1.           General.

6.1.1.       Location of Collateral. Except as otherwise permitted below in this subsection 6.1.1, all Collateral will at all times be kept by Borrowers at one or more of the business locations set forth in Schedule 6.1.1 hereto, as updated by Borrowers by providing prompt written notice to Agent of any new location. With respect to any Inventory of Borrowers located in the United States but stored or consigned on real property not owned or leased by a Borrower, the applicable Borrower shall use commercially reasonable efforts to obtain a Bailee Certificate from the owner of such real property. Borrowers shall not be required to comply with the provisions of this subsection 6.1.1 (a) in respect of any location at which no Collateral other than Inventory having a value of less than $250,000 is kept, and (b) in respect of Inventory which is in transit.

6.1.2.       Insurance of Collateral. Borrowers shall maintain insurance (subject to customary deductibles) with financially sound and reputable insurance carriers upon their properties and assets and with respect to the business of Borrowers against such risks and in such amounts as is customary for similar businesses (it being understood that Borrowers' insurance complies with the foregoing requirements as of the Second Restatement Effective Date). Each policy of property insurance covering the Borrowers' inventory shall name Agent as loss payee as its interest may appear and shall contain a clause requiring the insurer to give not less than 10 days' prior written notice to Agent in the event of cancellation of the policy for nonpayment of premium and not less than 30 days' prior written notice to Agent in the event of cancellation of the policy for any other reason and a clause reasonably satisfactory to Agent to the effect that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower or any of its Subsidiaries. On the Second Restatement Effective Date and within 30 days after each renewal or replacement of the policies required to be carried hereby, Borrowers shall deliver to Agent an insurance certificate in form and substance reasonably satisfactory to Agent. Unless Borrowers provide Agent with the insurance certificate required by this subsection 6.1.2, in addition to the other rights and remedies Agent or Lenders may have, Agent may purchase insurance (subject to customary deductibles) at Borrowers' expense to protect Agent's interests in the Collateral for the benefit of the Secured Parties. Agent shall cancel such insurance promptly following receipt of satisfactory evidence that Borrowers have obtained insurance as required by this Agreement.

6.1.3.       Protection of Collateral. Neither Agent nor any Lender shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Agent's or any Lender's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other person whomsoever, but, as among Borrowers, Agent and Lenders, the same shall be at Borrowers' sole risk.

6.2.          Administration of Accounts.

6.2.1.       Records, Schedules and Assignments of Accounts. Borrowers shall keep accurate and complete records of their Accounts and all payments and collections thereon.

6.2.2.       Account Verification. Any of Agent's officers, employees or agents shall have the right, at any time or times hereafter, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, electronic communication or otherwise; provided, that so long as no Default or Event of Default exists, any verification of Accounts by Agent shall be telephonically in the presence of a representative of a Borrower. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

6.2.3.       Maintenance of Dominion Account. Borrowers shall establish Deposit Accounts with Wells Fargo, subject to Blocked Account Agreements (each such Deposit Account subject to a Blocked Account Agreement, a "Dominion Account"). Each Blocked Account Agreement shall provide that Wells Fargo shall comply with instructions originated by Agent directing disposition of the funds in the applicable Dominion Account or Accounts without further consent by the applicable Borrower, and that, following receipt by it of a notice of exclusive control (a "Notice of Exclusive Control") from Agent, (a) such bank shall not permit any funds or other assets to be transferred or withdrawn by any Borrower from such Dominion Account or Accounts, (b) such bank shall only comply with the instructions of Agent and no longer comply with instructions of any Borrower in respect of such Dominion Account or Accounts, and (c) such bank shall transfer all payments or other remittances received in the Dominion Account or Accounts to Agent's account for application on account of the Obligations as provided in subsection 3.2.1 and Section 3.4. Agent agrees that (x) it shall not deliver a Notice of Exclusive Control unless a Default or Event of Default has occurred and is continuing at the time or Availability is less than the Covenant Trigger Amount at any time, and (y) it shall provide Borrower Representative with prompt notice of its delivery of a Notice of Exclusive Control, which notice shall include a statement specifying with particularity that a Default or Event of Default has occurred and is continuing and the nature of the Default or Event of Default or that Availability has been less than the Covenant Trigger Amount; provided that the failure of Agent to deliver such notice to Borrowers shall not in any manner affect the validity and enforceability of any Notice of Exclusive Control; and provided, further that Agent's exclusive control shall be rescinded at such time no Default or Event of Default shall have occurred and be continuing and Availability equals or exceeds the Covenant Trigger Amount for 60 consecutive days. Agent shall have no obligation to deliver a Notice of Exclusive Control. Agent assumes no responsibility for such blocked account arrangements, including any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.

6.2.4.       Collection of Accounts, Proceeds of Collateral. Each Borrower agrees that all invoices and other requests made by any Borrower for payment in respect of Accounts shall contain a written statement directing payment in respect of such Accounts to be paid to a lockbox or Dominion Account established pursuant to subsection 6.2.3. If at any time a Borrower receives remittances on account of Accounts or any Proceeds of Collateral (including, without limitation, insurance proceeds) other than by direct payment to a Dominion Account, such Borrower shall cause such remittances or Proceeds to be deposited in a Dominion Account as soon as practicable. If an Event of Default exists, any direct payments to an Existing Account shall be transferred to a Dominion Account within one Business Day of receipt thereof. Agent retains the right at all times after the occurrence and during the continuance of an Event of Default to notify Account Debtors that Borrowers' Accounts have been assigned to Agent and to collect Borrowers' Accounts directly in its own name, or in the name of Agent's agent, and to charge the collection costs and expenses, including attorneys' fees, to Borrowers.

6.2.5.       Taxes. If an Account includes a charge for any tax payable to any Governmental Authority, Agent is authorized, in its sole discretion, after the occurrence and during the continuance of an Event of Default, to pay the amount thereof to the proper Governmental Authority for the account of the applicable Borrower and to charge Borrowers therefor, except for taxes that (i) are being actively contested in good faith and by appropriate proceedings and with respect to which Borrowers maintain reserves on its books therefor in accordance with GAAP and (ii) would not reasonably be expected to result in any Lien other than a Permitted Lien. In no event shall Agent or any Lender be liable for any taxes to any Governmental Authority that may be due by any Borrower.

6.2.6.       Controlled Investment Accounts. Agent agrees that it shall not exercise control over any Controlled Investment Account or give any entitlement orders or other instructions or directions to any securities intermediary or any bank with respect to securities or funds in any Controlled Investment Account unless a Default or Event of Default has occurred and is continuing; provided, that Agent's exercise of control shall be rescinded at such time no Default or Event of Default shall have occurred and be continuing for a period of 30 consecutive days.

6.3.          Administration of Inventory.

Borrowers shall keep records of their Inventory which records shall be complete and accurate in all material respects, and shall conduct a physical inventory no less frequently than annually.

6.4.          Payment of Charges.

All amounts properly chargeable to Borrowers under this Section 6 shall be Obligations, shall be payable on demand and shall bear interest from the date such advance was made until paid in full at the rate applicable to Base Rate Portions from time to time.

SECTION 7. REPRESENTATIONS AND WARRANTIES

7.1.          General Representations and Warranties.

To induce Agent and each Lender to enter into this Agreement and to make advances hereunder, Borrowers represent and warrant to Agent and each Lender, on a joint and several basis, that:

7.1.1.       Organization, Existence and Qualification. Each Loan Party is a corporation, general partnership, limited partnership, or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Loan Party is duly qualified and is authorized to do business and is in good standing as a foreign limited liability company, limited partnership or corporation, as applicable, in all states and jurisdictions in which the failure of such Loan Party to be so qualified would reasonably be expected to have a Material Adverse Effect.

7.1.2.       Power and Authority; No Conflict. Each Loan Party has all requisite power and authority to conduct its business as currently conducted and own its Property and is duly authorized and empowered to enter into, execute, deliver and perform each of the Loan Documents to which it is a party. The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party have been duly authorized by all necessary corporate or other relevant action and do not and will not: (i) contravene, violate or result in a breach of or default under (a) any Loan Party's charter, articles or certificate of incorporation, certificate of formation, bylaws, limited liability company or partnership agreement, or other organizational documents (as the case may be), (b) any provision of any law, rule, regulation, order of any Governmental Authority, writ, judgment, injunction, decree, determination or award in effect having applicability to such Loan Party, the violation of which would reasonably be expected to have a Material Adverse Effect, or (c) any indenture or loan or credit agreement or any other agreement, lease or instrument binding on a Loan Party or its Properties, the breach of or default under which would reasonably be expected to have a Material Adverse Effect; or (ii) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Collateral now owned or hereafter acquired by such Loan Party.

7.1.3.       Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when executed and delivered will be, a legal, valid and binding obligation of each Loan Party party hereto or thereto, enforceable against it in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, or fraudulent transfer laws, or other similar laws affecting creditors' rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.1.4.       Organizational Structure. Schedule 7.1.4 hereto contains, as of the date of this Agreement, a true and complete organizational structure chart of the Loan Parties and their respective Subsidiaries, which organizational structure chart includes the exact legal name of each Loan Party and each of its Subsidiaries and the percentage of Voting Stock owned by each owner of Voting Stock of each such entity (other than Century).

7.1.5.       Names; Organization. Except as set forth on Schedule 7.1.5, none of Borrowers has within the five years immediately preceding the Second Restatement Effective Date (a) used any legal, fictitious or trade names, or (b) been the surviving entity of a merger or consolidation or acquired all or substantially all of the assets of any Person. Each of each Borrower's state(s) of incorporation or organization, Type of Organization and Organizational I.D. Number is set forth on Schedule 7.1.5.

7.1.6.       Business Locations; Inventory. Each of each Borrower's chief executive office, location of books and records and other places of business are as listed on Schedule 6.1.1 hereto, as updated from time to time by Borrowers in accordance with the provisions of subsection 6.1.1. Except as shown on Schedule 6.1.1 hereto, as updated from time to time by Borrowers in accordance with the provisions of subsection 6.1.1, no Inventory with a value in excess of $250,000 is stored with a bailee, distributor, warehouseman or similar party, nor is any Inventory consigned to any Person.

7.1.7.            Title to Properties; Priority of Liens. Each Borrower has good title to all of the Collateral owned by it from time to time free and clear of all Liens except Permitted Liens. The provisions of this Agreement and the other Loan Documents create valid Liens on the Collateral in favor of Agent, for the ratable benefit of the Secured Parties, and upon the filing of the financing statements and the consummation of the other actions listed on Schedule 7.1.7 hereto, such Liens on the Collateral shall be perfected Liens having priority over all other Liens on the Collateral other than Permitted Liens having priority by operation of law.

7.1.8.            Financial Statements; Absence of Material Adverse Change; Fiscal Year. Borrowers have delivered to Agent the (a) audited financial statements of Century and its Subsidiaries as of December 31, 2017, on a Consolidated basis prepared in accordance with GAAP, (b) unaudited interim financial statements of Century and its Subsidiaries as of March 31, 2018, on a Consolidated basis prepared in accordance with GAAP, and (c) unaudited interim financial statements of Borrowers and Guarantors as of March 31, 2018, on a consolidating basis. All such financial statements present fairly in all material respects the financial positions of such Persons at such dates and the results of such Persons' operations for such periods. As of the date of this Agreement, since December 31, 2017, there has been no material adverse change in the financial position of Century and its Subsidiaries, taken as a whole. The fiscal year of each Borrower and Guarantor ends on December 31 of each year.

7.1.9.            Full Disclosure. Neither the Loan Documents nor the financial statements made or delivered by any Loan Party to Agent or any Lender on or prior to the date of this Agreement contain any untrue statement of a material fact or omit a material fact necessary to make such statements or information not misleading in light of the circumstances under which such statements were made; provided that with respect to any projections furnished to Agent or the Lenders, Borrowers represent only that such information was prepared in good faith based upon assumptions and estimates believed by Borrowers to be reasonable at the time made in light of the circumstances when made, it being recognized by Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results by a material amount. As of the Fourth Amendment Effective Date, the information included in the most recent Beneficial Ownership Certification provided to Agent and Lenders is true and correct in all respects.

7.1.10.          Solvency. Each Loan Party (other than an Insignificant Subsidiary) is, and, after giving effect to the initial Loans and any other Loans made hereunder and the initial Letters of Credit and any other Letters of Credit to be issued hereunder and all related transactions, will be, Solvent.

7.1.11.          Taxes. Each Borrower (a) has filed all federal, state and local tax returns and other reports relating to taxes it is required by law to file and except for any such filing the failure of which to file would not reasonably be expected to have a Material Adverse Effect, and (b) has paid, or made provision for the payment of, all taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties, except for (i) any such payment or provision the failure of which to pay or make would not reasonably be expected to have a Material Adverse Effect, and (ii) taxes that are being actively contested in good faith and by appropriate proceedings and with respect to which such Borrower maintains reserves on its books therefor in accordance with GAAP.

7.1.12.          Intellectual Property Relating to Inventory. Each Borrower owns, possesses or licenses or has the right to use all material Intellectual Property necessary in such Borrower's reasonable judgment for the production, processing, use, and sale or other disposition of its Inventory (its "Inventory IP") without any known infringement upon the intellectual property rights of others, except for any such infringement that as would not reasonably be expected to have a Material Adverse Effect.

7.1.13.          Governmental Consents. Each Loan Party has, and is in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it, except where any failure to so possess, have, or maintain any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

7.1.14.          Compliance with Laws. Each Loan Party has duly complied, and its Properties, business operations and leaseholds are in compliance with, the provisions of all federal, state and local laws, rules and regulations applicable to such Borrower, its Properties or the conduct of its business, except for any such non-compliance that would not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of noncompliance with any applicable laws issued by any Governmental Authority to any Loan Party under any such law, rule or regulation, except for any such citations, notices or orders in respect of noncompliance the failure to comply with which would not reasonably be expected to have a Material Adverse Effect.

7.1.15.          Restrictive Agreements. No Loan Party is a party to or subject to any Restrictive Agreements.

7.1.16.          Litigation. Except as set forth on Schedule 7.1.16 hereto or in Century's form 10-K or any form 10-Q filed with the SEC on or after March 31, 2018 and before the Second Restatement Effective Date, there are no actions, suits, proceedings or investigations pending, or to the knowledge of any Borrower, threatened, against or directly affecting any Loan Party, or the business, operations, Properties, prospects, profits or condition of any Loan Party, which, individually or in the aggregate would reasonably be expected to be adversely determined, and, if adversely determined, would reasonably be expected to have a Material Adverse Effect. No Loan Party is in default with respect to any order, writ, injunction, judgment, decree or rule of any Governmental Authority, which default, individually or in the aggregate, if not cured, would reasonably be expected to have a Material Adverse Effect.

7.1.17.          ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

7.1.18.          No Defaults. As of the Second Restatement Effective Date, no event has occurred and no condition exists which would, upon or after the execution and delivery of the Loan Documents or any Loan Party's performance hereunder, constitute a Default or an Event of Default.

7.1.19.          Related Businesses. As of the Second Restatement Effective Date, Borrowers are primarily engaged in the business of producing value-added and standard-grade primary aluminum products, bauxite mining, and alumina refining and businesses and activities related thereto.

7.1.20.          Margin Regulations. No Loan Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

7.1.21.          Regulated Entities. No Borrower, nor any Subsidiary of any Borrower, is an "investment company" within the meaning of the Investment Company Act of 1940. No Borrower or Subsidiary of any Borrower is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or the Interstate Commerce Act.

7.1.22.          Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the "Patriot Act").

7.1.23.          Century Kentucky, Inc. Century Kentucky, Inc. has no business operations, assets (other than amounts due from affiliates) or activities, other than those incidental to the conduct of its business as a holding company.

7.1.24.         Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Loan Party or any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries, nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Bank Product Provider, or other individual or entity participating in any transaction).

7.2.            Reaffirmation of Representations and Warranties.

Borrowers acknowledge that each Loan request made or deemed made hereunder shall constitute Borrowers' reaffirmation, as of the date of each such Loan request, of the truth and correctness in all material respects of each representation and warranty made or furnished to Agent or any Lender by or on behalf of any Loan Party in each of the Loan Documents (except to the extent any such representation or warranty expressly relates to an earlier date, in which case such reaffirmation shall be of the truth and correctness in all material respects of such representation or warranty as of such earlier date).

7.3.            Survival of Representations and Warranties.

All representations and warranties of Borrowers contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Agent and each Lender and the parties thereto and the closing of the transactions described therein or related thereto.

SECTION 8. COVENANTS AND CONTINUING AGREEMENTS

8.1.            Affirmative Covenants.

During the Term, and thereafter for so long as there are any Obligations outstanding (other than contingent indemnity and expense reimbursement obligations for which no claim has been made) and the Revolving Loan Commitments have not been terminated, Borrowers jointly and severally covenant that they shall, unless otherwise consented to by Majority Lenders in writing in accordance with subsection 12.2.1:

8.1.1.            Visits and Inspections. Subject to the limitations set forth in Section 2.6 and Section 6 permit representatives of Agent, and during the continuance of any Default or Event of Default any Lender, from time to time, as often as may be reasonably requested, but only during normal business hours and without undue interruption of normal business activities, to visit and inspect the facilities of each Loan Party, inspect and make extracts from its books and records, appraise the Collateral, and discuss with its officers, each Loan Party's business, assets, liabilities, financial condition and results of operations. Agent, if no Default or Event of Default then exists, shall give the Loan Parties reasonable prior written notice of any such inspection.

8.1.2.            Notices. Promptly, and in any event within three Business Days after a Responsible Officer of any Borrower obtains knowledge thereof, notify Agent (for further notice to Lenders) in writing of the occurrence of (i) any Default or Event of Default, and (ii) any development that has had, or would reasonably be expected to have, a Material Adverse Effect.

8.1.3.            Records and Books; Financial Statements. Keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with customary accounting practices reflecting its financial transactions; and cause to be prepared and furnished to Agent (for further delivery to Lenders), the following:

(a)         not later than 90 days after the close of each fiscal year of Borrowers, (A) unqualified (except for a qualification for a change in accounting principles with which the accountant concurs) audited financial statements (such financial statements to include a balance sheet, income statement, and statement of cash flow) of Century and its Subsidiaries as of the end of such year, on a Consolidated basis, certified by Deloitte & Touche or another firm of independent certified public accountants of recognized standing selected by Borrowers and reasonably acceptable to Agent (which financial statements (1) shall be prepared in accordance with GAAP, applied on a consistent basis, unless Borrowers' certified public accountants concur in any change therein and such change is disclosed to Agent and is consistent with GAAP, and (2) shall not contain any paragraph of emphasis or explanatory note calling in to question the ability of Century to continue as a going concern), and (B) unaudited financial statements (consisting of a balance sheet and income statement) of Century and its Subsidiaries for such fiscal year, on a consolidating basis certified by a Financial Officer of Century as fairly presenting in all material respects the financial position and results of operations of Century and its applicable Subsidiaries for such fiscal year, subject only to changes from audit and year-end adjustments and except that such statements need not contain notes, it being understood that the income statement and balance sheet shall show eliminations/reclassifications on a consolidated basis for Century and its Subsidiaries to the consolidated income statement and balance sheet of Century;

(b)            not later than 45 days after the end of Borrowers' first three fiscal quarters of each fiscal year and 60 days after the end of Borrowers' last fiscal quarter of each fiscal year, unaudited interim financial statements (consisting of a consolidating balance sheet and income statement and a consolidated statement of cash flow) of Century and its Subsidiaries (which financial statements shall be prepared in accordance with GAAP, applied on a consistent basis, unless Borrowers' certified public accountants concur in any change therein and such change is disclosed to Agent and is consistent with GAAP), in each case as of the end of such fiscal quarter and for the portion of the fiscal year then elapsed, and in each case certified by a Financial Officer of Century as fairly presenting in all material respects the financial position and results of operations of Century and its applicable Subsidiaries for such quarter and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes, it being understood that the income statement and balance sheet shall show eliminations/reclassifications on a consolidated basis for Century and its Subsidiaries to the consolidated income statement and balance sheet of Century;

(c)            not later than 30 days after the end of each month, including the last month of Borrowers' fiscal year, unaudited interim financial statements (consisting of a balance sheet and income statement) of Century and its Subsidiaries, on a consolidating basis, in each case as of the end of such month and for the portion of the fiscal year then elapsed, and in each case certified by a Financial Officer of Century as fairly presenting in all material respects the financial position and results of operations of Century and its applicable Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes, it being understood that the income statement and balance sheet shall show eliminations/reclassifications on a consolidated basis for Century and its Subsidiaries to the consolidated income statement and balance sheet of Century; provided, that any certification required to be delivered pursuant to this subsection (c) shall be qualified in that the Financial Officer of Century shall make no representation as to any elimination adjustments included in such financial statements;

(d)            promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports of a financial nature which Borrower Representative has made available to its Securities holders generally and copies of any regular, periodic and material special reports or registration statements which Borrower Representative or any of its Subsidiaries files with the SEC or any Governmental Authority which may be substituted therefor or any national securities exchange; and

(e)            promptly after request, such other data and information (financial and otherwise), including all documentation and other information as may be required to comply with applicable "know your customer" and Anti-Money Laundering Laws (including under the USA Patriot Act and the Beneficial Ownership Regulation), in each case as Agent or a Lender may reasonably request from time to time, bearing upon or related to the Collateral or Borrowers' financial condition or results of operations.

Information required to be furnished pursuant to subsections 8.1.3(a), (b) and (d) above shall be deemed to have been delivered on the date on which Century provides notice to Agent that such information has been posted on Century's website on the Internet at the website address listed on the signature pages hereof, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by Lenders without charge; provided that (A) such notice may be included in a certificate delivered pursuant to subsection 8.1.3(b), and (B) Borrowers shall deliver paper copies of the information referred to in subsections 8.1.3(a), (b) and (d) to Agent if Agent requests delivery thereof.

Concurrently with furnishing the financial statements described in subsections 8.1.3(a), (b) and (c), or more frequently if reasonably requested by Agent, Borrowers shall cause to be prepared and furnished to Agent (for further delivery to Lenders) a Compliance Certificate.

8.1.4.            Borrowing Base Certificates. On or before the 15th day of the first month following the end of each fiscal quarter of Borrowers (or, (i) at any time Availability falls below the Monthly Reporting Trigger Amount, monthly (no later than the 15th day of each fiscal month of Borrowers) until Availability exceeds the Monthly Reporting Trigger Amount for 60 consecutive days, or (ii) at any time Availability falls below the Weekly Reporting Trigger Amount, weekly (no later than the third Business Day of each week) until Availability exceeds the Weekly Reporting Trigger Amount for 60 consecutive days), Borrower Representative shall deliver to Agent (for further delivery to Lenders) a Borrowing Base Certificate as of the last day of the immediately preceding fiscal quarter (or month or week, as applicable). Each Borrowing Base Certificate shall contain a schedule providing details for any FIFO reserve or LCM (lower of cost or market) adjustments. Within 45 days after the end of each fiscal quarter of Century, Borrowers shall provide a reconciliation of the FIFO reserves and LCM adjustments reflected in the Borrowing Base Certificate as of the end of such fiscal quarter to the FIFO reserves and LCM adjustments reflected on Century's consolidated balance sheet as of the last day of such fiscal quarter, together with such other information as Agent shall reasonably request to substantiate the FIFO reserves and LCM adjustments reflected in the Borrowing Bases delivered during such fiscal quarter. If Borrowers deem it advisable, Borrowers may execute and deliver to Agent Borrowing Base Certificates more frequently than as required pursuant to this subsection 8.1.4 (including, without limitation, for purposes of evidencing compliance with Section 8.2.18 at any time when Borrowers are delivering monthly Borrowing Base Certificates, an updated Borrowing Base Certificate reflecting the Qualified Cash Amount, the amount of outstanding Revolving Credit Loans and the LC Exposure as of such date). Borrowers shall also deliver to Agent the reports set forth on Schedule 8.1.4 at the times specified therein.

8.1.5.            Projections. No later than the first day of each fiscal year of Century, deliver to Agent (for further delivery to Lenders) Projections for Century and its Subsidiaries, on a Consolidated basis, and for Borrowers and Guarantors, on a Consolidated basis, covering such fiscal year on a month-by-month basis.

8.1.6.            Taxes and Other Obligations. (a) File when due all tax returns and other reports which any of them are required to file and the failure of which to file would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (b) pay, or provide for the payment when due of, all taxes, fees, assessments and other governmental charges against it or upon its property, income and franchises, the failure of which to pay would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and (c) pay when due all Indebtedness owed by it and all claims of materialmen, mechanics, carriers, warehousemen, landlords, processors and other like Persons, and all other indebtedness owed by it and perform and discharge in a timely manner all other obligations undertaken by it, in each case the failure of which to pay, perform, or discharge would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

8.1.7.            Legal Existence and Good Standing. Maintain their respective legal existences and qualifications and good standing in all jurisdictions in which the failure to maintain such existence and qualification or good standing would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

8.1.8.            Compliance with Law. Comply with all Requirements of Law of any Governmental Authority having jurisdiction over them or their businesses except where the failure to comply with such Requirements of Law would not reasonably be expected to have a Material Adverse Effect.

8.1.9.            Maintenance of Property and Licenses. (a) Maintain all of their Property material to the conduct of their businesses in good operating condition and repair, ordinary wear and tear excepted, and (b) obtain and maintain in effect at all times all franchises, governmental authorizations, Intellectual Property rights, licenses, and permits, in each case which are necessary for them to own their Property or conduct their business, except where the failure to obtain and/or maintain any of the foregoing would not be reasonably expected to have a Material Adverse Effect.

8.1.10.         Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio, measured for the 12 month period ending on the last day of each fiscal month during a Covenant Testing Period (including the first and last day thereof (if such last day is the last day of a fiscal month)) of at least 1.0 to 1.0.

8.1.11.         Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Loan Party will, and will cause each of its Subsidiaries to comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties shall and shall cause their respective Subsidiaries to comply with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

8.2.            Negative Covenants.

During the Term, and thereafter for so long as there are any Obligations outstanding (other than contingent indemnity and expense reimbursement obligations for which no claim has been made) and the Revolving Loan Commitments have not been terminated, Borrowers covenant that they shall not, unless otherwise consented to by Majority Lenders in writing in accordance with subsection 12.2.1:

8.2.1.            Mergers; Consolidations; Acquisitions; Structural Changes. Merge or consolidate with any Person; nor change their states of incorporation or organization, Types of Organization or Organizational I.D. Numbers; nor change their legal names; nor acquire all or any substantial part of the Properties of any Person, except for:

(i)              (a) mergers of any Loan Party into a Borrower where the Borrower is the surviving entity and (b) mergers of any Person into a Borrower where the Borrower is the surviving entity, so long as such merger constitutes an investment that satisfies the criteria of clause (xii) of the definition of Restricted Investment;

(ii)             acquisitions of assets consisting of fixed assets or real Property that constitute Capital Expenditures;

(iii)            acquisitions by a Borrower of all or any substantial part of the Securities or assets of (a) any Loan Party or (b) any Person, so long as such acquisition constitutes an investment that satisfies the criteria of clause (xii) of the definition of Restricted Investment; and

(iv)           changes in legal name, state of incorporation or organization, Type of Organization or Organizational I.D. made after 30 days' prior written notice to Agent.

8.2.2.            Indebtedness. Create, incur, assume, or suffer to exist any Indebtedness, except:

(i)              Obligations owing to Agent or any Lender under this Agreement or any of the other Loan Documents;

(ii)             Indebtedness under (a) the 2021 Indenture and any extension or refinancing thereof pursuant to Permitted Refinancing Indenture Documents and (b) the 2021 Convertible Notes Indenture;

(iii)            Indebtedness existing on the date of this Agreement and listed on Schedule 8.2.2;

(iv)           Permitted Purchase Money Indebtedness and Capital Lease Obligations (to the extent permitted by the definition of Permitted Purchase Money Indebtedness);

(v)            contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

(vi)           Guaranties of any Indebtedness permitted hereunder;

(vii)          Indebtedness in respect of intercompany loans that do not constitute Restricted Investments under clauses (i), (ii) or (xii) of the definition of Restricted Investment;

(viii)         Indebtedness consisting of the deferred purchase price for power or insurance premiums pursuant to any provision in a power contract or insurance policy (or related agreement) that permits payment of a portion thereof to be deferred;

(ix)            Indebtedness incurred to repurchase stock to the extent permitted by subsection 8.2.5;

(x)             Derivative Obligations entered into for bona fide hedging purposes and not for speculative purposes;

(xi)            Indebtedness to the extent not included in clauses (i) through (x) above, which is permitted under (a) Section 4.06 of the 2021 Indenture as in effect on the Second Amendment Effective Date or (b) any debt covenant contained in the Permitted Refinancing Indenture Documents so long as such debt covenants are reasonably acceptable to Agent and Majority Lenders; and

(xii)           renewals, extensions, and refinancings of Indebtedness permitted by this subsection 8.2.2; provided that any such renewal, extension, or refinancing is in an aggregate principal amount not greater than the principal amount of, and is on terms no less favorable taken as a whole to any Borrower obligated thereunder, including as to weighted average maturity and final maturity, than the Indebtedness being renewed, extended, or refinanced.

Borrowers shall cause any agreements in respect of indebtedness secured by any Borrower's real property to contain provisions permitting Agent to access the premises in connection with the exercise of its remedies upon default (such provisions to be consistent with the provisions attached hereto as Exhibit J).

8.2.3.            Affiliate Transactions. Enter into, or be a party to, or permit any Guarantor to enter into or be a party to, any transaction with any Affiliate of Borrowers, including any agreement or arrangement for payment of management, consulting or similar fees, except if such transaction would be permitted to be entered into by Century or its "Restricted Subsidiaries" pursuant to (i) Section 4.14 of the 2021 Indenture as in effect on the Second Amendment Effective Date or (ii) any affiliate transaction covenant contained in the Permitted Refinancing Indenture Documents so long as such affiliate transaction covenants are reasonably acceptable to Agent and Majority Lenders.

8.2.4.            Limitation on Liens. Create or suffer to exist any Lien upon any of the Collateral, except (each of the following, a "Permitted Lien"):

(i)             Liens at any time granted in favor of Agent for the benefit of the Secured Parties;

(ii)            Liens for taxes, assessments or governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA) which are not yet due, or which are being contested in good faith and by appropriate proceedings, and for which the applicable Borrower maintains reserves on its books in accordance with GAAP;

(iii)           Liens arising in the ordinary course of the business of any Borrower by operation of law or regulation (including liens of carriers, warehousemen, mechanics, materialmen and other like Liens), (A) securing obligations that are not overdue by more than 30 days or which are being contested in good faith by appropriate proceedings and for which the affected Borrower maintains reserves on its books in accordance with GAAP and (B) which Liens do not, in the aggregate, materially detract from the value of the Collateral of such Borrower or materially impair the use thereof in the operation of the business of such Borrower;

(iv)           Liens existing on the date of this Agreement and identified on Schedule 8.2.4;

(v)            [intentionally omitted];

(vi)           Liens incurred or deposits made in the ordinary course of business in connection with (A) workers' compensation, social security, unemployment insurance, pension and other like laws or (B) contracts, leases, statutory obligations, work in progress advances, bids, tenders, indemnity or performance bonds and other similar obligations incurred in the ordinary course of business and which are not incurred in connection with the borrowing of money or the payment of the deferred purchase price of Property;

(vii)          judgment Liens that do not give rise to an Event of Default under subsection 10.1.13;

(viii)         rights of setoff or bankers' liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business; and

(ix)           such other Liens as Majority Lenders may hereafter approve in writing.

8.2.5.            Distributions. Declare or make, or permit any Guarantor to declare or make, any Distributions, except for:

(i)             Distributions by any Person to a Borrower;

(ii)            Distributions paid solely in Securities of the Borrower or Guarantor making the Distribution;

(iii)           Distributions by Century which would be permitted to be made by Century pursuant to (a) Sections 4.07(b)(vi) and 4.07(b)(x) of the 2021 Indenture as in effect on the Second Amendment Effective Date or (b) any restricted payment covenant contained in the Permitted Refinancing Indenture Documents so long as such restricted payment covenants are reasonably acceptable to Agent and Majority Lenders;

(iv)        Distributions not included in paragraphs (i) through (iii) above; provided that, (i) no Default or Event of Default has occurred and is continuing or would be caused thereby and (ii) after giving effect to such Distribution, either (A) Availability shall be equal to or greater than the greater of (I) an amount equal to 17.5% of the Line Cap and (II) $~~20,000,000~~28,500,000, or (B)(I) Availability shall be equal to or greater than the greater of (y) an amount equal to 12.5% of the Line Cap and (z) $~~15,000,000~~21,500,000, and (II) Borrowers and Guarantors shall have a pro forma Fixed Charge Coverage Ratio of not less than 1.1 to 1.0 as of the last day of the immediately preceding four fiscal quarters for which financial statements have been filed with the SEC, taken as a single period or, if not so filed, then for which such financial statements were required to have been delivered under the Agreement; and

(v)         the payment of Distributions within 60 days after the date of declaration thereof, so long as no Default or Event of Default exists or would be caused thereby, provided that the declaration thereof was permitted under this subsection 8.2.5.

8.2.6.          Intentionally Omitted.

8.2.7.          Disposition of Collateral. Sell, lease or otherwise dispose of any of the Collateral to or in favor of any Person, except for:

(i)          sales of Inventory in the ordinary course of business;

(ii)         dispositions of Inventory that is damaged, obsolete, uneconomic, off-specification, or no longer used or useful so long as Borrowers comply with subsection 3.3.2 in connection with such disposition;

(iii)        transfers solely among Borrowers; and

(iv)        other dispositions expressly authorized by this Agreement.

8.2.8.          Restricted Investment. Make or have, or permit any Guarantor to make or have, any Restricted Investment.

8.2.9.          Organizational Documents. Agree to, or suffer to occur, any amendment, supplement or addition to its charter, articles or certificate of incorporation, certificate of formation, partnership agreement, bylaws, limited liability agreement, operating agreement or other organizational documents (as the case may be), that would reasonably be expected to have a Material Adverse Effect.

8.2.10.          Fiscal Year End. Change its fiscal year end.

8.2.11.          Business Conducted. Engage, directly or indirectly, in any line of business other than the businesses in which Borrowers are engaged on the Second Restatement Effective Date and Related Businesses.

8.2.12.          Restrictive Agreements. Enter into any Restrictive Agreements.

8.2.13.          Use of Proceeds. Use any portion of the Loan proceeds, directly or indirectly, for any purpose other than (i) the payment of certain fees and expenses associated with this Agreement and the transactions contemplated hereby, (ii) to issue standby or commercial letters of credit, (iii) to finance permitted Capital Expenditures, (iv) to finance ongoing working capital needs, and (v) for other general corporate purposes, including any purpose expressly permitted by this Agreement. Without limitation of the foregoing provision, Borrowers shall not use any portion of the Loan proceeds, directly or indirectly, (1) to purchase or carry Margin Stock, (2) to repay or otherwise refinance indebtedness of any Borrowers or others incurred to purchase or carry Margin Stock, (3) to extend credit for the purpose of purchasing or carrying any Margin Stock, (4) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act, (5) to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, or (6) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

8.2.14.          Prepayments. Except in connection with a refinancing permitted by subsection 8.2.2(xi), optionally or voluntarily prepay any Indebtedness of any Loan Party or optionally or voluntarily, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party, other than (i) the Obligations in accordance with this Agreement, (ii) intercompany loans among the Borrowers (including loan payments that flow or pass through a Guarantor to a Borrower) permitted under Section 8.2.2(vi), (iii) the refinancing, redemption, defeasance, purchase or other acquisition of the Indebtedness evidenced by the 2021 Indenture with proceeds of Indebtedness incurred under the Permitted Refinancing Indenture Documents or (iv) payments, redemptions, defeasances, purchases or other acquisitions of Indebtedness if (A) no Default or Event of Default has occurred and is continuing or would be caused thereby and (B) either (I) Availability shall be equal to or greater than the greater of (1) an amount equal to 17.5% of the Line Cap and (2) $~~20,000,000~~28,500,000, or (II)(1) Availability shall be equal to or greater than the greater of (y) an amount equal to 12.5% of the Line Cap and (z) $~~15,000,000~~21,500,000, and (2) Borrowers and Guarantors shall have a pro forma Fixed Charge Coverage Ratio of not less than 1.1 to 1.0 as of the last day of the immediately preceding four fiscal quarters for which financial statements have been filed with the SEC, taken as a single period or, if not so filed, then for which such financial statements were required to have been delivered under the Agreement, in each case immediately following such proposed payment, redemption, defeasance, purchase or other acquisition.

8.2.15.          Transactions with Insolvent Insignificant Subsidiary. Notwithstanding anything contained herein or in the other Loan Documents to the contrary, (i) make a loan or advance to, or other investment in (including by providing any form of guaranty, letter of credit or other financial support), (ii) sell, lease, license, assign, contribute or otherwise transfer any assets to, (iii) make any distributions or payments to, or (iv) otherwise engage in, or enter into, any transaction with, any Insolvent Insignificant Subsidiary, except that a Borrower may make loans, advances and other investments in any such Insolvent Insignificant Subsidiary so long as such loan, advance or investment would not be a Restricted Investment under clause (xii) of the definition of Restricted Investment.

8.2.16.          Restrictions on Insolvent Insignificant Subsidiary. Notwithstanding anything contained herein or in the other Loan Documents to the contrary, permit an Insolvent Insignificant Subsidiary to, and no Insolvent Insignificant Subsidiary shall be entitled to, borrow any Revolving Credit Loans or request Letters of Credit for its account or receive any proceeds of Revolving Credit Loans for its benefit.

8.2.17.          Century Kentucky, Inc. Permit Century Kentucky, Inc. to conduct business operations or activities, or own any assets (other than amounts due from affiliates), other than those incidental to the conduct of its business as a holding company.

8.2.18.          Qualified Cash. Withdraw, transfer or otherwise encumber any Qualified Cash from the deposit account or securities account maintaining such Qualified Cash to the extent that, after giving effect to any such withdrawal, transfer or other encumbrance, Availability would be less than or equal to $15,000,000 (it being agreed and understood that Agent may issue a notice of control or otherwise block the applicable Borrower's access to any account maintaining Qualified Cash in the event that any Borrower seeks to withdraw or otherwise transfer Qualified Cash in violation of this Section 8.2.18).

SECTION 9. CONDITIONS PRECEDENT

9.1.          Conditions Precedent to Effectiveness of this Agreement.

Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent or any Lender under the other sections of this Agreement, no Lender shall be required to make any Loan under this Agreement, nor shall Agent be required to issue or procure any Letter of Credit under this Agreement, unless and until each of the following conditions has been and continues to be satisfied on the Second Restatement Effective Date:

9.1.1.          Documentation. Agent shall have received a duly executed copy of this Agreement and the other Loan Documents.

9.1.2.          No Default. No Default or Event of Default shall have occurred and be continuing.

9.1.3.          Other Conditions. Each of the other conditions precedent required by the Loan Documents to have been satisfied on or prior to the Second Restatement Effective Date shall have been satisfied.

9.1.4.          Availability. Agent shall have determined that as of the Second Restatement Effective Date and immediately after giving effect to any Loans to be made and Letters of Credit to be issued or outstanding on the Second Restatement Effective Date, and the payment by Borrowers of all closing costs incurred in connection with the transactions contemplated hereby, the sum of Availability plus Qualified Cash of the Borrowers shall not be less than $50,000,000.

9.1.5.          No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby.

9.1.6.          Material Adverse Effect. As of the Second Restatement Effective Date, since December 31, 2017, no event or condition exists which has resulted in or would be reasonably likely to result in a Material Adverse Effect.

9.1.7.          Closing Fees. On or prior to the Second Restatement Effective Date, (i) Agent shall have received, for its account or the account of Lenders, as applicable, payment in full by Borrowers of the fees required to be paid to Agent or Lenders under or in connection with this Agreement on the Second Restatement Effective Date (including the fees due on the Second Restatement Effective Date pursuant to the Fee Letter), and (ii) Agent shall have received evidence satisfactory to Agent that the reasonable and documented fees and expenses of Agent's counsel incurred or accrued through the Second Restatement Effective Date have been paid by Borrowers provided, that Agent shall have delivered the documentation of such fees and expenses to Borrower Representative not later than two Business Days prior to the Second Restatement Effective Date.

9.1.8.          Other. On or prior to the Second Restatement Effective Date, Agent shall have received each of the following in form and substance reasonably satisfactory to it (and duly executed by each of the parties thereto, to the extent applicable):

(i)          Reaffirmation of Amended and Restated Guaranty Agreement executed by each of the Guarantors in favor of Agent;

(ii)          Certificate of a Secretary or other appropriate officer of Borrowers and Guarantors certifying as to (a) Certificate of Incorporation (or equivalent organizational document), (b) Bylaws (or equivalent organizational documents), and (c) resolutions approving the transactions contemplated hereby;

(iii)          Certificate of a Secretary or other appropriate officer of Borrowers and Guarantors certifying as to the incumbency of each of the officers of Borrowers and Guarantors executing the Loan Documents;

(iv)          Certificate of a Vice President or other appropriate officer of Borrowers and Guarantors certifying as to representations and warranties, no Default, Solvency, and other matters;

(v)          Good standing certificates for each of the Borrowers and Guarantors from the Secretary of State of its respective jurisdiction of organization;

(vi)          Evidence of all insurance coverage required by the Loan Documents;

(vii)          Fee Letter;

(viii)          Opinion of Vedder Price, special New York counsel to the Borrowers and the Guarantors; and

(ix)          Opinion of Frost Brown Todd, special Kentucky counsel to NSA and Century of Kentucky GP.

9.1.9.          Patriot Act. Completion of (i) Patriot Act searches, OFAC/PEP searches and customary individual background checks for each Loan Party, and (ii) OFAC/PEP searches and customary individual background searches for each Loan Party's senior management, key principals, and legal and beneficial owners, the results of which shall be satisfactory to Agent.

9.2.          Conditions Precedent to Each Loan and Letter of Credit.

The obligation of each Lender on any date (including the Second Restatement Effective Date) to make any Loan and of Issuing Lender on any date (including the Second Restatement Effective Date) to issue, or cause Underlying Issuer to issue, any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

9.2.1.          Representations and Warranties; No Default. Both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds thereof:

(a)          the representations and warranties set forth in each of the Loan Documents shall be true and correct in all material respects on and as of the Second Restatement Effective Date and on and as of such date with the same effect as though made on and as of such date (except to the extent such representations and warranties by their terms expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct, in all material respects, as of such earlier date); and

(b)          No Default or Event of Default shall exist.

9.2.2.          Borrowing Base Certificate. Borrowers shall have delivered the Borrowing Base Certificate most recently required to have been delivered by them pursuant to subsection 8.1.4 and Borrowers shall have, in the Reasonable Credit Judgment of Agent, sufficient Availability pursuant thereto for the making of the proposed Loan or the issuance of the proposed Letter of Credit.

9.2.3.          2021 Indenture. The incurrence by Borrowers of the Indebtedness comprising such Loans or Letter of Credit, as applicable, shall be permitted to be incurred under the terms of the 2021 Indenture and any extension or refinancing thereof pursuant to Permitted Refinancing Indenture Documents.1

9.2.4.          ~~9.2.3.~~ Restrictions on Loans and Letters of Credit After Notice of Intent to Implement Reserves. Notwithstanding anything contained in this Agreement to the contrary, in the event Agent has provided written notice of its intention to implement or increase a Reserve or change any concentration percentages set forth in clause (xv) of the definition of Eligible Accounts pursuant to Section 1.1.1 but the 5 Business Day notice period referred to in Section 1.1.1 has not expired, no Lender shall have any obligation to make any Loan during such 5 Business Day period and Issuing Lender shall have no obligation to issue, or cause Underlying Issuer to issue, any Letter of Credit during such 5 Business Day period, if Availability (calculated as if such proposed Reserve had been implemented as of the date of the requested Loan or Letter of Credit) is less than the Covenant Trigger Amount.

1 NTD: Additional CP due to 2021 Indenture governing ABL debt incurrence at greater of (i) $225MM and (ii) the sum of (x) 85% of the book value of the accounts receivable and (y) 80% of the book value of the inventory.

SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

10.1.          Events of Default.

The occurrence of one or more of the following events shall constitute an "Event of Default":

10.1.1.          Nonpayment of Obligations. Borrowers shall fail to pay (i) any principal of any Loan or any LC Obligations on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise), or (ii) any interest on the Obligations or any other Obligations (other than principal of Loans or LC Obligations) within three Business Days of when the same shall become due and payable (whether due at stated maturity, on demand, upon acceleration or otherwise).

10.1.2.          Misrepresentations. Any representation or warranty made or furnished to Agent or any Lender by or on behalf of any Borrower or any Guarantor in any of the Loan Documents proves to have been false or misleading in any material respect when made, deemed made, furnished or reaffirmed pursuant to Section 7.2 hereof, and, if the circumstances giving rise to such false or misleading representation or warranty are susceptible of being cured in all material respects, such false or misleading representation or warranty shall not be cured in all material respects for five days after the earlier to occur of (i) the date on which a Responsible Officer of Borrower Representative shall obtain knowledge thereof, or (ii) the date on which written notice thereof shall have been given to Borrowers by Agent.

10.1.3.          Breach of Specific Covenants. Any Borrower shall fail or neglect to perform, keep or observe any covenant contained in Section or subsection 5.3, 6.1.1 (first sentence), 6.1.2 (first two sentences), 6.2.3, 6.2.4, 8.1.1, 8.1.2, 8.1.7, 8.1.9, 8.1.10, 8.1.11 or 8.2 hereof on the date that Borrowers are required to perform, keep or observe such covenant or shall fail or neglect to perform, keep or observe any covenant contained in subsection 8.1.3, 8.1.4, or 8.1.5 hereof within five days following the date on which Borrowers are required to perform, keep or observe such covenant.

10.1.4.          Breach of Other Covenants. Borrowers shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is addressed specifically elsewhere in this Section 10.1) and the breach of such other covenant is not cured within 30 days after the earlier to occur of any Borrower's receipt of notice of such breach from Agent or the date on which such failure or neglect first becomes known to any Responsible Officer of Borrower Representative.

10.1.5.          Default Under Other Loan Documents. Any default or event of default shall occur under, or any Loan Party shall default in the performance or observance of any term, covenant, condition or agreement (other than payment of any of the Obligations) contained in, any of the Loan Documents (other than this Agreement) and such default or event of default shall continue beyond any applicable grace period, or, if no grace period is specified, within 30 days after the sooner to occur of any Borrower's receipt of notice of such breach from Agent or the date on which such failure or neglect first becomes known to any Responsible Officer of Borrower Representative.

10.1.6.          Other Defaults. There shall occur any default or event of default on the part of any Loan Party under any agreement, document or instrument to which such Loan Party is a party or by which such Loan Party or any of its Property is bound, evidencing or relating to any Indebtedness (other than the Obligations) with an outstanding principal balance in excess of $10,000,000, if (i) the default or event of default results from the failure to pay such Indebtedness at maturity thereof or (ii) the payment or maturity of such Indebtedness is or could be accelerated as a result of such default or event of default.

10.1.7.          Insolvency and Related Proceedings. Any Loan Party (other than a Loan Party that is an Insignificant Subsidiary as of such date of determination) shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against any such Loan Party under U.S. federal bankruptcy laws or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing (and any such petition for relief filed against such Loan Party shall not be dismissed within 60 days after the filing or commencement thereof), or any such Loan Party shall make (or shall call or attend a meeting for the purpose of making) any offer of settlement, extension or composition to their respective unsecured creditors generally or shall take any corporate action in furtherance thereof.

10.1.8.          Business Disruption; Condemnation. (a) There shall occur a cessation of a substantial part of the business of any Loan Party, and such cessation would reasonably be expected to have a Material Adverse Effect, (b) any Loan Party shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any substantial part of its business affairs, and such action would reasonably be expected to have a Material Adverse Effect, (c) any substantial portion of the Collateral shall be taken through condemnation, and such taking would reasonably be expected to have a Material Adverse Effect, or (d) the value of such Collateral shall be impaired through condemnation, and such impairment would reasonably be expected to have a Material Adverse Effect.

10.1.9.          Change of Ownership. (a) any person (other than Glencore) or group of persons (within the meaning of the Exchange Act) shall own or control, beneficially or of record in excess of 50% of the issued and outstanding Securities and Voting Stock of Century or

(b) Century shall cease to own and control, beneficially and of record (directly or indirectly), 100% of the issued and outstanding Securities and Voting Stock of each other Borrower and each Guarantor.

10.1.10.          ERISA. An ERISA Event shall occur which when taken together with all other ERISA Events that have occurred and are continuing, would reasonably be expected to have a Material Adverse Effect.

10.1.11.          Challenge to Agreement. Any Loan Party shall challenge or contest in any action, suit or proceeding the validity or enforceability of any of the Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Agent pursuant to the Loan Documents; provided that no Default or Event of Default shall occur under this subsection 10.1.11 solely as a result of any good faith dispute by a Loan Party as to the amount of any sum purported to be due under any Loan Document.

10.1.12.          Repudiation of or Default Under Guaranty Agreement. Any Guarantor shall revoke or attempt to revoke the Guaranty Agreement executed by such Guarantor, or shall repudiate such Guarantor's liability thereunder or shall be in default under the terms thereof in any material respect.

10.1.13.          Judgments. Any money judgment, writ of attachment or similar processes (collectively, "Judgments") are issued or rendered against any Loan Party or any of the Collateral (i) in the case of money judgments, in an amount of $5,000,000 or more for all such judgments, attachments or processes in the aggregate, in each case in excess of (A) any applicable insurance with respect to which the insurer has admitted liability and (B) any reserves maintained for such purpose, and (ii) in the case of non-monetary Judgments, such Judgment or Judgments (in the aggregate) would reasonably be expected to have a Material Adverse Effect, in each of the cases described in clauses (i) and (ii) above, which Judgment is not paid, stayed, released, discharged or bonded pending appeal within 40 days.

10.2.          Acceleration of the Obligations.

Upon or at any time after the occurrence and during the continuance of an Event of Default, (i) the Revolving Loan Commitments shall, at the option of Agent or Majority Lenders, be terminated and/or (ii) Agent or Majority Lenders may declare all or any portion of the Obligations at once due and payable without presentment, demand protest or further notice by Agent or any Lender, and Borrowers shall forthwith pay to Agent the full amount of such Obligations; provided, that upon the occurrence of an Event of Default specified in subsection 10.1.7 hereof, the Revolving Loan Commitments shall automatically be terminated and all of the Obligations shall become automatically due and payable, in each case without declaration, notice or demand by Agent or any Lender.

10.3.          Other Remedies.

Upon the occurrence and during the continuance of an Event of Default, Agent shall have and may exercise, and shall exercise at the election of Majority Lenders, from time to time the following other rights and remedies:

10.3.1.          All of the rights and remedies of a secured party under the UCC or under other applicable law, and all other legal and equitable rights to which Agent or Lenders may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

10.3.2.          The right to take immediate possession of the Collateral, and to (i) require each Borrower to assemble the Collateral, at Borrowers' expense, and make it available to Agent at a place designated by Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of any Borrower or any Subsidiary of any Borrower, Borrowers agree not to charge, or permit any of its Subsidiaries to charge, Agent for storage thereof).

10.3.3.          The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Agent, in its sole discretion, may deem advisable. Agent may, at Agent's option, disclaim any and all warranties regarding the Collateral in connection with any such sale. Borrowers agree that 10 days' written notice to Borrowers or any of their Subsidiaries of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Agent may designate in said notice. Agent shall have the right to conduct such sales on any Borrower's or any of its Subsidiaries' premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent, on behalf of Secured Parties, may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral may be applied, after allowing two Business Days for collection, first, to the costs, expenses and attorneys' fees incurred by Agent in collecting the Obligations, in enforcing the rights of Agent and Lenders under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral; second, to the interest due upon any of the Obligations; and third, to the principal of the Obligations. If any deficiency shall arise, each Borrower shall remain jointly and severally liable to Agent and Lenders therefor.

10.3.4.          Agent is hereby granted a non-exclusive license to use, after the occurrence and during the continuance of an Event of Default, without charge, each Borrower's labels, patents, copyrights, licenses, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, for and only to the extent necessary to complete (in respect of raw materials and work-in-process inventory), advertise for sale and sell any Collateral as permitted under the Loan Documents.

10.3.5.          Agent may, at its option, require Borrowers to deposit cash collateral or a Supporting Letter of Credit in accordance with subsection 1.2.10 hereof and, if Borrowers fail to promptly make such deposit or post such Supporting Letter of Credit, Agent may advance such amount as a Revolving Credit Loan (whether or not an Overadvance is created thereby). Each such Revolving Credit Loan shall be secured by all of the Collateral and shall constitute a Base Rate Portion. Any such deposit or advance shall be held by Agent as a reserve to fund future payments on future drawings against Letters of Credit. At such time as all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to Borrowers.

10.4.          Setoff and Sharing of Payments.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, after the occurrence and during the continuance of any Event of Default, each Lender and each wholly-owned Subsidiary of any Lender is hereby authorized by Borrowers at any time or from time to time, with prior written consent of Agent and with reasonably prompt subsequent notice to Borrowers (any prior or contemporaneous notice to Borrowers being hereby expressly waived) to set off and to appropriate and to apply any and all (i) balances held by such Lender or wholly-owned Subsidiary at any of its offices for the account of any Borrower or any of its Subsidiaries (regardless of whether such balances are then due to a Borrower or its Subsidiaries), and (ii) other Property at any time held or owing by such Lender or wholly-owned Subsidiary to or for the credit or for the account of any Borrower or any of its Subsidiaries, against and on account of any of the Obligations. Any Lender exercising a right to set off (or whose wholly-owned Subsidiary has exercised a right of set off) shall, to the extent the amount of any such set off exceeds its Revolving Loan Percentage of the amount set off, purchase for cash (and the other Lenders shall sell) interests in each such other Lender's pro rata share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender in accordance with their respective Revolving Loan Percentages. Each Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its pro rata share of the Obligations and upon doing so shall deliver such excess to Agent for the benefit of all Lenders in accordance with the Revolving Loan Percentages.

10.5.          Remedies Cumulative; No Waiver.

All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrowers contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any Guaranty Agreement given to Agent or any Lender or contained in any other agreement between any Lender and Borrowers or between Agent and Borrowers heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrowers herein contained. The failure or delay of Agent or any Lender to require strict performance by Borrowers of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and other Obligations owing or to become owing from Borrowers to Agent and each Lender have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by Borrowers under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Lenders, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and signed by a duly authorized representative of Agent and directed to Borrowers.

SECTION 11. AGENT

11.1.        Authorization and Action.

Each Lender hereby appoints WFCF as "Agent" under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers under this Agreement and the other Loan Documents as are expressly delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. In performing its functions and duties under this Agreement, Agent shall act solely on behalf of the Secured Parties and shall not assume, or be deemed to have assumed, any obligation toward, or relationship of agency or trust with or for, any Borrower. The provisions of this Section 11 are solely for the benefit of Agent and Lenders, and Borrowers shall have no rights as third party beneficiaries of any provisions of this Section 11. As to any matters not expressly provided for by this Agreement and the other Loan Documents, Agent may, but shall not be required to, exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, whenever such instruction shall be requested by Agent or required hereunder, or a greater or lesser number of Lenders if so required hereunder, and such instructions shall be binding upon all Lenders; provided that Agent shall be fully justified in failing or refusing to take any action which exposes Agent to any liability or which is contrary to this Agreement, the other Loan Documents or applicable law, unless Agent is indemnified to its satisfaction by the other Lenders against any and all liability and expense which it may incur by reason of taking or continuing to take any such action. If Agent seeks the consent or approval of the Majority Lenders (or a greater or lesser number of Lenders as required in this Agreement), with respect to any action hereunder, Agent shall send notice thereof to each Lender and shall notify each Lender at any time that the Majority Lenders (or such greater or lesser number of Lenders) have instructed Agent to act or refrain from acting pursuant hereto.

11.2.        Agent's Reliance, Etc.

Neither Agent, any Affiliate of Agent, nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Agent: (i) may treat each Lender party hereto as the holder of Obligations until Agent receives written notice of the assignment or transfer or such lender's portion of the Obligations signed by such Lender and in form reasonably satisfactory to Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranties or representations to any Lender and shall not be responsible to any Lender for any recitals, statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents; (iv) shall not have any duty beyond Agent's customary practices in respect of loans in which Agent is the only lender, to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of Borrowers, to inspect the Property (including the books and records) of Borrowers, to monitor the financial condition of Borrowers or to ascertain the existence or possible existence or continuance of any Default or Event of Default; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (vi) shall not be liable to any Lender for any action taken, or inaction, by Agent upon the instructions of Majority Lenders pursuant to Section 11.1 hereof or refraining to take any action pending such instructions; (vii) shall not be liable for any apportionment or distributions of payments made by it in good faith pursuant to Section 3 hereof; (viii) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate, message or other instrument or writing (which may be by telephone, facsimile, telegram, cable or electronic mail) believed in good faith by it to be genuine and signed or sent by the proper party or parties; and (ix) may assume that no Event of Default has occurred and is continuing, unless Agent has actual knowledge of the Event of Default, has received notice from Borrowers or Borrowers' independent certified public accountants stating the nature of the Event of Default, or has received notice from a Lender stating the nature of the Event of Default and that such Lender considers the Event of Default to have occurred and to be continuing. If any apportionment or distribution described in clause (vii) above is determined to have been made in error, the sole recourse of any Person to whom payment was due but not made shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.

11.3.        WFCF and its Affiliates.

With respect to its commitment hereunder to make Loans, WFCF shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the terms "Lender," "Lenders" or "Majority Lenders" shall, unless otherwise expressly indicated, include WFCF in its individual capacity as a Lender. WFCF and its Affiliates may lend money to, and generally engage in any kind of business with, Borrowers, and any Person who may do business with or own Securities of any Borrower, all as if WFCF were not Agent and without any duty to account therefor to any other Lender.

11.4.        Lender Credit Decision.

Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to herein and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Agent shall not have any duty or responsibility, either initially or on an ongoing basis, to provide any Lender with any credit or other similar information regarding Borrowers.

11.5.        Indemnification.

Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers), in accordance with their respective Revolving Loan Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent under this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share, as set forth above, of any out-of-pocket expenses (including attorneys' fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrowers. The obligations of Lenders under this Section 11.5 shall survive the payment in full of all Obligations and the termination of this Agreement. If after payment and distribution of any amount by Agent to Lenders, any Lender or any other Person, including Borrowers, any creditor of any Borrower, a liquidator, administrator or trustee in bankruptcy, recovers from Agent any amount found to have been wrongfully paid to Agent or disbursed by Agent to Lenders, then Lenders, in accordance with their respective Revolving Loan Percentages, shall reimburse Agent for all such amounts.

11.6.        Rights and Remedies to Be Exercised by Agent Only.

Each Lender agrees that, except as set forth in Section 10.4, no Lender shall have any right individually (i) to realize upon the security created by this Agreement or any other Loan Document, (ii) to enforce any provision of this Agreement or any other Loan Document, or (iii) to make demand under this Agreement or any other Loan Document.

11.7.        Agency Provisions Relating to Collateral.

Each Lender authorizes and ratifies Agent's entry into this Agreement and the Security Documents for the benefit of Lenders. Each Lender agrees that any action taken by Agent with respect to the Collateral in accordance with the provisions of this Agreement or the Security Documents, and the exercise by Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent is hereby authorized on behalf of all Secured Parties, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected Agent's Liens upon the Collateral, for the benefit of the other Secured Parties. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (i) upon termination of the Agreement and payment and satisfaction of all Obligations; or (ii) constituting Property in which no Borrower owned any interest at the time the Lien was granted or at any time thereafter; or (iii) in connection with any foreclosure sale or other disposition of Collateral after the occurrence and during the continuance of an Event of Default; or (iv) if approved, authorized or ratified in writing by Agent at the direction of all Lenders. Upon request by Agent at any time, Lenders will confirm in writing Agent's authority to release particular types or items of Collateral pursuant hereto. Agent shall have no obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by any Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent herein or pursuant to the Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of its rights, authorities and powers granted or available to Agent in this Section 11.7 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, but consistent with the provisions of this Agreement, including given Agent's own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any Lender.

11.8.        Agent's Right to Purchase Commitments.

Agent shall have the right, but shall not be obligated, at any time upon written notice to any Lender and with the consent of such Lender, which may be granted or withheld in such Lender's sole discretion, to purchase for Agent's own account all of such Lender's interests in this Agreement, the other Loan Documents and the Obligations, for the face amount of the outstanding Obligations owed to such Lender, including all accrued and unpaid interest and fees.

11.9.        Resignation of Agent; Appointment of Successor.

Agent may resign as Agent by giving not less than 30 days' prior written notice to Lenders and Borrowers (provided, that no notice shall be required if an Event of Default exists). If Agent shall resign under this Agreement, then, (i) subject to the consent of Borrowers (which consent shall not be unreasonably withheld and which consent shall not be required during any period in which a Default or an Event of Default exists), Majority Lenders shall appoint from among the Lenders a successor agent for Lenders or (ii) if a successor agent shall not be so appointed and approved within the 30 day period following Agent's notice to Lenders and Borrowers of its resignation, then Agent shall appoint a successor agent (subject to the consent of Borrowers as set forth in clause (i) above) who shall serve as Agent until such time as Majority Lenders appoint a successor agent. Upon its appointment, such successor agent shall succeed to the rights, powers and duties of Agent and the term "Agent" shall mean such successor effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Section 11 shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

11.10.      Audit and Examination Reports; Disclaimer by Lenders.

By signing this Agreement, each Lender:

(a)            is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each audit or examination report (each a "Report" and collectively, "Reports") prepared by or on behalf of Agent;

(b)           expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report;

(c)           expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrowers and will rely significantly upon Borrowers' books and records, as well as on representations of Borrowers' personnel;

(d)           agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner, in accordance with the provisions of Section 12.16; and

(e)           without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Borrowers; and (ii) to pay and protect, and indemnify, defend and hold Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including attorneys' fees and expenses) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

11.11.      USA Patriot Act.

Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a "shell" and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within 10 days after the Second Restatement Effective Date and (2) at such other times as are required under the USA Patriot Act.

11.12.      Bank Product Providers.

Each Bank Product Provider shall be deemed a party hereto for purposes of any reference in a Loan Document to the parties for whom Agent is acting; it being understood and agreed that the rights and benefits of such Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider's right to share in payments and collections out of the Collateral as more fully set forth herein; provided, that (i) no Bank Product Provider shall be entitled to any such rights or benefits unless it notifies Agent in writing of a Bank Product within five (5) days after such Bank Product is established and (ii) no Bank Product Provider of a Derivative Obligation shall be entitled to any such rights or benefits unless it and Borrower Representative jointly notify Agent in writing that the Product Obligations with respect to such Bank Product are to be secured pursuant to this Agreement and the other Loan Documents. In connection with any such distribution of payments and collections, Agent shall be entitled to assume no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified Agent in writing of the amount of any such liability owed to it prior to such distribution. In addition, Agent shall not be obligated to establish or increase a Bank Product Reserve for any Bank Product unless after giving effect to such establishment or increase the sum of the Bank Product Reserves established for all Bank Products does not exceed $10,000,000. It is understood and agreed that all obligations in respect of Bank Products described in clause (i) of the definition thereof shall be secured by the Collateral and constitute Product Obligations.

SECTION 12. MISCELLANEOUS

12.1.        Right of Sale, Assignment, Participations.

Borrowers hereby consent to any Lender's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including such Lender's rights, title, interests, remedies, powers and duties hereunder or thereunder subject to the terms and conditions set forth below:

12.1.1.     Sales, Assignments. Each Lender hereby agrees that, with respect to any sale or assignment (i) no such sale or assignment (A) shall be for an amount of less than $5,000,000 (unless it is an assignment of all of a Lender's interest) or (B) may be made to any Loan Party or any Affiliate of a Loan Party, (ii) each such sale or assignment shall be made on terms and conditions which are customary in the industry at the time of the transaction, (iii) Agent, Issuing Lender and, in the absence of a Default or Event of Default, Borrowers, must consent, such consent not to be unreasonably withheld, to each such assignment to a Person that is not a Lender or an Affiliate of a Lender having substantially similar credit quality as such Lender (it being understood that (A) it will not be unreasonable for Borrowers to withhold their consent to an assignment to any Person if after giving effect to such assignment, WFCF and its Affiliates would have less than 50% of the Revolving Loan Commitments and (B) in the absence of a Default or Event of Default, any assignment to a Lender or Affiliate of a Lender by WFCF and its Affiliates that would result in WFCF and its Affiliates having less than 50% of the Revolving Loan Commitments shall require the consent of Borrowers, such consent not to be unreasonably withheld), (iv) the assigning Lender shall pay to Agent a processing and recordation fee of $3,500 and any out-of-pocket attorneys' fees and expenses incurred by Agent in connection with any such sale or assignment and (v) Agent, the assigning Lender and the assignee Lender shall each have executed and delivered an Assignment and Acceptance Agreement. After such sale or assignment has been consummated (x) the assignee Lender thereupon shall become a "Lender" for all purposes of this Agreement and (y) the assigning Lender shall have no further liability for funding the portion of Revolving Loan Commitments assumed by such other Lender. Agent (as a non-fiduciary agent on behalf of each Borrower) shall maintain, or cause to be maintained, a register (the "Register") in the United States on which it enters the name and address of each Lender as the registered owner of a Loan (and the principal amount thereof and stated interest thereon) held by such Lender (each, a "Registered Loan"). Other than in connection with an assignment by a Lender of all or any portion of a Loan to an Affiliate of such Lender, (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), a Borrower shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Loan to an Affiliate of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of each Borrower as a non-fiduciary agent, shall maintain a register comparable to the Register. Agent (and any Lender maintaining a comparable register for transfer to Affiliates) shall make a copy of the Register available for review by Borrower Representative from time to time as Borrower Representative may reasonably request.

12.1.2.     Participations. Any Lender may grant participations in its extensions of credit hereunder to any other Lender or other lending institution (a "Participant"); provided that (i) no such participation shall be for an amount of less than $5,000,000, (ii) no Participant shall thereby acquire any direct rights under this Agreement, (iii) no Participant shall be granted any right to consent to any amendment, except to the extent any of the same pertain to (1) reducing the aggregate principal amount of, or interest rate on, or fees applicable to, any Loan in which such Participant participates or (2) extending the final stated maturity of any Loan or the stated maturity of any portion of any payment of principal of, or interest or fees applicable to, any of the Loans in which such Participant participates; provided that the rights described in this subclause (2) shall not be deemed to include the right to consent to any amendment with respect to or which has the effect of requiring any mandatory prepayment of any portion of any Loan or any amendment or waiver of any Default or Event of Default, (iv) no sale of a participation in extensions of credit shall in any manner relieve the originating Lender of its obligations hereunder, (v) the originating Lender shall remain solely responsible for the performance of such obligations, (vi) Borrowers and Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents, (vii) in no event shall any financial institution purchasing the participation grant a participation in its participation interest in the Loans without the prior written consent of Agent, and, in the absence of a Default or an Event of Default, Borrowers, which consents shall not unreasonably be withheld and (viii) all amounts payable by Borrowers hereunder shall be determined as if the originating Lender had not sold any such participation. In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) in the United States a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the "Participant Register"). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. Each Lender shall make a copy of its Participant Register, to the extent one is required hereunder, available for review by Borrower Representative from time to time as Borrower Representative may reasonably request.

12.1.3.     Foreign Lenders and Transferees.

(a)           Each Foreign Lender or other Lender that is a foreign person for the purposes of the Code shall (i) furnish to Borrower Representative and Agent a duly executed and valid United States Internal Revenue Service Form W-8BEN, United States Internal Revenue Service Form W-8ECI (wherein such Lender claims entitlement to complete exemption from United States federal withholding tax on all interest payments hereunder), or Form W-8IMY (with appropriate attachments), as applicable, and (ii) provide to Borrower Representative and Agent a new Form W-8BEN, Form W-8ECI or Form W-8IMY (with appropriate attachments) upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such Lender, and comply from time to time with all applicable United States laws and regulations with regard to such withholding tax exemption. In addition, if such Lender is claiming an exemption from United States withholding tax pursuant to the portfolio interest exception of Code Section 871(h) or Code Section 881(c), such Lender in addition to providing the Form W-8BEN or Form W-8IMY (with appropriate attachments) shall deliver to each of Borrower Representative and Agent a statement of the Lender signed under penalty of perjury, that it is not a (I) a "bank" as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC. Any Lender that is not a Foreign Lender and is not an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c) shall provide to Borrower's Representative and Agent a duly executed United States Internal Revenue Service Form W-9 certifying as to its U.S. tax identification number to qualify for an exemption from United States backup withholding taxes, and shall provide an updated executed Form W-9 to Borrower Representative and Agent upon any information contained on a previous form becoming obsolete.

(b)           If, pursuant to this Section 12.1, any interest in this Agreement or any Loans is transferred to any transferee which is organized under the laws of any jurisdiction other than the United States or any state thereof or is otherwise a foreign person for the purposes of the Code, the transferor Lender shall cause such transferee (other than any Participant), and shall cause any Participant, concurrently with and as a condition precedent to the effectiveness of such transfer, to (i) represent to the transferor Lender (for the benefit of the transferor Lender, Agent, and Borrowers) that under applicable law and treaties no taxes will be required to be withheld by Agent, any Borrowers or the transferor Lender with respect to any payments to be made to such transferee in respect of the interest so transferred, (ii) furnish to the transferor Lender, Agent and Borrower Representative either United States Internal Revenue Service Form W-8BEN, Form W-8ECI (wherein such transferee claims entitlement to complete exemption from United States federal withholding tax on all interest payments hereunder) or Form W-8IMY (with appropriate attachments), as applicable, and if applicable, the Portfolio Interest Certificate, and (iii) agree (for the benefit of the transferor Lender, Agent and Borrowers) to provide the transferor Lender, Agent and Borrower Representative a new Form W-8BEN, Form W-8ECI or Form W-8IMY (with appropriate attachments), as applicable, upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable United States laws and regulations with regard to such withholding tax exemption. With respect to any transferee or Participant that is not a foreign person for the purposes of the Code and is not an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c) as a condition of the effectiveness of such transfer under this Section 12.1, such Person shall provide to the transferor Lender and each of the Borrower Representative and Agent, a duly executed United States Internal Revenue Service Form W-9, and shall provide an updated executed Form W-9 to the transferor Lender, Borrower Representative and Agent upon any information contained on a previous form becoming obsolete.

(c)           If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of any Borrower, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of such Borrower to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender's or such Participant's documentation provided pursuant to this Section 12.1.3 as no longer valid. With respect to such percentage amount, such Participant or Assignee shall provide new documentation, pursuant to Section 12.1.3, if applicable. Borrower agrees that each Participant shall be entitled to the benefits of Section 2.9 with respect to its participation in any portion of the Obligations so long as such Participant complies with the obligations set forth in this subsection 12.1.3 with respect thereto.

(d)           If a payment made to a Lender or Participant under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or Participant were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Participant shall deliver to the Borrowers and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Agent as may be necessary for the Borrowers and the Agent to comply with their obligations under FATCA and to determine that such Lender or Participant has complied with such Lender’s or Participant’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(e)           If the Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section, together with all costs and expenses (including attorney's fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

12.1.4.     Assignment to Federal Reserve Bank. In addition to the other assignment rights provided in this Section 12.1, each Lender may assign, as collateral or otherwise, and without notice to or consent of the Agent or any Borrower, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to any Federal Reserve Bank pursuant to Regulation A of the Federal Reserve Board.

12.2.        Amendments, Etc.

12.2.1.     Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and Borrowers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall be effective, unless (i) in writing and signed by each Lender, to do any of the following: (1) increase the Revolving Credit Maximum Amount (except in accordance with Section 1.3) or any Lender's Revolving Loan Commitment, (2) reduce the principal of, or interest on, any amount payable hereunder, other than those payable only to Agent or Issuing Lender in its capacity as such, which may be reduced by Agent unilaterally, (3) decrease any interest rate payable hereunder, (4) postpone any date fixed for any payment of principal of, or interest on, any amounts payable hereunder, other than those payable only to Agent in its capacity as such, which may be postponed by Agent unilaterally, (5) increase any advance percentage contained in the definition of the term "Borrowing Base" or amend any component of the "Borrowing Base" or any of the defined terms that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, (6) reduce the number of Lenders that shall be required for Lenders or any of them to take any action hereunder, (7) release or discharge any Person liable for the performance of any obligations of any Borrower hereunder or under any of the Loan Documents, (8) amend any provision of this Agreement that requires the consent of all Lenders or consent to or waive any breach thereof, (9) amend the definition of the term "Majority Lenders", (10) amend this Section 12.2 ~~or~~, (11) release or subordinate any substantial portion of the Collateral, unless otherwise permitted pursuant to Section 11.7 hereof, or (12) amend Section 3.4.2; or (ii) in writing and signed by Issuing Lender in addition to the Lenders required above to affect the rights or duties of Issuing Lender under this Agreement or any other Loan Document or (iii) in writing and signed by Agent in addition to the Lenders required above to affect the rights or duties of Agent under this Agreement or any other Loan Document. If a fee is to be paid by Borrowers in connection with any waiver or amendment hereunder, the agreement evidencing such amendment or waiver may, at the discretion of Agent (but shall not be required to), provide that only Lenders executing such agreement by a specified date may share in such fee (and in such case, such fee shall be divided among the applicable Lenders on a pro rata basis without including the interests of any Lenders who have not timely executed such agreement).

12.2.2.     Replacement of Lenders. If any Lender does not consent to any amendment, modification, termination or waiver requested by Borrowers and supported by Agent, then Borrowers may, at their sole expense and effort, upon notice to such Lender and Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Agreement), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender that supports such amendment, modification or waiver, if such assignee Lender accepts such assignment); provided, that: (i) the replacement Lender shall be (a) an existing Lender or (b) another financial institution reasonably acceptable to Agent; (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts); (iii) the assignee shall execute an Assignment and Acceptance Agreement pursuant to which it shall become a party hereto as provided in subsection 12.1.1, and (iv) upon compliance with the provisions for assignment provided in subsection 12.1.1 and the payment of amounts referred to in clause (ii), such assignee shall constitute a "Lender" hereunder and the Lender being so replaced shall no longer constitute a "Lender" hereunder.

12.3.        Power of Attorney.

Each Borrower hereby irrevocably designates, makes, constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower's true and lawful attorney (and agent-in-fact), solely with respect to the matters set forth in this Section 12.3, and Agent, or Agent's agent, may, without notice to any Borrower and in any Borrower's or Agent's name, but at the cost and expense of Borrowers:

12.3.1.     At such time or times upon or after the occurrence and during the continuance of an Event of Default, endorse any Borrower's name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Agent or under Agent's control.

12.3.2.     At such time or times upon or after the occurrence and during the continuance of an Event of Default, as Agent or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of any Borrower's rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Agent deems advisable, and at Agent's option, with all warranties regarding the Collateral disclaimed; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign any Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to any Borrower and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse the name of any Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Agent on account of the Obligations; (viii) endorse the name of any Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use any Borrower's stationery and sign the name of any Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and Computer Hardware and Software relating to the Accounts, Inventory, Equipment and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Agent's determination, to fulfill any Borrower's obligations under this Agreement.

The power of attorney granted hereby shall constitute a power coupled with an interest and shall be irrevocable.

12.4.        Indemnity.

Each Borrower hereby agrees to indemnify (a) Agent, (b) Letter of Credit Issuer, (c) each Lender, (d) each of the Affiliates of each of the Persons listed in the foregoing clauses (a) through (c), and (e) each of the directors, members, managers, general partners, limited partners, officers, and employees of each of the Persons listed in the foregoing clauses (a) through (d) (collectively, the "Indemnified Persons") and hold each of the Indemnified Persons harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by such Indemnified Person (including reasonable attorneys' fees and legal expenses) as the result of any Borrower's failure to observe, perform or discharge such Borrower's duties hereunder. In addition, each Borrower shall defend each Indemnified Person against and save it harmless from all claims of any Person with respect to the Collateral (except those resulting from the gross negligence or intentional misconduct of such Indemnified Person). Without limiting the generality of the foregoing, these indemnities shall extend to any claims asserted against any Indemnified Person by any Person under any Environmental Laws by reason of any Borrower's or any other Person's failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Notwithstanding the foregoing, (i) the foregoing indemnity shall not be available to any Indemnified Person to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Indemnified Person's gross negligence or willful misconduct; (ii) such indemnity shall not be available to any Indemnified Person for losses, claims, damages, liabilities or related expenses arising out of a proceeding in which such Indemnified Person and a Borrower are adverse parties to the extent that such Borrower prevails on the merits, as determined by a court of competent jurisdiction by final and nonappealable judgment (it being understood that nothing in this Agreement shall preclude a claim or suit by a Borrower against any indemnitee for such Indemnified Person's failure to perform any of its obligations to Borrowers under the Loan Documents); (iii) Borrowers shall not, in connection with any such proceeding or related proceedings in the same jurisdiction and in the absence of conflicts of interest, be liable for the fees and expenses of more than one law firm at any one time for the Indemnified Person (which law firm shall be selected (x) by mutual agreement of Agent and Borrower Representative or (y) if no such agreement has been reached following Agent's good faith consultation with Borrower Representative with respect thereto, by Agent in its sole discretion); (iv) each Indemnified Person shall give Borrower Representative (A) prompt notice of any such action brought against such Indemnified Person in connection with a claim for which it is entitled to indemnity under this Section 12.4 and (B) an opportunity to consult from time to time with such Indemnified Person regarding defensive measures and potential settlement; and (v) Borrowers shall not be obligated to pay the amount of any settlement entered in to without their written consent (which consent shall not be unreasonably withheld or delayed). Notwithstanding any contrary provision in this Agreement, the obligation of Borrowers under this Section 12.4 shall survive the payment in full of the Obligations and the termination of this Agreement.

12.5.        Sale of Interest.

No Borrower may sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including such Borrower's rights, title, interests, remedies, powers and duties hereunder or thereunder.

12.6.        Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.7.        Successors and Assigns.

This Agreement and each of the other Loan Documents shall be binding upon and inure to the benefit of the successors and assigns of each Borrower, Agent and each Lender permitted under Section 12.1 hereof.

12.8.        Cumulative Effect; Conflict of Terms.

The provisions of the other Loan Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

12.9.        Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

12.10.      Notice.

Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing, and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given, delivered or received immediately when delivered against receipt, three Business Days' after deposit in the mail, postage prepaid, one Business Day after deposit with an overnight courier or, in the case of facsimile notice, when sent with respect to machine confirmed, addressed as follows:

(A)	If to Agent:	Wells Fargo Capital Finance, LLC

10 South Wacker Drive, 22nd Floor

Chicago, Illinois 60606

~~2450 Colorado Avenue, Suite 3000 West~~

~~Santa Monica, California 90404~~

Attention: ~~Business Finance~~ Portfolio Manager – Century

Aluminum

Facsimile No.: 310-453-7413

With a copy to:	Goldberg Kohn Ltd. 55 East Monroe Street, Suite 3300 Chicago, Illinois 60603 Attention: Jeffrey Dunlop Facsimile No.: 312-863-7828

(B)	If to Borrowers:	Century Aluminum Company 1 S. Wacker Drive Suite 1000 Chicago, Illinois 60606 Attention: General Counsel Facsimile No.: 312-696-3102 email: Jesse.Gary@centuryaluminum.com

With a copy to:	Vedder Price 222 North LaSalle Street Chicago, Illinois 60601 Attention: John T. Blatchford Facsimile No.: 312-609-5005

(C)	If to any Lender, at its address indicated on the signature pages hereof or in an Assignment and Acceptance Agreement,

or to such other address as each party may designate for itself by notice given in accordance with this Section 12.10; provided, however, that any notice, request or demand to or upon Agent or a Lender pursuant to subsection 3.1.1 or 4.2.2 hereof shall not be effective until received by Agent or such Lender.

12.11.      Consent.

Whenever Agent's, Majority Lenders' or all Lenders' consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, except as otherwise specifically provided herein, Agent, Majority Lenders or all Lenders, as applicable, shall be authorized to give or withhold such consent in its or their sole and absolute discretion and to condition its or their consent upon the giving of additional Collateral security for the Obligations, the payment of money or any other matter.

12.12.      Credit Inquiries.

Subject to the confidentiality provisions contained in Section 12.16, Borrowers hereby authorize and permit Agent and each Lender to respond to usual and customary credit inquiries from third parties concerning any Borrower or any of its Subsidiaries.

12.13.      Time of Essence.

Time is of the essence of this Agreement and the other Loan Documents.

12.14.      Entire Agreement.

This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

12.15.      Interpretation.

No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

12.16.      Confidentiality.

Agent and each Lender shall hold all nonpublic information obtained pursuant to the requirements of this Agreement in accordance with Agent's and such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure (i) reasonably required by a prospective participant or assignee in connection with the contemplated participation or assignment, and shall require any such participant or assignee to agree to comply with this Section 12.16, (ii) as required or requested by any governmental authority or representative thereof or pursuant to legal process, (iii) to attorneys for and other advisors, accountants, auditors, and consultants to Agent or any Lender and to employees, directors and officers of Agent or any Lender on a "need to know" basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, and (iv) to any credit insurance providers on a "need to know" basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis.

12.17.      GOVERNING LAW; CONSENT TO JURISDICTION.

THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED IN AND SHALL BE DEEMED TO HAVE BEEN MADE IN NEW YORK, NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN NEW YORK, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF AGENT'S LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF AGENT'S OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF NEW YORK. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF ANY BORROWER, AGENT OR ANY LENDER, EACH BORROWER HEREBY CONSENTS AND AGREES THAT THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK, OR, AT AGENT'S OPTION, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWERS ON THE ONE HAND AND AGENT OR ANY LENDER ON THE OTHER HAND PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH BORROWER HEREBY WAIVES ANY OBJECTION WHICH ANY BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWERS AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWERS' ACTUAL RECEIPT THEREOF OR 3 DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY AGENT OR ANY LENDER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

12.18.      WAIVERS BY BORROWERS.

EACH BORROWER WAIVES (I) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND EACH LENDER HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL, AND (II) EXCEPT AS PROHIBITED BY LAW, ANY RIGHT TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT'S AND EACH LENDER'S ENTERING INTO THIS AGREEMENT AND THAT AGENT AND EACH LENDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH BORROWERS. EACH BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

12.19.      Advertisement.

Borrowers hereby authorize Agent to publish the names of Borrowers and the amount of the credit facility provided hereunder in any "tombstone" or comparable advertisement which Agent elects to publish.

12.20.      Reimbursement.

The undertaking by Borrowers to repay the Obligations and each representation, warranty or covenant of each Borrower are and shall be joint and several. To the extent that any Borrower shall be required to pay a portion of the Obligations which shall exceed the amount of loans, advances or other extensions of credit received by such Borrower and all interest, costs, fees and expenses attributable to such loans, advances or other extensions of credit, then such Borrower shall be reimbursed by the other Borrowers for the amount of such excess. This Section 12.20 is intended only to define the relative rights of Borrowers, and nothing set forth in this Section 12.20 is intended or shall impair the obligations of each Borrower, jointly and severally, to pay to Agent and Lenders the Obligations as and when the same shall become due and payable in accordance with the terms hereof. Notwithstanding anything to the contrary set forth in this Section 12.20 or any other provisions of this Agreement, it is the intent of the parties hereto that the liability incurred by each Borrower in respect of the Obligations of the other Borrowers (and any Lien granted by each Borrower to secure such Obligations) not constitute a fraudulent conveyance or fraudulent transfer under the provisions of any applicable law of any state or other governmental unit ("Fraudulent Conveyance"). Consequently, each Borrower, Agent and each Lender hereby agree that if a court of competent jurisdiction determines that the incurrence of liability by any Borrower in respect of the Obligations of any other Borrower (or any Liens granted by such Borrower to secure such Obligations) would, but for the application of this sentence, constitute a Fraudulent Conveyance, such liability (and such Liens) shall be valid and enforceable only to the maximum extent that would not cause the same to constitute a Fraudulent Conveyance, and this Agreement and the other Loan Documents shall automatically be deemed to have been amended accordingly, nunc pro tunc.

12.21.      Section Headings.

Article and Section headings and the table of contents used herein are for convenience of reference only, are not part of this Agreement, and shall not affect the construction or interpretation hereof.

12.22.      Acknowledgment and Consent to Bail-In of ~~EEA~~Affected Financial Institution.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~EEA~~Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of ~~an EEA~~the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an ~~EEA~~Affected Financial Institution; and

(b)           the effects of any Bail-in Action on any such liability, including, if applicable:

(i)         a reduction in full or in part or cancellation of any such liability;

(ii)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)      the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of ~~any EEA~~the applicable Resolution Authority.

12.23.      Acknowledgment Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, "QFC Credit Support" and each such QFC a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States). In the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[signature pages follow]

APPENDIX A

GENERAL DEFINITIONS

When used in the Second Amended and Restated Loan and Security Agreement dated as of May 16, 2018 (the "Agreement"), by and among Wells Fargo Capital Finance, LLC, the Lenders, and Century Aluminum Company, Century Aluminum of South Carolina, Inc., Century of Aluminum Kentucky General Partnership, NSA General Partnership, and Century Aluminum Sebree LLC, as Borrowers, (a) the terms Account, Chattel Paper, Deposit Account, Document, Instruments, Inventory, Proceeds, Securities Account, Software, and Supporting Obligations have the respective meanings assigned thereto under the UCC; (b) all terms reflecting Collateral having the meanings assigned thereto under the UCC shall be deemed to mean such Property, whether now owned or hereafter created or acquired by any Borrower or in which such Borrower now has or hereafter acquires any interest; (c) capitalized terms which are not otherwise defined have the respective meanings assigned thereto in the Agreement; (d) accounting terms not otherwise specifically defined in the Agreement shall be construed in accordance with GAAP consistently applied; and (e) the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

~~2013 Indenture – the Indenture, dated as of June 4, 2013, among Century, the Guarantors party thereto and Wilmington Trust, National Association, as Trustee and Noteholder Collateral Agent, governing Century's 7.5% Senior Secured Notes due 2021, as in effect on the Second Restatement Effective Date, a copy of which is attached to the Agreement as Exhibit G.~~

~~2020 Offering Circular – the Preliminary Confidential Offering Circular dated June 18, 2020 with respect to the proposed Senior Secured Notes due 2025, in the form delivered to Agent on June 17, 2020.~~

2021 Convertible Notes Indenture – the Indenture, dated as of April 9, 2021, among Century and Wilmington Trust, National Association, as Trustee, governing Century's 2.75% Convertible Senior Notes due 2028, as in effect on the Second Amendment Effective Date.

2021 Indenture – the Indenture, dated as of April 14, 2021, among Century, the Guarantors party thereto and Wilmington Trust, National Association, as Trustee and Noteholder Collateral Agent, governing Century's 7.5% Senior Secured Notes due 2028, as in effect on the Second Amendment Effective Date, a copy of which is attached to this Agreement as Exhibit K.

Account Debtor – any Person who is or may become obligated under or on account of any Account.

Acquisition – (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the capital stock or other equity interests of any other Person.

A-1

Adjusted Term SOFR – for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

Affected Financial Institution – (a) any EEA Financial Institution or (b) any UK Financial Institution.

Affiliate – with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with") with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Agent – as defined in the preamble to the Agreement.

Agent Loans – as defined in subsection 1.1.4 of the Agreement.

Aggregate Bank Product Reserve – as of any date of determination, the lesser of (a) $~~10,000,000~~15,000,000 and (b) the sum of the Bank Product Reserves that have been established by Agent as of such date of determination.

Agreement – the Amended and Restated Loan and Security Agreement referred to in the first sentence of this Appendix A, all Exhibits and Schedules thereto and this Appendix A, as each of the same may be amended, modified, restated or supplemented from time to time.

~~Announcements - has the meaning assigned thereto in Section 2.1.4.~~

Anti-Corruption Laws – the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

Anti-Money Laundering Laws – the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

Applicable Margin – the percentages set forth in the table below with respect to the Base Rate Portion and each ~~LIBOR~~SOFR Portion that corresponds to the average daily Availability for the immediately preceding fiscal quarter (such average to be determined using the Availability set forth in each Borrowing Base Certificate delivered during such fiscal year quarter, as adjusted on a daily basis to reflect any change in the amount of outstanding Revolving Credit Loans or LC Exposure (other than Cash Collateralized LC Exposure) or any change in Reserves during such period); provided, that for the period from the ~~Second Restatement~~Fourth Amendment Effective Date through June 30, ~~2018~~2022, the Applicable Margin shall be at Level ~~II~~III.

Level	Availability	Applicable Margin for Base Rate Portions	Applicable Margin for ~~LIBOR~~SOFR Portions
I	≥ an amount equal 67% of the Revolving Credit Maximum Amount	0.25%	1.25%
II	> an amount equal 33% of the Revolving Credit Maximum Amount but < an amount equal 67% of the Revolving Credit Maximum Amount	0.50%	1.50%
III	< an amount equal 33% of the Revolving Credit Maximum Amount	0.75%	1.75%

Assignment and Acceptance Agreement – an assignment and acceptance agreement substantially in the form of Exhibit A to the Agreement.

Available Tenor – as of any date of determination and with respect to the then-current Benchmark, as applicable, (~~x~~a) if ~~the then-current~~such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (~~y~~b) otherwise, any payment period for interest calculated with reference to such Benchmark~~, as applicable,~~ (or component thereof) that is or may be used for determining ~~the length of an Interest Period pursuant to this Agreement~~any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of ~~“~~"Interest Period~~”~~" pursuant to Section 3.13.3(iv).

Availability – at any time, the amount of additional money which Borrowers are entitled to borrow from time to time as Revolving Credit Loans, such amount being the lesser of (a) the difference derived when the sum of the principal amount of Revolving Credit Loans then outstanding (including any amounts which Agent or any Lender may have paid for the account of any Borrower in accordance with any of the Loan Documents and which have not been reimbursed by Borrowers), the LC Exposure (other than the Cash Collateralized LC Exposure), and any Reserves is subtracted from the Borrowing Base and (b) the difference derived when the sum of the principal amount of Revolving Credit Loans then outstanding (including any amounts which Agent or any Lender may have paid for the account of any Borrower in accordance with any of the Loan Documents and which have not been reimbursed by Borrowers), the LC Exposure, and any Reserves is subtracted from the Revolving Credit Maximum Amount.

Bail-In Action – the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.

Bail-In Legislation – with (a) respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule~~.~~, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

Bailee Certificate – a letter agreement substantially in the form of Exhibit B to the Agreement.

Bank Product - one or more of the following types of services extended to a Borrower by a Bank Product Provider as agreed from time to time in writing by Borrower Representative: (i) cash management (including controlled disbursement services) and (ii) Derivative Obligations.

Bank Product Provider – Wells Fargo, any Affiliate of Wells Fargo or any Lender or Affiliate of a Lender.

Bank Product Reserve – as of any date of determination, with respect to any Bank Product, the amount of the Reserve that Agent has established therefor (based upon the applicable Bank Product Provider's determination in its Reasonable Credit Judgment of the credit exposure of Borrowers in respect of such Bank Product) in respect of such Bank Product then provided or outstanding.

Base Rate –the greatest of (a) the Federal Funds Rate in effect on such day plus ½%, (b) the ~~LIBOR Rate (which rate shall be calculated based upon an Interest Period of 3 months and shall be determined on a daily basis)~~Term SOFR for a one-month tenor in effect on such day, plus 1%, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its "prime rate" in effect on such day, with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate ~~(and, if any such announced rate is below zero, then the rate determined pursuant to this clause (c)~~; provided that if the Base Rate as so determined shall ever be less than the Floor, then the Base Rate shall be deemed to be ~~zero)~~the Floor.

Base Rate Portion – that portion of the Revolving Credit Loans that is not subject to a ~~LIBOR~~SOFR Option.

Base Rate Term SOFR Determination Day – the meaning specified therefor in the definition of "Term SOFR".

Benchmark – , initially, the ~~LIBOR~~Term SOFR Reference Rate; provided that if a Benchmark Transition Event~~, a Term SOFR Transition Event, or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have~~ has occurred with respect to the ~~LIBOR~~Term SOFR Reference Rate or the then-current Benchmark, then ~~“~~"Benchmark~~”~~" means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.13.3(i).

~~Benchmark Replacement - for any Available Tenor,~~

~~(a)           with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:~~

~~(1)~~	~~the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;~~

~~(2)~~	~~the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;~~

~~(3)~~   Benchmark Replacement - with respect to any Benchmark Transition Event, the sum of: (~~A~~a) the alternate benchmark rate that has been selected by ~~the~~ Agent and ~~the~~ Borrower Representative ~~as the replacement for the then-current Benchmark for the applicable Corresponding Tenor~~ giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities ~~at such time~~ and (~~B~~b) the related Benchmark Replacement Adjustment; ~~or~~provided that if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

~~(b)           with respect to any Term SOFR Transition Event, the sum of (i) Term SOFR and( ii) the related Benchmark Replacement Adjustment;~~

~~provided that, (i) in the case of clause (a)(1), if the Agent decides that Term SOFR is not administratively feasible for the Agent, then Term SOFR will be deemed unable to be determined for purposes of this definition and (ii) in the case of clause (a)(1) or clause (b) of this definition, the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a)(1), (a)(2) or (a)(3) or clause (b) of this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.~~

~~Benchmark Replacement Adjustment - with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:~~

~~(1) for purposes of clauses (a)(1) and (a)(2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Agent:~~

~~(a)           the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement;~~

~~(b)           the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Available Tenor of such Benchmark;~~

~~(2) for purposes of clause (a)(3) of the definition of “~~Benchmark Replacement~~,”~~ Adjustment - with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by ~~the~~ Agent and ~~the~~Administrative Borrower ~~Representative~~ giving due consideration to (~~i~~a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such ~~Available Tenor of such~~ Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body ~~on the applicable Benchmark Replacement Date~~ or (~~ii~~b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such ~~Available Tenor of such~~ Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities~~; and~~.

~~(3) for purposes of clause (b) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of the LIBOR Rate with a SOFR-based rate;~~

~~provided that, (x) in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Agent in its reasonable discretion and (y) if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with Section 3.13.3(i) will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be, with respect to each Unadjusted Benchmark Replacement having a payment period for interest calculated with reference thereto, the Available Tenor that has approximately the same length (disregarding business day adjustments) as such payment period.~~

~~Benchmark Replacement Conforming Changes - with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).~~

Benchmark Replacement Date - the earliest to occur of the following events with respect to the then-current Benchmark:

(1)           in the case of clause (1) or (2) of the definition of ~~“~~"Benchmark Transition Event,~~”~~" the later of (~~a~~i) the date of the public statement or publication of information referenced therein and (~~b~~ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)           in in the case of clause (3) of the definition of "Benchmark Transition Event," the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c)  and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

~~(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;~~

~~(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Agent has provided the Term SOFR Notice to the Lenders and the Borrowers pursuant to Section 3.13.3(i)(B); or~~

~~(4)  in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Majority Lenders.~~

For the avoidance of doubt, ~~(i) if the event giving rise to the~~the "Benchmark Replacement Date ~~occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date”~~" will be deemed to have occurred in the case of clause (~~1~~a) or (~~2~~b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

Benchmark Transition Event - the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)           a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor (if applicable) of such Benchmark (or such component thereof);

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the ~~FRB~~Board of Governors, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)           a public statement or publication of information by ~~the regulatory supervisor for~~or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are ~~no longer representative~~not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, ~~a “~~if the then-current Benchmark has any Available Tenors, a "Benchmark Transition Event~~”~~" will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

Benchmark Transition Start Date – in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

Benchmark Unavailability Period - the period (if any) (x) beginning at the time that a Benchmark Replacement Date ~~pursuant to clauses (1) or (2) of that definition~~ has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.13.3 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.13.3.

Beneficial Ownership Certification – a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

Beneficial Ownership Regulation – 31 C.F.R. § 1010.230.

BHC Act Affiliate – with respect to any Person, an "affiliate" (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

Bill and Hold Agreement – an agreement among a Borrower, Agent and the applicable Account Debtor substantially in the form of Exhibit D to the Agreement or in such other form as is reasonably acceptable to Agent.

Blocked Account Agreement – a control agreement among a Borrower, Agent, and a depository bank substantially in the form of Exhibit C to the Agreement or in such other form as is reasonably acceptable to Agent.

Board of Governors – the Board of Governors of the Federal Reserve System of the United States (or any successor).

Borrower – as defined in the preamble to the Agreement.

Borrower Representative – Century Aluminum Company, acting on its own behalf as a Borrower and on behalf of all other Borrowers.

Borrowing – a borrowing of Loans or an issuance of Letters of Credit under the Agreement.

Borrowing Base – as at any date of determination thereof, an amount equal to the sum of:

(i)            85% (increased to 90% solely with respect to Eligible Accounts of Glencore so long as Glencore maintains Investment Grade Status (it being understood that such advance rate shall be 85% with respect to Glencore if it does not maintain Investment Grade Status)) of the net amount of Eligible Accounts outstanding at such date;

(ii)           the lesser of (A) the sum of (1) 75% of the value (as determined below) of Eligible Inventory consisting of work in process at such date, and (2) 80% of the value (as determined below) of Eligible Inventory consisting of finished goods or raw materials at such date, and (B) 85% times the most recently determined Net Liquidation Percentage times the value (as determined below) of Eligible Inventory (provided, that Availability attributable to Eligible Inventory consisting of work in process shall not exceed ~~$32,000,000~~the WIP Sublimit); and

(iii)          100% of the Qualified Cash Amount.

The advance rates set forth above may not be adjusted downward by Agent. For purposes hereof, (1) the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, at Agent's option exercised using its Reasonable Credit Judgment, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time and (2) the value of Eligible Inventory shall be determined on a first-in, first-out, lower of cost or market basis in accordance with GAAP, but excluding any write-downs resulting from loss on conversion.

Borrowing Base Certificate – a certificate of a Responsible Officer of Borrower Representative substantially in the form of Exhibit E to the Agreement (or another form acceptable to Agent) setting forth the calculation of the Borrowing Base. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by Borrowers and certified to Agent; provided that Agent shall have the right to review and adjust, in the exercise of its Reasonable Credit Judgment, any such calculation after giving notice thereof to Borrowers, to the extent that Agent determines that such calculation is not in accordance with the Agreement.

Business Day – any day~~, excluding~~ that is not a Saturday, Sunday ~~and any day which is a legal holiday under the laws of the State of New York or California or is a day on which banking institutions located in such state are closed; provided that with respect to determinations in connection with, and payments of principal and interest on, LIBOR Portions, such day is also a LIBOR Business Day.~~or other day on which the Federal Reserve Bank of New York is closed.

Capital Expenditures – expenditures made or liabilities incurred for the acquisition of any fixed or capital assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations; provided, however, that Capital Expenditures shall not include (a) expenditures to the extent they are paid with the proceeds of insurance settlements, condemnation awards, and other settlements in respect of lost, destroyed, damaged, or condemned fixed or capital assets, (b) expenditures to the extent they are financed with the proceeds of a sale or other disposition of fixed or capital assets that is expressly permitted under the Agreement, and (c) expenditures made in connection with the construction of any fixed or capital asset if the applicable Borrower intends to consummate a sale and leaseback transaction of such asset permitted under the Agreement within six months of the completion of such construction; provided that if such sale and leaseback transaction is not consummated within such time period, then all such expenditures will constitute Capital Expenditures in the period in which such six-month period ends.

Capitalized Lease Obligation – at the time of any determination thereof, any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateralized LC Exposure – as defined in subsection 1.2.11 of the Agreement.

Century – as defined in the preamble to the Agreement.

CFC – a controlled foreign corporation (as that term is defined in the Code).

Code – the Internal Revenue Code of 1986, as amended.

Collateral – all of the Property and interests in Property of Borrowers described in Section 5.1 of the Agreement and not excluded pursuant to Section 5.2 of the Agreement, and all other Property and interests in Property that may hereafter be pledged to Agent for the benefit of the Secured Parties to secure the payment and performance of any of the Obligations.

Commodity Exchange Act – means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

Compliance Certificate – a certificate substantially in the form of Exhibit F to the Agreement executed by a Financial Officer of Borrower Representative.

Computer Hardware and Software – all of any Borrower's rights (including rights as licensee and lessee) with respect to (i) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all software and all software programs designed for use on the computers and electronic data processing hardware described in clause (i) above, including all operating system software, utilities and application programs in any form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; and (iv) any documentation for hardware, software and firmware described in clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

Conforming Changes – with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of "Base Rate," the definition of "Business Day," the definition of "U.S. Government Securities Business Day," the definition of "Interest Period" or any similar or analogous definition (or the addition of a concept of "interest period"), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.13.3 and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

Consolidated – the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

Consolidated Net Income (Loss) – with respect to any fiscal period, the net income (or loss) of the Loan Parties determined in accordance with GAAP on a Consolidated basis; provided, however, Consolidated Net Income shall not include:

(i)            the net income (or loss) of any Person (other than a Loan Party) in which a Loan Party has an ownership interest unless received in a cash distribution or requiring the payment of cash;

(ii)           the net income (or loss) of any Person accrued prior to the date it became a Subsidiary of a Loan Party or is merged into or consolidated with a Loan Party;

(iii)          net after-tax non-cash extraordinary gains or losses as defined under GAAP;

(iv)          net after-tax non-cash gains or losses from asset dispositions other than sales in the ordinary course of business;

(v)           net after-tax non-cash gains or losses attributable to the early extinguishment of debt;

(vi)          any after-tax non-cash unrealized gains or losses on forward contracts or hedging contracts;

(vii)        the cumulative effect of a change in accounting principles;

(viii)       after-tax non-cash charges or gains relating to the valuation of inventory by application of the LIFO (last in/first out) method and lower of cost or market value method of inventory valuation;

(ix)          after-tax unrealized gains on contractual receivables until realized in cash;

(x)            all other after-tax non-cash charges or gains (excluding any such non-cash charge or gain to the extent that it represents an accrual of or reserve for cash expenditures or receipts in any future period); and

(xi)          interest income not paid in cash.

Controlled Investment Account – any Dominion Account or any other deposit account or securities account of a Borrower that is subject to a control agreement in favor of Agent, in form and substance satisfactory to Agent, with respect to such account.

~~Corresponding Tenor - with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.~~

Covenant Testing Period – a period (a) commencing on the last day of the fiscal month of Borrowers most recently ended on or prior to a Covenant Trigger Date and for which Agent has received financial statements required to be delivered pursuant to Section 8.1.3(c) and (b) ending on the first day after such Covenant Trigger Date that Availability equals or exceeds the Covenant Trigger Amount for 60 consecutive days.

Covenant Trigger Amount – at any date of determination, the greater of (a) an amount equal to 10% of the Line Cap as of such date and (b) $~~12,500,000~~17,850,000.

Covenant Trigger Date – any day on which Borrowers fail to maintain Availability in an amount greater than or equal to the Covenant Trigger Amount.

Covered Entity – any of the following:

(a)           a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)           a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)           a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

Covered Party – as defined in Section 12.23 of the Agreement.

Current Assets – at any date, the assets of a Person that would be properly classified as current assets on a balance sheet of such Person at such date in accordance with GAAP.

~~Daily Simple SOFR - for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.~~

Default – an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

Default Rate – as defined in subsection 2.1.2 of the Agreement.

Default Right – as defined in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

Defaulting Lender – any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and Borrower Representative in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, Issuing Lender, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified any Borrower, Agent or Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Agent or Borrower Representative, to confirm in writing to Agent and Borrower Representative that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrower Representative), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrower Representative, Issuing Lender, and each Lender.

Derivative Obligations – every obligation of a Person under any forward contract, futures contract, exchange contract, swap, option or other financing agreement or arrangement (including caps, floors, collars and similar arrangements), the value of which is dependent upon interest rates, currency exchange rates, commodities indices or other indices. Without limiting the foregoing, Derivative Obligations shall include, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.

Dilution – as of any date of determination, a percentage, based upon the experience of the immediately prior 180 consecutive days, that is the result of dividing the dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or similar non-cash items with respect to Borrowers' Accounts during such period, by (b) Borrowers' billings with respect to Accounts during such period.

Dilution Reserve – as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 5%.

Distribution – in respect of any Person, includes: (i) the payment of any dividends or other distributions on Securities (except distributions in such Securities) and (ii) the redemption, acquisition, or other retirement of Securities of such Person, as the case may be, unless made contemporaneously from the net proceeds of the sale of Securities.

Dominion Account – as defined in subsection 6.2.3 of the Agreement.

~~Early Opt-in Election - if the then-current Benchmark is the LIBOR Rate, the occurrence of:~~

~~(1)            a notification by the Agent to (or the request by the Borrower Representative to the Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and~~

~~(2)            the joint election by the Agent and the Borrowers to trigger a fallback from the LIBOR Rate and the provision by the Agent of written notice of such election to the Lenders.~~

EBITDA – with respect to any period, the sum of Consolidated Net Income (Loss) before Interest Expense, income taxes, depreciation and amortization for such period all as determined for Borrowers and Guarantors on a Consolidated basis and in accordance with GAAP.

EEA Financial Institution – (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country – any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority – any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Eligible Account – an Account arising in the ordinary course of the business of any Borrower from the sale of goods or rendition of services that complies with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents; provided that no Account shall be an Eligible Account if:

(i)             it arises out of a sale made or services rendered by a Borrower to a Subsidiary of a Borrower or an Affiliate of a Borrower or to a Person controlled by an Affiliate of a Borrower; or

(ii)            it remains unpaid more than 120 days after the original invoice date shown on the invoice or 60 days after the original due date shown on the invoice; or

(iii)           the Account Debtor has disputed liability or made a claim or exercised a right of setoff with respect to such Account; provided, that any such Account shall be eligible to the extent the amount thereof exceeds such dispute, claim, or right of setoff; or

(iv)          (A) the Account Debtor is also a creditor or supplier of a Borrower, or (B) the Account otherwise is subject to right of setoff by the Account Debtor; provided, that (1) any such Account shall be eligible to the extent such amount thereof exceeds such contract, setoff or similar right, and (2) any such Account shall be eligible to the extent such Account is subject to a No-Offset Letter executed by the applicable Account Debtor and delivered to Agent; or

(v)           the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws, as now constituted or hereafter amended, has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent to the knowledge of the applicable Borrower, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

(vi)          it arises from a sale made or services rendered to an Account Debtor outside the United States, unless either (1) such sale is made on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its Reasonable Credit Judgment or (2) such Account otherwise complies with the requirements of the definition of Eligible Account and Agent in its Reasonable Credit Judgment elects to treat such Account as an Eligible Account notwithstanding this clause (vi); or

(vii)         the Account Debtor is the United States of America, or any department, agency or instrumentality thereof, or any other Governmental Authority, unless either (1) the applicable Borrower assigns its right to payment of such Account to Agent in a manner satisfactory to Agent in its Reasonable Credit Judgment so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §203 et seq., as amended) or similar state or foreign statutes to the extent applicable, or (2) such Account otherwise complies with the requirements of the definition of Eligible Account and Agent in its Reasonable Credit Judgment elects to treat such Account as an Eligible Account notwithstanding this clause (vii); or

(viii)        it is not at all times subject to Agent's duly perfected, first priority security interest or is subject to a Lien that is not a Permitted Lien; or

(ix)           the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or

(x)            50% or more of the Accounts owing from the Account Debtor are not Eligible Accounts hereunder by reason of the application of clause (ii) above; or

(xi)           it represents service charges, late fees or similar charges; or

(xii)         it is not an existing account receivable which would be properly classified as such on the applicable Borrower's books in accordance with GAAP; or

(xiii)         the Account arises in a transaction wherein goods are sold pursuant to a sale or return, a sale on approval or any other terms by reason of which the payment by the Account Debtor may be conditional (expressly excluding goods sold on a "bill and hold" basis that are not excluded from Eligible Accounts pursuant to clause (xvi) below); or

(xiv)         the Account is not payable in U.S. Dollars;

(xv)          the Account is with respect to an Account Debtor (other than Glencore, Alcoa Corporation or Southwire Company, which are subject to the limitations set forth below), whose total Accounts owing to Borrowers exceed 20% (such percentage, as applied to a particular Account Debtor, being subject to adjustment by Agent in its Reasonable Credit Judgment) of all Eligible Accounts; the Account is with respect to Glencore to the extent its total Accounts owing to Borrowers exceed 100% (such percentage, as applied to Glencore, being subject to adjustment by Agent in its Reasonable Credit Judgment) of all Eligible Accounts; the Account is with respect to Alcoa Corporation to the extent its total Accounts owing to Borrowers exceed 30% (such percentage, as applied to Alcoa Corporation, being subject to adjustment by Agent in its Reasonable Credit Judgment) of all Eligible Accounts; the Account is with respect to Southwire Company to the extent its total Accounts owing to Borrowers exceed 50% (such percentage, as applied to Southwire Company, being subject to adjustment by Agent in its Reasonable Credit Judgment) of all Eligible Accounts; except in any such case that Accounts owing by any such Account Debtor shall only be excluded from Eligible Accounts to the extent of the excess of such applicable concentration limit; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing applicable concentration limit shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit; or

(xvi)         (i) the goods giving rise to such Account have not been billed to the Account Debtor, (ii) the goods giving rise to such Account have been sold on a "bill and hold" basis (unless (A) Agent has received a Bill and Hold Agreement executed and delivered by the Account Debtor thereof or (B) the goods giving rise to such Account have been sold pursuant to a Permitted Glencore Bill and Hold Transaction), or (iii) the services giving rise to such Account have not been performed and billed to the Account Debtor; or

(xvii)        the Account was acquired pursuant to an Acquisition unless Agent has completed a field examination with respect to the business and assets of the Acquisition in accordance with Agent's customary procedures and practices and as otherwise required by the nature and circumstances of the business of the Acquisition, the scope and results of which are satisfactory to Agent in its Reasonable Credit Judgment; provided, that any Accounts arising from the business that was the subject of the Acquisition shall only be Eligible Accounts to the extent that Agent has so completed such field examination with respect thereto and the criteria for Eligible Accounts otherwise set forth herein are satisfied with respect thereto in accordance with this Agreement; or

(xviii)     the Account Debtor is a Sanctioned Person or Sanctioned Entity; or

(xix)        the Account represents the right to receive progress payments or other advance billings that are due prior to the completion of performance by a Borrower of the subject contract for goods or services; or

(xx)         it is not otherwise acceptable to Agent in its Reasonable Credit Judgment.

Notwithstanding clause (i) of this definition relating to Affiliates, Accounts with respect to which Glencore is the Account Debtor will be considered to be Eligible Accounts provided such Accounts meet all criteria of this definition other than those set forth in clause (i), and provided that with respect to determining compliance with clause (xii), Glencore shall be deemed not an Affiliate of Borrower.

Eligible Inventory – Inventory of any Borrower (other than packaging and shipping materials and supplies, tooling, samples and literature). Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory if:

(i)            it is not raw materials (including saleable scrap), work-in progress, operating materials or finished goods; or

(ii)           it is slow-moving (unless available for sale in the ordinary course of business as new and unused inventory), obsolete or unmerchantable, restrictive or custom items, or goods that constitute spare parts, supplies used or consumed in a Borrower's business, bill and hold goods, defective goods (unless available for sale in the ordinary course of business as new and unused inventory), "seconds," or Inventory acquired on consignment; or

(iii)          except with respect to in transit Inventory addressed in clause (vi) below, it is not at all times subject to Agent's duly perfected, first priority security interest or is subject to a Lien that is not a Permitted Lien; or

(iv)          it is not located at one or more of the business locations set forth in Schedule 6.1.1 to the Agreement, as updated by Borrowers in accordance with the Agreement; provided that in-transit Inventory shall constitute Eligible Inventory notwithstanding this clause (iv) so long as such in-transit Inventory otherwise complies with the applicable requirements of the definition of Eligible Inventory; or

(v)            it is located on real property not owned or leased by a Borrower unless Borrowers shall have obtained a Bailee Certificate from the owner of the real property on which such Inventory is located; provided that in-transit Inventory shall constitute Eligible Inventory notwithstanding this clause (v) so long as such in-transit Inventory otherwise complies with the applicable requirements of the definition of Eligible Inventory; or

(vi)          it is in transit unless such inventory is either (A) in transit within the United States of America and is the subject of an appropriate financing statement filed under the UCC, or (B) in transit outside of, but on route to, the United States of America (including its inland waterways) and the title documents in respect thereof (x) are negotiable, (y) are in the possession of a Title Document Agent, and (z) have been consigned and issued as follows: "to the order of a Title Document Agent, as agent for secured party, Wells Fargo Capital Finance, LLC, which secured party has a security interest in the goods covered by this document"; provided, that the maximum amount of in-transit inventory not located in the United States of America (including its inland waterways) at any one time included as Eligible Inventory shall not exceed $30,000,000; or

(vii)         it is located outside of the United States of America and is not in transit; or

(viii)        is subject to a third party's trademark or other proprietary right, unless Agent is reasonably satisfied that it could sell such inventory on satisfactory terms in connection with the exercise of its remedies following an Event of Default; or

(ix)           Borrower does not have good, valid, and marketable title thereto; or

(x)            except with respect to in transit Inventory addressed in clause (vi) above, it is the subject of a bill of lading or other document of title; or

(xi)           it consists of goods returned or rejected by a Borrower's customers that are no longer saleable in the ordinary course of business as new and unused inventory; or

(xii)          it is acquired pursuant to an Acquisition unless Agent has (A) completed a field examination with respect to the business and assets of the Acquisition in accordance with Agent's customary procedures and practices and as otherwise required by the nature and circumstances of the business of the Acquisition, the scope and results of which are satisfactory to Agent in its Reasonable Credit Judgment and (B) received a net orderly liquidation value appraisal of the Inventory acquired in such Acquisition, in form and substance reasonably acceptable to Agent from an appraiser reasonably acceptable to Agent; provided, that any Inventory pertaining to the business that was the subject of the Acquisition shall only be Eligible Inventory to the extent that Agent has so completed such field examination with respect thereto and received such appraisal and the criteria for Eligible Inventory otherwise set forth herein are satisfied with respect thereto in accordance with this Agreement; or

(xiii)         it is not otherwise acceptable to Agent in its Reasonable Credit Judgment.

Environmental Laws – all federal, state and local laws, rules, regulations, ordinances, orders and consent decrees relating to health, safety and environmental matters.

ERISA – the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

ERISA Affiliate – any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event – (a) any Reportable Event (except an event for which the 30-day notice period is waived); (b) the failure to comply with the "minimum funding standard" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived with respect to any Pension Plan; (c) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by Borrowers or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by Borrowers or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; (f) the incurrence by Borrowers or any ERISA Affiliate of any liability with respect to withdrawal or partial withdrawal from any Pension Plan or Multiemployee Plan; or (g) the receipt by Borrowers or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrowers or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

EU Bail-In Legislation Schedule – the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

Event of Default – as defined in Section 10.1 of the Agreement.

Exchange Act – the Securities Exchange Act of 1934.

Excluded Derivative Obligations - with respect to any Guarantor, any Derivative Obligation if, and to the extent that, all or a portion of the guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Derivative Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Derivative Obligation. If a Derivative Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Derivative Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

Excluded Taxes - any of the following Taxes imposed on or with respect to a Lender, the Agent or a Participant or required to be withheld or deducted from a payment to a Lender or the Agent, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender or the Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) imposed as a result of a present or former connection between such Lender or Agent and the jurisdiction imposing such tax (other than connections arising from such person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) in the case of a Lender, U.S. federal withholding Taxes imposed under applicable law on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Commitment on the date on which (i) such Lender acquires such interest in the Loan or Revolving Commitment (other than pursuant to an assignment request by the Borrower under Section 3.13.2) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.9, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) United States taxes that would not have been imposed but for such Lender’s or the Agent’s failure to comply with Section 12.1.3, and (d) any U.S. federal withholding Taxes imposed under FATCA.

Existing Loan Agreement – as defined in the preamble to the Agreement.

Existing Loan Documents – as defined in Section 1.4 of the Agreement.

Existing Obligations – as defined in Section 1.4 of the Agreement.

Facility – as defined in the preamble to the Agreement.

FATCA – Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement entered into in connection with the implementation of such sections of the Code, or any or any fiscal or regulatory legislation, rules or practices adopted pursuant to such an intergovernmental agreement.

~~FCA - has the meaning assigned thereto in Section 2.1.4.~~

FCPA – the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

Fee Letter – as defined in Section 2.3 of the Agreement.

Federal Funds Rate – for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

Financial Officer – with respect to any Borrower, the chief financial officer, controller, treasurer or such other officer reasonably acceptable to Agent of such Borrower.

Fixed Charge Coverage Ratio – with respect to any period, the ratio of (i) EBITDA for such period minus the sum of (a) any provision for (plus any benefit from) income taxes paid in cash included in the determination of net earnings (or loss) for such period plus (b) non-financed Capital Expenditures during such period, to (ii) Fixed Charges for such period, all as determined for Borrowers and Guarantors on a Consolidated basis and in accordance with GAAP.

Fixed Charges – with respect to any period, the sum of: (i) scheduled principal payments required to be made during such period in respect of indebtedness for Money Borrowed (including the principal portion of Capitalized Lease Obligations), plus (ii) Interest Expense for such period (excluding the amortization of financing costs and original issue discounts as determined in accordance with GAAP), all as determined for Borrowers and Guarantors on a Consolidated basis and in accordance with GAAP.

~~Floor - the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBOR Rate.~~

Floor – means a rate of interest equal to 0%.

Foreign Lender – any Lender that is organized under the laws of a jurisdiction outside the United States.

Fourth Amendment Effective Date – June 14, 2022.

FRB – the Federal Reserve Board.

GAAP – generally accepted accounting principles in the United States of America in effect from time to time.

Glencore – Glencore plc, a company organized under the laws of Jersey and its Subsidiaries.

Governmental Authority – any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, arbitral, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

Guarantors – Metalsco LLC, Skyliner, LLC, Century Kentucky, Inc., Century Marketer LLC and each other Person who now or hereafter guarantees payment or performance of the whole or any part of the Obligations.

Guaranty Agreements – each guaranty executed by any Guarantor guaranteeing payment or performance of the whole or any part of the Obligations.

Hawesville Entities – Century Kentucky, Inc., Century Aluminum of Kentucky General Partnership, Metalsco, LLC, Skyliner, LLC and NSA General Partnership

Hedge Agreement – a "swap agreement" as that term is defined in Section 101(53B)(A) of title 11 of the United States Code, as in effect from time to time.

~~IBA - has the meaning assigned thereto in Section 2.1.4.~~

Indebtedness – as applied to a Person, without duplication:

(i)          all indebtedness of such Person for borrowed money;

(ii)         all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(iii)        all obligations of such Person to pay the deferred and unpaid price of property or services to the extent recorded as liabilities under GAAP, excluding trade payables, accruals and accounts payable arising in the ordinary cause of business (in each case, to the extent not overdue);

(iv)        all Capitalized Lease Obligations of such Person;

(v)         all obligations of such Person (whether contingent or otherwise) in respect of bankers' acceptances, letters of credit, surety or other bonds, and similar instruments;

(vi)        all financial obligations of other Persons secured by a Lien upon Property of such Person;

(vii)       all Indebtedness of other Persons which such Person has guaranteed;

(viii)      all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person; and

(ix)        all Derivative Obligations of such Person.

Insignificant Subsidiary – as of any date of determination, any Guarantor if (a) none of the Accounts of such Loan Party have been included in the Borrowing Base by Borrowers as Eligible Accounts at any time during the 60 day period ending on such date of determination, (b) none of the Inventory of such Loan Party have been included in the Borrowing Base by Borrowers as Eligible Inventory at any time during the 60 day period ending on such date of determination, (c) as of such date of determination, such Loan Party has ceased or substantially curtailed its business and operations, (d) as of such date of determination, the value of the Collateral of such Loan Party does not exceed $20,000,000, and (e) on such date of determination, the sum of (i) Availability, calculated on a pro forma basis as if such Loan Party was not a Loan Party and without including any Collateral held by such Loan Party in the Borrowing Base and (ii) immediately available funds in bank accounts of the other Borrowers and readily marketable investments of the other Borrowers of the type described in clauses (v) through (viii) of the definition of the term "Restricted Investments", is above $30,000,000.

Insolvent Insignificant Subsidiary – any Insignificant Subsidiary that shall have suffered the appointment of a receiver, trustee, custodian or similar fiduciary, or shall have made an assignment for the benefit of creditors, or shall have filed, or had filed against it, any petition for an order for relief under U.S. federal bankruptcy laws or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing (or any such Loan Party shall have made (or shall call or attend a meeting for the purpose of making) any offer of settlement, extension or composition to their respective unsecured creditors generally or shall have taken any corporate action in furtherance thereof.

Intellectual Property – all past, present and future: trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

Interest Expense – with respect to any period, interest expense paid or accrued for such period, including the interest portion of Capitalized Lease Obligations, all as determined for Borrowers and Guarantors on a Consolidated basis and in accordance with GAAP.

Interest Period – as applicable to any ~~LIBOR~~SOFR Portion, a period commencing on the date such ~~LIBOR~~SOFR Portion is advanced, continued or converted, and ending on the date which is one month ~~or~~, three or six months later, as may then be requested by Borrower; provided that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end in the next preceding or succeeding Business Day as is Agent's custom in the market to which such ~~LIBOR~~SOFR Portion relates; (ii) there remains a minimum of one month, ~~two~~three months or ~~three~~six months (depending upon which Interest Period Borrower selects) in the Term, unless Borrowers and Lenders have agreed to an extension of the Term beyond the expiration of the Interest Period in question; and (iii) all Interest Periods of the same duration which commence on the same date shall end on the same date.

Investment Grade Status – with respect to any Person, such Person's securities are rated BBB- or better by S&P or Baa3 or better by Moody’s.

ISDA Definitions - the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

Issuing Lender – WFCF or any other Lender that, at the request of Borrower and with the consent of Agent, agrees, in such Lender's sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit or Reimbursement Undertakings pursuant to this Agreement, and the Issuing Lender shall be a Lender.

LC Amount – at any time, the aggregate undrawn face amount of all Letters of Credit then outstanding.

LC Exposure – at any time, the sum of (i) the LC Amount as of such time, plus (ii) the aggregate amount of unreimbursed LC Obligations as of such time.

LC Obligations – any Obligations that arise from any draw against any Letter of Credit.

Lender – as defined in the preamble to the Agreement.

Letter of Credit – as defined in subsection 1.2.1 of the Agreement.

~~LIBOR Business Day. – any day on which commercial banks are open for international business (including dealings in U.S. Dollar deposits) in London or if commercial banks in London are not open, such other LIBOR interbank market as may be selected by Agent in its reasonable judgment exercised in good faith.~~

~~LIBOR Interest Payment Date – as to any LIBOR Portion the last day of the Interest Period applicable to such LIBOR Portion.~~

~~LIBOR Option – the option granted pursuant to Section 3.1 of the Agreement to have the interest on all or any portion of the principal amount of the Revolving Credit Loans be based on the LIBOR Rate.~~

~~LIBOR Portion – that portion of the Revolving Credit Loans specified in a LIBOR Request (including any portion of Revolving Credit Loans which is being borrowed by Borrower concurrently with such LIBOR Request) which, as of the date of the LIBOR Request specifying such LIBOR Portion, has met the conditions for basing interest on the LIBOR Rate in Section 3.1 of the Agreement and the Interest Period of which has not terminated.~~

~~LIBOR Rate – the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as Agent may designate from time to time) as of 11:00 a.m., London time, two Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with the Agreement (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero), which determination shall be made by Agent and shall be conclusive in the absence of manifest error.~~

~~LIBOR Request – a notice in writing (or by telephone confirmed electronically or by telecopy or other facsimile transmission on the same day as the telephone request) from Borrower Representative to Agent requesting that interest on a Revolving Credit Loan be based on the LIBOR Rate, specifying: (i) the first day of the Interest Period (which shall be a Business Day); (ii) the length of the Interest Period; (iii) whether the LIBOR Portion is a new Loan, a conversion of a Base Rate Portion, or a continuation of a LIBOR Portion; and (iv) the dollar amount of the LIBOR Portion, which shall be in an amount not less than $500,000 or an integral multiple of $100,000 in excess thereof.~~

Lien – any mortgage, security interest, pledge, hypothecation, assignment, attachment, deposit arrangement, encumbrance, lien (statutory, judgment or otherwise), charge (whether fixed or floating), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any similar such interest arising under the laws of any applicable domestic or foreign jurisdiction and including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any domestic or foreign jurisdiction).

Line Cap – as of any date of determination, the lesser of (a) the Revolving Credit Maximum Amount and (b) the Borrowing Base as of such date.

LME Price – the official cash price expressed in U.S. dollars per metric ton of primary aluminum on the London Metals Exchange.

Loan Account – as defined in Section 3.6 of the Agreement.

Loan Documents – the Agreement, the Guaranty Agreements, and any and all other agreements, instruments and documents heretofore, now or hereafter executed and/or delivered to Agent or any Lender by any Loan Party in respect of the transactions contemplated by the Agreement.

Loan Party – each Borrower and each Guarantor.

Loans – all loans and advances of any kind made by Agent, any Lender, or any Affiliate of Agent or any Lender, pursuant to the Agreement.

~~London Banking Day – (i) for all purposes other than as covered by clause (ii) below, any day that is not a Saturday or a Sunday in London, England or on which banking institutions in London, England are required or authorized by law or other government action to be closed and (ii) with respect to all notices and determinations in connection with, and payment of principal of and interest on, LIBOR Rate Loans, any day which is a London Banking Day described in clause (i) which is also a day for trading by and between banks for U.S. Dollar deposits in the London interbank market.~~

Majority Lenders – as of any date, Lenders holding greater than 50% of the Revolving Loan Commitments determined on a combined basis and following the termination of the Revolving Loan Commitments, Lenders holding greater than 50% or more of the then outstanding Loans and LC Exposure; provided that if prior to termination of the Revolving Loan Commitments, any Lender breaches its obligation to fund any requested Revolving Credit Loan, for so long as such breach exists, (i) its voting rights hereunder shall be calculated with reference to its then outstanding Loans and LC Exposure, rather than its Revolving Loan Commitment and (ii) in determining the total amount of Revolving Loan Commitments of all Lenders, the breaching Lender's Revolving Loan Commitment will be deemed to be equal to its then outstanding Loans and LC Exposure.

Margin Stock – "margin stock" as such term is defined in Regulation T, U or X of the Federal Reserve Board.

Material Adverse Effect – (i) a material adverse effect on the business, condition (financial or otherwise), operation, performance or properties of Borrowers and their Subsidiaries, taken as a whole, (ii) a material adverse effect on the rights and remedies of Agent or Lenders under the Loan Documents, (iii) the impairment of the ability of Borrowers or Guarantors to perform their material obligations hereunder or under the Loan Documents taken as a whole, or (iv) a material adverse effect on Agent's security interest in the Collateral.

Maximum Rate – as defined in subsection 2.1.3 of the Agreement.

Money Borrowed – (i) Indebtedness arising from the lending of money by any Person to any Borrower or any Guarantor; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to any Borrower or any Guarantor, (1) which is represented by notes payable or drafts accepted that evidence extensions of credit, (2) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, (3) upon which interest charges are customarily paid (other than accounts payable), or (4) that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Indebtedness of any Borrower or any Guarantor under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by such Borrower or Guarantor. Money Borrowed shall not include trade payables or accrued expenses.

Monthly Reporting Trigger Amount – at any date of determination, the greater of (i) an amount equal 50% of the Line Cap as of such date and (ii) $~~87,500,000~~125,000,000.

Multiemployer Plan – has the meaning set forth in Section 4001(a)(3) of ERISA.

Net Liquidation Percentage – the percentage of the book value of Borrowers' Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be as determined from time to time by an appraisal company selected by Agent. At Agent's option, Net Liquidation Percentage may be calculated separately for different categories of Inventory.

No-Offset Letter – a letter agreement substantially in the form of Exhibit H to the Agreement or in such other form as is reasonably acceptable to Agent.

Notice of Exclusive Control – as defined in subsection 6.2.3 of the Agreement.

Notice of Uncommitted Facility Increase – as defined in Section 1.3 of the Agreement.

Obligations – all Loans, all LC Obligations, and all other advances, debts, liabilities, and obligations, together with all interest (including all interest that accrues (or, but for the commencement of any bankruptcy, insolvency or similar proceeding, would accrue) after the commencement of any insolvency, bankruptcy or other similar proceeding of any Borrower, whether or not a claim for post-filing interest is allowed in such proceeding), fees and other charges thereon, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired, owing, arising, due or payable (a) from any Borrower to Agent, for its own benefit, or to WFCF or any other Affiliate of Agent, in each case arising under any of the Loan Documents, (b) from any Borrower to WFCF, any Affiliate of WFCF, any Lender, or any Affiliate of any Lender in respect of Product Obligations, or (c) from any Borrower to Agent for the benefit of any Lender or to any Lender directly, in each case under any of the Loan Documents; provided, that Obligations shall not include Excluded Derivative Obligations.

OFAC – The Office of Foreign Assets Control of the U.S. Department of the Treasury.

Organizational I.D. Number – with respect to any Person, the organizational identification number assigned to such Person by the applicable governmental unit or agency of the jurisdiction of organization of such Person.

Other Taxes – as defined in subsection 2.9(c) of the Agreement.

Outstanding Existing Revolving Loan Balance – as defined in Section 1.1 of this Agreement.

Overadvance – as defined in subsection 1.1.2 of the Agreement.

Pension Plan – a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Borrower or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions.

Periodic Term SOFR Determination Day – as defined in the definition of "Term SOFR".

Permitted Glencore Bill and Hold Transaction – a sale of goods by any Borrower to Glencore pursuant to terms and conditions substantially consistent with the supply agreement as in effect on the Second Restatement Effective Date, including, without limitation, terms and conditions in respect of (i) invoicing and payment, (ii) title and risk of loss and (iii) that payment by Glencore in respect of any underlying invoice will be made notwithstanding the fact that the goods subject to such invoice may not have yet been delivered to Glencore.

Permitted Liens – as defined in subsection 8.2.4 of the Agreement.

Permitted Purchase Money Indebtedness – Purchase Money Indebtedness of any Borrower incurred after the Second Restatement Effective Date which is secured by a Purchase Money Lien and the principal amount of which, when aggregated with the principal amount of all other such Purchase Money Indebtedness and Capitalized Lease Obligations of Borrowers at the time outstanding, does not exceed $15,000,000. For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases (as opposed to operating leases) shall be computed as a Capitalized Lease Obligation.

Permitted Refinancing Indenture Documents – any indenture or similar instrument, together with related documents, pursuant to which Century extends or refinances the Indebtedness under the 2021 Indenture so long as: (a) the terms, covenants and conditions of such indenture or similar instrument and related documents, taken as a whole, are not, in the Agent's reasonable judgment, less favorable to the Loan Parties than the terms, covenants and conditions of the 2021 Indenture, (b) the extended or refinanced Indebtedness does not have an original principal issuance amount in excess of $300,000,000 plus any interest paid in kind, (c) the extended or refinanced Indebtedness has a stated maturity date on or after the date that is six months following the date set forth in clause (i) of the defined term Stated Termination Date, and (d) the extended or refinanced Indebtedness is non-recourse to each Loan Party unless such Loan Party (other than Century Sebree and Century Marketer LLC) is obligated with respect to the Indebtedness under the 2021 Indenture (or, following the incurrence of Indebtedness under any Permitted Refinancing Indenture Documents, is obligated with respect to the Indebtedness under such Permitted Refinancing Indenture Documents). Agent and Lenders hereby acknowledge and agree that Glencore may acquire and hold the Indebtedness incurred in connection with the Permitted Refinancing Indenture Documents, or portion thereof, and that the acquisition and holding of such Indebtedness by Glencore shall not constitute a violation of Section 8.2.3 (Affiliated Transactions) of the Loan Agreement.

Person – an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

Plan – an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower sponsors or maintains or to which any Borrower makes, is making, or is obligated to make contributions and includes any Pension Plan.

Product Obligations – every obligation of any Borrower under and in respect of Bank Products that are secured by this Agreement and the Loan Documents in accordance with Section 11.12; provided, that Product Obligations shall not include Excluded Derivative Obligations.

Projections – with respect to any Person or Persons, forecasted (i) balance sheets, (ii) profit and loss statements, and (iii) cash flow statements of such Person or Persons.

Property – any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Purchase Money Indebtedness – includes (i) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase, lease or improvement of any fixed assets, (ii) any Indebtedness (other than the Obligations) incurred at the time of or within 10 days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase, lease or improvement price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

Purchase Money Lien – a Lien upon fixed assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien.

QFC – the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

QFC Credit Support – as defined in Section 12.23 of the Agreement.

Qualified Cash – as at any date of determination thereof, the aggregate amount of unrestricted cash and readily marketable investments of the type described in clause (viii) of the definition of the term "Restricted Investment" of any Borrower held in the domestic deposit account or securities account acceptable to and maintained with Agent and designated in writing by Borrower Representative as the "Qualified Cash Account", in each case that is subject to a control agreement in favor of Agent in form and substance satisfactory to Agent.

Qualified Cash Amount – as at any date of determination, the lesser of (a) $25,000,000 and (b) the amount of Qualified Cash as reported in the most recent Borrowing Base Certificate; provided, that, Agent may adjust the Qualified Cash Amount at any time in its Reasonable Credit Judgment to account for any reduction in the amount of Qualified Cash as reported by the Borrowers in the most recent Borrowing Base Certificate.

Reasonable Credit Judgment – reasonable credit judgment, exercised in good faith, in accordance with Agent's customary business practices in its capacity as agent for asset-based loan facilities comparable to the Facility.

~~Reference Time - with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the LIBOR Rate, 11:00 a.m. (London time) on the day that is two (2) London Banking Days preceding the date of such setting, and (2) if such Benchmark is not the LIBOR Rate, the time determined by the Agent in its reasonable discretion.~~

Reimbursement Undertaking – as defined in subsection 1.2.1 of the Agreement.

Related Business – the business of mining, reducing, refining, processing and selling bauxite, alumina, primary aluminum and aluminum products, and any business reasonably related, incidental or ancillary thereto.

Relevant Governmental Body - the ~~FRB~~Board of Governors or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the ~~FRB~~Board of Governors or the Federal Reserve Bank of New York, or any successor thereto.

Reportable Event – any of the events set forth in Section 4043(c) of ERISA.

Requirements of Law – as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

Reserves – as defined in subsection 1.1.1 of the Agreement.

Resolution Authority – an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

Responsible Officer – shall mean the Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Vice President, Treasurer or Secretary of any Person.

Restricted Investment – any investment by a Person in another Person made by delivery of Property to any Person, whether by (a) acquisition of Securities, Indebtedness or other obligations of another Person, (b) loan, advance, extension of credit or capital contribution to another Person or commitment to do any of the foregoing (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person or its Affiliate), (c) acquisition of all or a significant part of the assets of a business conducted by any other Person or all or substantially all of the assets constituting the business of a division, branch, or other unit operation of any other Person, whether through purchase of assets, merger, or otherwise, (d) becoming a partner in any partnership or joint venture, (e) investments in time deposits, certificates of deposit, bankers acceptances and money market, mutual or similar funds, (f) investments arising out of forward contracts, futures contracts, exchange contracts, swaps, options or other financing agreements or arrangements (including caps, floors, collars and similar arrangements), the value of which is dependent upon interest rates, currency exchange rates, commodities indices or other indices, or (g) guaranties of obligations or liabilities of another Person, except the following:

(i)          investments by a Loan Party in one or more of its Subsidiaries that are not also Loan Parties to the extent existing on the Second Restatement Effective Date, and any renewals, extensions, and refinancings of such investments consisting of loans; provided that any such renewal, extension, or refinancing is in an aggregate principal amount not greater than the principal amount of the original investment, and is on terms no less favorable taken as a whole to Borrower or Guarantor making the investment);

(ii)         investments by a Borrower in one or more other Borrowers (including investments that flow or pass through a Guarantor to a Borrower) or investments by a Guarantor in another Guarantor or one or more Borrowers;

(iii)        investments consisting of Capital Expenditures permitted by subsection 8.2.6 of the Agreement;

(iv)       Current Assets arising in the ordinary course of business;

(v)         investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America; provided that such obligations mature within one year from the date of acquisition thereof;

(vi)          investments in time deposit accounts, certificates of deposit, bankers acceptances and money market deposits maturing within one year of the date of acquisition thereof issued by any Lender or a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500,000,000 (or the foreign currency equivalent thereof) and whose short-term debt is rated not less than if rated by Standard and Poor's Rating Group or P-2 if rated by Moody's Investor Service, Inc. or any money market fund sponsored by a registered broker dealer or mutual fund distributor;

(vii)          investments in commercial paper given a rating of not less than A-1  if rated by Standard and Poor's Rating Group or P-1 if rated by Moody's Investor Service, Inc. and maturing not more than 270 days from the date of creation thereof;

(viii)        investments in money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities;

(ix)           investments and commitments to make investments existing on the date of the Agreement and listed on Schedule 8.2.8 to the Agreement;

(x)            investments arising out of forward contracts, futures contracts, exchange contracts, swaps, options or other financing agreements or arrangements (including caps, floors, collars and similar arrangements), the value of which is dependent upon interest rates, currency exchange rates, commodities indices or other indices, solely to the extent entered into for bona fide hedging purposes and not for speculative purposes;

(xi)          guaranties of obligations of other Persons to the extent permitted by subsection 8.2.2 of the Agreement; or

(xii)         investments not included in paragraphs (i) through (xi) above; provided that:

(1)             no Default or Event of Default is continuing at the time of such investment or would occur as a result thereof; and

(2)             after giving effect to such investment, either (A) Availability shall be equal to or greater than the greater of (I) an amount equal to 17.5% of the Line Cap and (II) $~~20,000,000~~28,500,000, or (B)(I) Availability shall be equal to or greater than the greater of (y) an amount equal to 12.5% of the Line Cap and (Z) $~~15,000,000~~21,500,000, and (II) Borrowers and Guarantors shall have a pro forma Fixed Charge Coverage Ratio of not less than 1.1 to 1.0 as of the last day of the immediately preceding four fiscal quarters for which financial statements have been filed with the SEC, taken as a single period or, if not so filed, then for which such financial statements were required to have been delivered under the Agreement.

Restrictive Agreement – an agreement (other than any of the Loan Documents) that, if and for so long as a Borrower is a party thereto, would prohibit, condition or restrict such Borrower's right to (a) repay any of the Obligations or perform any of its other obligations under the Loan Documents, (b) grant Liens in favor of Agent pursuant to the Loan Documents upon any of such Borrower's Collateral, or (c) amend, modify or extend any of the Loan Documents..

Revolving Credit Loan – a Loan made by any Lender pursuant to Section 1.1 of the Agreement.

Revolving Credit Maximum Amount – $~~220,000,000~~250,000,000 as of the ~~Third~~Fourth Amendment Effective Date, as such amount may be increased or reduced from time to time pursuant to the terms of the Agreement.

Revolving Loan Commitment – with respect to any Lender, the amount of such Lender's Revolving Loan Commitment pursuant to subsection 1.1.1 of the Agreement, as set forth on Schedule C-1 (as of the ~~Third~~Fourth Amendment Effective Date) or any Assignment and Acceptance Agreement executed by such Lender.

Revolving Loan Percentage – with respect to each Lender, the percentage equal to the quotient of such Lender's Revolving Loan Commitment divided by the aggregate of all Revolving Loan Commitments, and following the termination of the Revolving Loan Commitments, the percentage equal to the quotient of such Lender's interest in the outstanding Loans and LC Exposure divided by the aggregate of all outstanding Loans and LC Exposure.

Sanctioned Entity – (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country or territory sanctions program administered and enforced by OFAC.

Sanctioned Person – at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC's consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

Sanctions – individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty's Treasury of the United Kingdom, or (d) any other Governmental Authority with jurisdiction over any member of Lender Group or any Loan Party or any of their respective Subsidiaries or Affiliates.

SEC – the United States Securities and Exchange Commission.

Second Amendment Effective Date – June 11, 2021.

Second Restatement Effective Date – the date on which all of the conditions precedent in Section 9.1 of the Agreement are satisfied or waived.

Secured Parties – Lenders, Issuing Lender, Agent, and any other holder of any Obligation.

Security – all shares of stock, partnership interests, membership interests, membership units or other ownership interests in any Person and all warrants, options or other rights to acquire the same.

SOFR - ~~with respect to any Business Day,~~ a rate ~~per annum~~ equal to the secured overnight financing rate ~~for such Business Day published~~as administered by the SOFR Administrator ~~on the SOFR Administrator’s Website on the immediately succeeding Business Day~~.

SOFR Administrator - the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

~~SOFR Administrator’s Website - the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.~~

SOFR Interest Payment Date – as to any SOFR Portion the last day of the Interest Period applicable to such SOFR Portion and, in the case of a SOFR Portion with an Interest Period of more than three (3) months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months' duration after the first day of such Interest Period.

SOFR Option – the option granted pursuant to Section 3.1 of the Agreement to have the interest on all or any portion of the principal amount of the Revolving Credit Loans be based on Adjusted Term SOFR.

SOFR Portion – that portion of the Revolving Credit Loans specified in a SOFR Request (including any portion of Revolving Credit Loans which is being borrowed by Borrower concurrently with such SOFR Request) which, as of the date of the SOFR Request specifying such SOFR Portion, has met the conditions for basing interest on the SOFR Rate in Section 3.1 of the Agreement and the Interest Period of which has not terminated.

SOFR Request – a notice in writing (or by telephone confirmed electronically or by telecopy or other facsimile transmission on the same day as the telephone request) from Borrower Representative to Agent requesting that interest on a Revolving Credit Loan be based on Adjusted Term SOFR, specifying: (i) the first day of the Interest Period (which shall be a Business Day); (ii) the length of the Interest Period; (iii) whether the SOFR Portion is a new Loan, a conversion of a Base Rate Portion, or a continuation of a SOFR Portion; and (iv) the dollar amount of the SOFR Portion, which shall be in an amount not less than $500,000 or an integral multiple of $100,000 in excess thereof.

Solvent – as to any Person, that such Person (i) owns Property (including all rights of subrogation, contribution or indemnification arising pursuant to guarantees of such Person) whose fair saleable value is greater than the amount required to pay all of such Person's Indebtedness (including contingent debts calculated based on the likelihood such debts will become due and payable), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

Stated Termination Date – the earlier of (i) ~~May 16, 2023~~June 14, 2027 and (ii) the date that is six (6) months prior to the stated maturity of the Indebtedness under the 2021 Indenture (as in effect on the Second Amendment Effective Date), provided, for the sake of clarity, that after giving effect to a refinancing of the Indebtedness under the 2021 Indenture pursuant to any Permitted Refinancing Indenture Documents, the date under this clause (ii) shall be the date that is six (6) months prior to the stated maturity of the Indebtedness under any such Permitted Refinancing Indenture Documents.

Subsidiary – any Person of which another Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination.

Supported QFC – as defined in Section 12.23 of the Agreement.

Supporting Letter of Credit – as defined in subsection 1.2.10 of the Agreement.

Swingline Loans – as defined in subsection 1.1.3 of the Agreement.

Taxes - all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Tax Liabilities – as defined in subsection 2.9(a) of the Agreement.

Term – as defined in Section 4.1 of the Agreement.

Term SOFR – (a) for any calculation with respect to a Revolving Credit Loan based on Adjusted Term SOFR, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the "Periodic Term SOFR Determination Day") that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)         for any calculation with respect to a Revolving Credit Loan based on the Base Rate on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the "Base Rate Term SOFR Determination Day") that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

Term SOFR Adjustment – for any calculation with respect to a Revolving Credit Loan or Letters of Credit, a percentage per annum set forth below for the applicable type of such Revolving Credit Loan or Letter of Credit and (if applicable) the Interest Period therefor:

Interest Period	Percentage
One month	0.10%
Three months	0.10%
Six months	0.25%

Term SOFR Administrator – CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Agent in its reasonable discretion).

Term SOFR ~~- for the applicable Corresponding Tenor as of the applicable~~ Reference ~~Time,~~Rate – the forward-looking term rate based on SOFR ~~that has been selected or recommended by the Relevant Governmental Body~~.

~~Term SOFR Notice - a notification by the Agent to the Lenders and the Borrowers of the occurrence of a Term SOFR Transition Event.~~

~~Term SOFR Transition Event - the determination by the Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in the replacement of the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.13.3 with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR.~~

Third Amendment Effective Date – December 23, 2021.

Title Document Agent – UPS Supply Chain Solutions, Inc., Carolina Shipping Company, LP and any other Person selected by Borrower Representative after written notice by Borrower Representative to Agent who is reasonably acceptable to Agent to receive and retain possession of negotiable documents (as defined in Section 7-104 of the UCC) issued for any Inventory or other property of Borrowers in accordance with a Title Document Agency Agreement, such receipt and retention of possession being for the purpose of more fully perfecting and preserving Agent's security interests in such negotiable documents and the property represented thereby. For avoidance of doubt, no Person shall be a Title Document Agent unless such Person has executed and delivered a Title Document Agency Agreement.

Title Document Agency Agreement – an agreement among a Borrower, a Title Document Agent, and Agent, substantially in the form of Exhibit I to the Agreement.

Type of Organization – with respect to any Person, the kind or type of entity by which such Person is organized, such as a corporation or limited liability company.

UCC – the Uniform Commercial Code as in effect in the State of New York on the date of this Agreement, as it may be amended or otherwise modified.

UK Financial Institution – any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

UK Resolution Authority – the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

Unadjusted Benchmark Replacement - the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Uncommitted Facility Increase – as defined in Section 1.3 of the Agreement.

Uncommitted Facility Increase Amount – as defined in Section 1.3 of the Agreement.

Uncommitted Facility Increase Effective Date – as defined in Section 1.3 of the Agreement.

Uncommitted Facility Increase Offerees – as defined in Section 1.3 of the Agreement.

Underlying Issuer – Wells Fargo or one of its Affiliates.

Underlying Letter of Credit – a Letter of Credit that has been issued by an Underlying Issuer.

Unused Letter of Credit Subfacility – at any time, an amount equal to $~~110,000,000~~150,000,000 minus the LC Exposure at such time.

Unused Line Fee – as defined in Section 2.5 of the Agreement.

Unused Line Fee Applicable Margin – a per annum fee equal to 0.25%.

U.S. Government Securities Business Day – any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 3.1.6, 3.1.7 and 3.1.8, in each case, such day is also a Business Day.

U.S. Special Resolution Regimes – as defined in Section 12.23 of the Agreement.

Voting Stock – Securities of any class or classes of a corporation, limited partnership or limited liability company or any other entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote with respect to the election of corporate directors (or Persons performing similar functions).

WFCF – as defined in the preamble to the Agreement.

Wells Fargo – Wells Fargo Bank, National Association, a national banking association.

Weekly Reporting Trigger Amount – at any date of determination, the greater of (i) an amount equal 10% of the Line Cap as of such date and (ii) $~~12,500,000~~17,850,000.

WIP Sublimit – at any date of termination, the greater of (i) an amount equal to 20% of the Line Cap as of such date and (ii) $50,000,000.

Withdrawal Liability – with respect to a Multiemployer Plan, any "complete withdrawal" or "partial withdrawal", as each of such terms are defined under Sections 4203 and 4205 of ERISA.

Write-Down and Conversion Powers – (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule~~.~~, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Certain Matters of Construction. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. The term "including" means "including without limitation." Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof.

EXHIBIT B

Closing Checklist

(attached)

CLOSING CHECKLIST

LOANS BY

WELLS FARGO CAPITAL FINANCE, LLC

TO

CENTURY ALUMINUM COMPANY

CENTURY ALUMINUM OF SOUTH CAROLINA, INC.

NSA GENERAL PARTNERSHIP

CENTURY ALUMINUM OF KENTUCKY GENERAL PARTNERSHIP

CENTURY ALUMINUM SEBREE LLC

Amendment No. 4 to

Second Amended and Restated Loan and Security Agreement

CLOSING DATE: June 14, 2022

I.            Parties:

A.           Wells Fargo Capital Finance, LLC ("WFCF"),

individually and as agent ("Agent")

10 South Wacker Drive, 22nd Floor

Chicago, Illinois 60606

B.           Century Aluminum Company ("Century") Century Aluminum of South Carolina, Inc.

(successor in interest to Berkeley Aluminum, Inc.) ("Century South Carolina")

NSA General Partnership ("NSA")

Century Aluminum of Kentucky General Partnership ("Century Kentucky Partnership") Century Aluminum Sebree LLC ("Century Sebree"; Century, Century South Carolina, NSA, Century Kentucky Partnership and Century Sebree are "Borrowers")

1 South Wacker Drive, Suite 1000

Chicago, Illinois 60606

C.           Metalsco, LLC ("Metalsco") Skyliner, LLC ("Skyliner")

Century Kentucky, Inc. ("Century Kentucky")

Century Marketer LLC ("Century Marketer"; Metalsco, Skyliner and Century Kentucky are "Guarantors"; Guarantors and Borrowers are "Loan Parties")

1 South Wacker Drive, Suite 1000

Chicago, Illinois 60606

D.	Lenders:

Wells Fargo Capital Finance, LLC

10 South Wacker Drive, 22nd Floor

Chicago, Illinois 60606

Credit Suisse AG, Cayman Islands Branch

1 First Canadian Place, Suite 3000

Toronto, Ontario M5X 1C9 – Canada

Bank of America, N.A.

110 North Wacker Drive

Chicago, Illinois 60606

BMO Harris Bank, N.A.

II.	Counsel to Parties:

A.	Counsel to Agent: Goldberg Kohn Ltd.

55 East Monroe Street, Suite 3300

Chicago, Illinois 60603

Telephone:      (312) 201-4000

Telecopy:        (312) 332-2196

B.	Counsel to Loan Parties:

John DeZee, General Counsel

Century Aluminum Company

1 South Wacker Drive, Suite 1000

Chicago, Illinois 60606

and

Vedder Price

222 North LaSalle Street

Chicago, Illinois 60601

Telecopy:        (312) 609-5005

and

Frost Brown Todd

400 West Market Street, Suite 3200

Louisville, Kentucky 40202-3363

Telephone:     (502) 589-5400

Telecopy:       (502) 581-1087

and

Jones Day

1420 West Peachtree Street NE #800

Atlanta, Georgia 30309

Telephone:      (404) 521-3939

Telecopy:        (404) 581-8330

III.	Closing Documents:

A.	Loan Documents:

1.	Amendment No. 4 to Second Amended and Restated Loan and Security Agreement (Loan Parties)

2.	Supplemental Fee Letter (Borrowers)

3.	Master Reaffirmation of Loan Documents (Loan Parties)

4.	Exiting Lender Letter (BNP Paribas)

5.	Master L/C Assignment of Proceeds

6.	Secretary's Certificates with respect to organizational documents, resolutions and incumbency, including certified copies of constating documents and certificates of good standing for jurisdiction of organization and each state in which each Loan Party is qualified to do business as set forth on Exhibit A:

(a)	Century Aluminum Company

(b)	Century Aluminum of South Carolina, Inc.

(c)	Century Kentucky, Inc. as Managing Partner of NSA General Partnership

(d)	Metalsco, LLC, as Managing Partner of Century Aluminum of Kentucky General Partnership

(e)	Century Aluminum Sebree LLC

(f)	Century Kentucky, Inc.

(g)	Metalsco, LLC

(h)	Skyliner, LLC

(i)	Century Marketer LLC

B.	Other Items:

7.	No-Off Set Letter (Glencore Ltd.)

8.	Opinions of Vedder Price re Loan Documents

9.	Opinions of Frost Brown Todd re Loan Documents (Kentucky local counsel)

EXHIBIT A

CERTIFIED COPIES OF CONSTATING DOCUMENTS AND STATE OF

ORGANIZATION AND GOOD STANDING CERTIFICATES

Century:	Century Kentucky:

Amended and Restated Certificate of Incorporation (Delaware)	Certificate of Incorporation (Delaware)
Amended and Restated ByLaws	By-Laws
Resolutions	Resolutions
Incumbency	Incumbency
Good Standing Certificate (Delaware)	Good Standing Certificate (Delaware)

Century South Carolina:	Metalsco:

Amended and Restated Certificate of Incorporation (Delaware)	Articles of Organization
By-Laws	Limited Liability Company Agreement
Resolutions	Resolutions
Incumbency	Incumbency
Good Standing Certificate (Delaware)	Good Standing Certificate (Georgia)
Skyliner:
NSA:
Certificate of Formation (Delaware)
Certificate of Partnership Authority	Limited Liability Company Agreement
Second Amended and Restated Agreement of Partnership	Resolutions
Resolutions	Incumbency
Incumbency	Good Standing Certificate (Delaware)

Century Kentucky Partnership:	Century Marketer:

Certificate of Partnership Authority	Certificate of Formation (Delaware)
Agreement of Partnership	Limited Liability Company Agreement
Resolutions	Resolutions
Incumbency	Incumbency
Good Standing Certificate (Delaware)
Century Sebree:

Certificate of Formation (Delaware)
Amended and Restated Limited Liability Company Agreement
Resolutions
Incumbency
Good Standing Certificate (Delaware)